Exhibit 2.1

EXECUTION VERSION

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

DIAMONDPEAK HOLDINGS CORP.

DPL MERGER SUB CORP.

and

LORDSTOWN MOTORS CORP.

Dated as of August 1, 2020

NO AGREEMENT, ORAL OR WRITTEN, REGARDING OR RELATING TO ANY OF THE MATTERS COVERED BY THIS DRAFT AGREEMENT HAS BEEN ENTERED INTO BETWEEN THE PARTIES. THIS DOCUMENT, IN ITS PRESENT FORM OR AS IT MAY BE HEREAFTER REVISED BY ANY PARTY, WILL NOT BECOME A BINDING AGREEMENT OF THE PARTIES UNLESS AND UNTIL IT HAS BEEN SIGNED BY ALL PARTIES. THE EFFECT OF THIS LEGEND MAY NOT BE CHANGED BY ANY ACTION OF THE PARTIES.

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EXHIBITS AND SCHEDULES
Exhibits

Exhibit A	Definitions	A-1

Exhibit B	Support Agreements	B-1

Exhibit C	Registration Rights and Lock-Up Agreement	C-1

Exhibit D	Amended and Restated Parent Charter	D-1

Exhibit E	Surviving Corporation Charter	E-1

Exhibit F	Amended and Restated Bylaws of Surviving Corporation	F-1

Schedules

Schedule 1.6	Directors of Parent

Schedule 3.2	Stockholders

Schedule 6.2(h)	Transaction Expenses

Schedule A-1	Initial Stockholder Consent

Schedule A-2	Terminating Agreements

Schedule A-3	Key Contracts

Schedule A-4	Key Employees

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agreement and plan of merger

THIS AGREEMENT AND PLAN OF MERGER (including the exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of August 1, 2020 (the “Execution Date”), is entered into by and among DiamondPeak Holdings Corp., a Delaware corporation (“Parent”), DPL Merger Sub Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Lordstown Motors Corp., a Delaware corporation (the “Company”). Each of the signatories to this Agreement referred to herein as a “Party” or, collectively, as the “Parties”.

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, including the Merger (the “Transactions”), on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the Transactions, are fair to, and in the best interests of, the Company and the holders of shares of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”), and (c) resolved to recommend that the holders of shares of Company Common Stock approve the Merger and adopt this Agreement;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) approved this Agreement and the Transactions on the terms and subject to the conditions set forth in this Agreement, and (b) resolved to recommend that the holders of shares of Parent’s Class A common stock, par value $0.0001 per share (the “Parent Class A Common Stock”), and Parent’s Class B common stock, par value of $0.0001 per share (the “Parent Class B Common Stock” and, together with the Parent Class A Common Stock, the “Parent Common Stock”), approve the Parent Stockholder Proposals;

WHEREAS, as a material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, (a) promptly after the execution and delivery of this Agreement and in any event within twenty-four (24) hours, certain Stockholders set forth on Schedule A-1 hereto (the “Initial Stockholder Consent”), and (b) prior to the Closing, Stockholders holding at least 95% of the issued and outstanding Company Common Stock will have, in each case, executed and delivered support agreements in the Agreed Form and written consents in the form attached thereto (collectively, the “Support Agreements”);

WHEREAS, the Support Agreements will constitute the applicable Stockholder’s agreement to consent to, and vote to approve and adopt, this Agreement and the Merger, waive any dissenters’ or approval rights under applicable Law;

WHEREAS, as a material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, promptly after the execution and delivery of this Agreement and in any event within twenty-four (24) hours, certain Stockholders set forth on Schedule A-1 shall enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”) substantially in the form attached hereto as Exhibit C;

WHEREAS, in connection with the transactions contemplated by this Agreement, Parent has entered into subscription agreements (collectively, the “Subscription Agreements”) with certain third-party investors (the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in public equity in the form of Parent Common Stock up to an aggregate amount of $500,000,000;

WHEREAS, in connection with the transactions contemplated by this Agreement, Parent will enter into a subscription agreement and registration rights and lock-up agreement (collectively, the “BGL Subscription, Registration and Lock-Up Agreement”) with Brown Gibbons Lang & Company (“BGL”) pursuant to which BGL will be issued certain warrants convertible for Parent Class A Common Stock as described therein (the “BGL Warrants”);

WHEREAS, to provide for the treatment of certain agreements between the Company and certain affiliates of the General Motors Company in the Transaction, Parent, the Company and certain affiliates of the General Motors Company entered into an omnibus agreement as of the date hereof (the “Omnibus Agreement”);

WHEREAS, to confirm the treatment of certain investment protections in the context of a transaction such as the one contemplated by this Agreement, the Company entered into agreements with those certain Stockholders (such agreements, the “Confirmatory Agreements”);

WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article I

The Merger; Closing

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, (a) at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and from and after the Effective Time, shall be a wholly owned subsidiary of Parent and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except, in each case, as expressly set forth in Section 1.4 and Section 1.5 and as provided in the DGCL, and (c) the Merger shall have such other effects as provided in the DGCL.

Section 1.2 Time and Place of Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m. (New York Time), at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004 (or, if mutually agreed by Parent and the Company, by means of a virtual closing through electronic exchange of signatures), on the fifth (5th) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the last condition in Article VI to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by applicable Law, waiver of those conditions) or at such other time and place as Parent and the Company mutually agree (the “Closing Date”).

Section 1.3 Effective Time. As soon as practicable following, and on the date of, the Closing, the Company and Parent will cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger (such date and time, the “Effective Time”).

Section 1.4 The Certificate of Incorporation of Parent and the Surviving Corporation. At the Effective Time, the certificate of incorporation of each of Parent and Surviving Corporation shall be amended and restated to be in the form of the certificates of incorporation set forth in Exhibit D (the “Amended and Restated Parent Charter”) and Exhibit E, respectively, until thereafter amended as provided therein or by applicable Law. The Amended and Restated Parent Charter shall provide, inter alia, that the name of Parent shall be Lordstown Motors Corp.

Section 1.5 The Bylaws of the Surviving Corporation. The Parties shall take all actions necessary so that the bylaws of the Surviving Corporation shall be amended and restated to be in the form of the bylaws set forth in Exhibit F, until thereafter amended as provided therein or by applicable Law.

Section 1.6 Directors and Officers. The Parties shall take all actions necessary to ensure that immediately following the Effective Time, (i) the directors of Parent and the Surviving Corporation shall be comprised of the Persons whose names are set forth on Schedule 1.6 or their successors as provided for on Schedule 1.6 and (ii) the officers of the Company immediately prior to the Closing shall be the officers of each of Parent and the Surviving Corporation.

Article II

Merger Consideration; Effect of the Merger on Capital Stock

Section 2.1 Merger Consideration; Conversion of Shares of Company Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any capital stock of the Company, (i) each share of Company Common Stock issued and outstanding at the Effective Time (other than (x) shares of Company Common Stock that are held by Dissenting Stockholders (“Dissenting Shares”) and (y) shares of Company Common Stock that are held by Non-Accredited Investors (“Non-Accredited Investor Shares”) shall be converted into, and become exchangeable for the number of shares of Parent Class A Common Stock equal to the quotient obtained by dividing (A) the Purchase Price by (B) $10.00 by (C) the Fully Diluted Share Number (such number of shares of Parent Class A Common Stock, the “Stock Merger Consideration”) and (ii) each Non-Accredited Investor Share shall be converted into, and become exchangeable for, the right to receive an amount in cash in Dollars equal to the quotient obtained by dividing (A) the Purchase Price by (B) the Fully Diluted Share Number (such number of shares of Parent Class A Common Stock, the “Cash Merger Consideration”). The Cash Merger Consideration or Stock Merger Consideration that a Stockholder shall be entitled to receive pursuant to this Section 2.1(a) is referred to as the “Merger Consideration”. Notwithstanding the foregoing, in the event that Parent, in its sole discretion, determines that any Stockholder is an Accredited Investor despite such holder’s failure to deliver an investor questionnaire, then Parent may elect to treat such holder as an Accredited Investor for all purposes under this Agreement.

(b) By virtue of the Merger and without any action on the part of the Parties or any holder of any capital stock of the Company, all of the shares of Company Common Stock (other than Dissenting Shares) shall represent the right to receive the Merger Consideration pursuant to this Article II, shall cease to be outstanding, shall be cancelled and shall cease to exist as of the Effective Time, and each certificate formerly representing any of the shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration pursuant to this Section 2.1.

(c) Each Dissenting Share shall, by virtue of the Merger and without any action on the part of the holder of such Dissenting Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 2.14.

Section 2.2 Merger Sub. At the Effective Time, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and each certificate or book-entry account therefor shall continue to evidence an equivalent number of shares of common stock, par value $0.0001 per share, of the Surviving Corporation.

Section 2.3 PIPE Investment. At the Closing, the PIPE Investors and Parent shall consummate the PIPE Investment pursuant to and in accordance with the terms of the applicable Subscription Agreements.

Section 2.4 Treatment of Company Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option”) under the Stock Plans (as defined in Section 3.2(b)), whether vested or unvested, shall automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Company Common Stock and shall be converted into an option to purchase a number of shares of Parent Class A Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Merger Consideration, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time divided by (B) the Merger Consideration; provided, however, that the exercise price and the number of shares of Parent Class A Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with avoiding adverse taxation under Section 409A of the Code. Except as specifically provided above, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Option immediately prior to the Effective Time. At or prior to the Effective Time, the Company and the Company Board shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of Company Options contemplated by this Section 2.4.

Section 2.5 Section 16 Matters. Prior to the Closing, the Parent Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of shares of Parent Common Stock by the Parent or options to purchase shares of Parent Common Stock upon conversion of Company Options, pursuant to this Agreement or any other Transaction Document to any officer, director or shareholder (by reason of “director by deputization”) of the Company or Parent who is expected to become a “covered person” of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 2.6 Tax Consequences of the Merger. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

Section 2.7 Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock will be issued upon the payment of shares of Company Common Stock pursuant to Section 2.1. All fractional shares of Parent Common Stock that a Stockholder would be otherwise entitled to receive pursuant to Section 2.1, but for this Section 2.7, shall be aggregated and rounded to three decimal places and such holder shall be entitled to receive a cash payment, without interest, in lieu of any such fractional share, which payment shall be calculated by Parent and shall represent such holder’s proportionate interest in a share of Parent Common Stock represented by such fractional share based on a price per share of $10.00. No Stockholder shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Parent Common Stock described in this Section 2.7 to any dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

Section 2.8 Exchange Agent. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with an exchange agent selected by Parent (with the consent of the Company, not to be unreasonably withheld, conditioned or delayed) to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, an aggregate number of shares of Parent Class A Common Stock to be issued in non-certificated book-entry form and an aggregate amount of cash, in each case, comprising the amounts required to be delivered in respect of shares of Company Common Stock pursuant to Section 2.1 and 2.7. The relative amounts of Stock Merger Consideration and Cash Merger Consideration initially deposited will be determined based on information contained in investor questionnaires delivered pursuant to Section 2.9 at least five (5) Business Days prior to the Effective Time or as otherwise determined by Parent in accordance with the last sentence of Section 2.1(a). If, subsequent to such deposit, the relative amounts of Stock Merger Consideration and Cash Merger Consideration are adjusted due to receipt of additional investor questionnaires or otherwise, the amounts on deposit with the Exchange Agent shall be adjusted accordingly. In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of shares of Company Common Stock may be entitled pursuant to Section 2.10 with both a record and payment date after the Effective Time and prior to the surrender of such shares of Company Common Stock. Such shares of Parent Class A Common Stock, cash and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.8 are referred to as the “Exchange Fund”. The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund may be deposited by the Exchange Agent as reasonably directed by Parent. To the extent that there are losses with respect to such deposits, a default of an applicable bank or for any other reason any amount in the Exchange Fund is below that required to make prompt payment of the aggregate Merger Consideration and the other payments contemplated by this Article II, Parent shall promptly replace, restore or supplement the shares of Parent Class A Common Stock or cash, as applicable, in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payment of the aggregate Merger Consideration and the other payments contemplated by this Article II. Any interest and other income resulting from such deposit may become part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1 may, at the discretion of Parent, be promptly returned to Parent or the Surviving Corporation.

Section 2.9 Procedures for Surrender.

(a) Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of a Certificate (or affidavits of loss in lieu of a Certificate as provided in Section 2.13) together with a duly executed and completed Letter of Transmittal and investor questionnaire and such other documents as may reasonably be required pursuant to such instructions, Parent shall cause the Exchange Agent to deliver to each holder of record of any such Certificate in exchange therefore, as promptly as reasonably practicable thereafter, (x) the Merger Consideration that such holder is entitled to receive pursuant to this Article II in the name of such record holder and (y) a check in the amount of (A) any cash in lieu of fractional shares such holder is entitled to receive pursuant to Section 2.7 plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to this Article II. Any Certificate that has been so surrendered shall be cancelled by the Exchange Agent.

(b) No interest will be paid or accrued on any amount payable for shares of Company Common Stock pursuant to this Article II.

Section 2.10 Distributions with Respect to Un-surrendered Certificates. All shares of Parent Class A Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of shares of Parent Class A Common Stock shall be paid to any holder of any un-surrendered Certificate until the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.13) is surrendered for exchange in accordance with this Article II. Subject to applicable Law, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Class A Common Stock issued in exchange for shares of Company Common Stock in accordance with this Article II, without interest, (a) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Class A Common Stock and not paid and (b) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Class A Common Stock with a record date after the Effective Time and prior to surrender, but with a payment date subsequent to surrender.

Section 2.11 Transfers.

(a) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(b) In the event of a transfer of ownership of any Certificate that is not registered in the transfer books of the Company as of the Effective Time, the proper number of shares of Parent Class A Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any dividends or distributions in respect thereof, may be issued or paid to such a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent. Until surrendered as contemplated by this Section 2.11, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, cash in lieu of fractional shares of Parent Class A Common Stock, if any, and any unpaid non-stock dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to this Article II.

Section 2.12 Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund and any shares of Parent Class A Common Stock) that remains unclaimed by the 180th day after the Effective Time shall be delivered to Parent. Any Stockholder (other than Dissenting Shares) who has not theretofore complied with this Article II shall thereafter look only to Parent for delivery of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Article II.

Section 2.13 Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, cash in lieu of fractional shares of Parent Class A Common Stock, if any, and any unpaid non-stock dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to this Article II, had such lost, stolen or destroyed Certificate been surrendered.

Section 2.14 Appraisal Rights. Notwithstanding any other provision of this Agreement to the contrary, no Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL (a “Dissenting Stockholder”) shall be entitled to receive the Merger Consideration with respect to the shares of Company Common Stock owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Company Common Stock owned by such Dissenting Stockholder. The Company shall give Parent (a) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law that are received by the Company relating to stockholders’ rights of appraisal and (b) the opportunity to participate in all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Article III

Representations and Warranties of the Company

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to the Execution Date (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent with respect to the Company as of the Execution Date and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

Section 3.1 Organization, Good Standing and Qualification. The Company (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing, or to have such power or authority, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s certificates of incorporation and by-laws or comparable governing documents, each as amended to the Execution Date (“Organizational Documents”), and each as so delivered is in full force and effect.

Section 3.2 Capital Structure.

(a) As of the Execution Date, the authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, of which 1,305,982 shares were issued and outstanding, and no shares of Company Common Stock were issued and held by the Company in its treasury.

(b) All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and not subject to any preemptive rights, anti-dilution, down-valuation or similar rights. Other than 100,000 shares of Company Common Stock reserved for issuance under the Lordstown Motors Corp. 2019 Incentive Compensation Plan (as amended, the “Stock Plan”), the Company has no shares of Company Common Stock reserved for issuance. Except for the Convertible Promissory Notes, the Company does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the stockholders of the Company on any matter. Except for this Agreement, the Company’s Organizational Documents, and the Stockholders’ Agreement, the Company Common Stock is not subject to any voting trust agreements, proxies, or other Contracts with respect to the voting, purchase, repurchase, dividend rights, disposition or transfer of the shares of Company Common Stock. The Company is not party to any Contract that provides for any preemption, anti-dilution, down-valuation or similar protections in respect of Company Common Stock or Parent Capital Stock.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth a correct and complete list of all outstanding Company Options as of the date of this Agreement, setting forth the number of shares of Company Common Stock subject to each Company Option and the holder, grant date and exercise price per share of Common Stock with respect to each Company Option. Upon the issuance of any shares of Company Common Stock in accordance with the terms of the Stock Plan, such shares of Company Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

(d) Schedule 3.2 attached hereto contains in all material respects a true and correct (i) description of the number of shares of Company Common Stock held by each Stockholder as of the Execution Date and that will be held by each Stockholder as of immediately prior to the Effective Time (subject solely to (x) adjustments for any Company Option exercises permitted pursuant to Section 5.1(b)(v) hereof and (y) the assumptions as set forth in the immediately following sentence, which shall be reflected on an updated version of Schedule 3.2 both (1) no fewer than five (5) Business Days prior to Closing and (2) on the Closing Date) that will be true in all material respects as of Closing and (ii) allocation of the amount of the Merger Consideration to be paid or delivered to each Stockholder in accordance with this Agreement and after giving effect to the transactions contemplated by the Confirmatory Agreements, in each case, based upon the assumptions set forth in the immediately following sentence. The calculations described in the preceding sentence shall assume (i) in the case of the Schedule 3.2 delivered with this Agreement, the assumptions as to the Trust Account and Private Placement set forth therein, (ii) in the case of the updates to Schedule 3.2, the assumptions provided by Parent regarding the Trust Account and Private Placement at least one day before such updates are required to be provided by the Company.

(e) The Company has no Subsidiaries, and does not directly or indirectly own or hold any (i) equity interests, including any partnership, limited liability company or joint venture interests, in any other Person, (ii) securities convertible into or exchangeable for equity interests of any other Person or (iii) options or other rights to acquire equity interests of any other Person.

Section 3.3 Authority; Approval.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and, subject to receipt of the Initial Stockholder Consent, perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. This Agreement has been, and each of the Transaction Documents to which the Company is a party will be at Closing, duly executed and delivered by the Company and, when executed and delivered by the Parent and the other parties hereto and thereto, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (the “Bankruptcy and Equity Exception”).

(b) The Company’s board of directors has, at a duly convened and held meeting, unanimously determined that the Merger is in the best interests of the Company and its stockholders, approved and declared advisable this Agreement, the Merger and the other Transactions. Other than the Initial Stockholder Consent, no other approvals are necessary to authorize this Agreement or to consummate the Transactions. The Company’s board of directors has taken all necessary action to ensure that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case, as such term is used in Section 203 of the Delaware General Corporation Law), as a result of the execution of this Agreement or the consummation of the Transactions in the manner contemplated hereby. No Takeover Statute is applicable to the Company, the Company Common Stock or the Transactions.

(c) The Initial Stockholder Consent, upon delivery to the Company as provided in Section 228 of the DGCL and subject to the notice requirements thereof, shall be sufficient to adopt this Agreement and approve the Merger on behalf of the Company pursuant to Delaware Law.

Section 3.4 Governmental Filings; No Violation; Certain Contracts.

(a) Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations under the HSR Act, the Exchange Act, and the DGCL, no expirations of waiting periods under applicable Antitrust Laws nor any notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the Transaction Documents by the Company or the consummation of the Transactions, or in connection with the continuing operation of the business of the Company immediately following the Execution Date, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to be material.

(b) The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of or default (with or without notice, lapse of time, or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under, or result in the creation of a Lien (except for any Permitted Lien) on any of the material assets of the Company under any provision of (i) the Organizational Documents of the Company, (ii) any Contract not otherwise terminable by the other party thereto on ninety (90) days’ or less notice or (iii) assuming (solely with respect to performance of this Agreement and the Transaction Documents and consummation of the Transactions) compliance with the matters referred to in Section 3.4(a), any Laws to which the Company is subject, except, in the case of clauses (ii) and (iii) above, for any breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.4(b) of the Company Disclosure Letter sets forth a correct and complete list of material Contracts pursuant to which consents or waivers are or may be required prior to consummation of the Transactions (whether or not subject to the exception set forth with respect to clauses (ii) and (iii) above).

Section 3.5 Financial Statements.

(a) Set forth in the Company Disclosure Letter are correct and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited balance sheets of the Company as of December 31, 2019, and the related audited statements of operations, stockholders’ equity and cash flows for the period beginning April 30, 2019 and ended December 31, 2019 and (ii) the Company’s unaudited balance sheet as of June 30, 2020 (the “Most Recent Balance Sheet”) and the related unaudited statements of operations stockholders’ equity and cash flows for the six -month period then ended (the “Interim Financial Statements”).

(b) The Financial Statements (including the related notes and schedules thereto) fairly present in all material respects the financial position of the Company as of the date or period set forth therein and the balance sheets, statements of operations, stockholders’ equity and cash flows included in the Financial Statements (including any related notes and schedules thereto) fairly present in all material respects the financial condition, results of operations, changes in stockholders’ equity and cash flows of the Company for the periods set forth therein (subject, in the case of the Interim Financial Statements, to the absence of footnote disclosure (which if presented would not differ materially from those presented in the most recent year-end financial statements) and normal year-end audit adjustments that will not be material in amount or effect), in each case, in accordance with GAAP, consistently applied during the periods involved, except as may be noted therein.

(c) The Company maintains a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its consolidated subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(d) There is not and has not been (i) any significant deficiencies or material weaknesses in the design or operation of internal controls that would be reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information for inclusion in the applicable financial statements or (ii) any fraud, whether or not material, that involves any current or former employees who have (or had) a significant role in the Company’s internal controls over financial reporting. Since April 30, 2019 (the “Applicable Date”), to the Knowledge of the Company, no material complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by the Company. The Company has not had any material complaints made or concerns raised by any employee, contractor or Representative relating to a violation of Laws.

Section 3.6 Absence of Certain Changes. Since the Applicable Date:

(a) the Company has conducted its business in the ordinary course of business, consistent with past practices in all material respects (except for the negotiation and execution of this Agreement);

(b) there has not been any Material Adverse Effect; and

(c) there has not been any action taken by the Company that, if taken during the period from the Execution Date through the Closing Date without Parent’s consent, would constitute a breach of Section 5.1(b).

Section 3.7 No Undisclosed Liabilities. The Company does not have any obligations or liabilities (whether accrued, absolute, contingent, unknown or otherwise) other than liabilities that (a) have been adequately reserved against or reflected in the Financial Statements, (b) were incurred since December 31, 2019 in the ordinary course of business consistent with past practice, (c) constitute obligations for future performance under any Contract to which the Company is a party, or (d) have been incurred as expressly required by this Agreement.

Section 3.8 Litigation.

(a) As of the Execution Date, there are no Actions pending, threatened in writing or, to the Knowledge of the Company, otherwise threatened, against the Company (nor has any Governmental Entity notified the Company of its intention to initiate an Action) that would reasonably be expected to have a Material Adverse Effect.

(b) The Company is not a party to or subject to the provisions of any Order that restricts the manner in which the Company conducts its businesses in any material respect which has had, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

Section 3.9 Employee Benefits.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth a correct and complete list of each Benefit Plan currently sponsored, maintained or required to be contributed to by the Company.

(b) With respect to each Benefit Plan, the Company has made available to Parent, to the extent applicable, correct and complete copies of (i) the Benefit Plan document, including any amendments thereto, and all related trust documents, insurance Contracts or other funding vehicle documents, (ii) a written description of such Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report and (iv) all material correspondence to or from any Governmental Entity received with respect to any Benefit Plan.

(c) (i) Each Benefit Plan (including any related trusts), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), has been established, operated and administered in compliance in all material respects with its terms and applicable Laws, including, without limitation, ERISA and the Code, (ii) all contributions or other amounts payable by the Company with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP in all material respects and (iii) there are no pending or, to the Knowledge of the Company, claims (other than routine claims for benefits) or proceedings threatened by a Governmental Entity by, on behalf of or against any Benefit Plan or any trust related thereto.

(d) With respect to each ERISA Plan, the Company has made available to Parent, to the extent applicable, correct and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications thereto, (ii) the most recent IRS determination or opinion letter and (iii) the most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(e) Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been the subject of a favorable determination or opinion letter from the IRS to that effect and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any such Benefit Plan. With respect to any ERISA Plan, the Company nor has not engaged in a transaction in connection with which the Company reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(f) Neither the Company, nor any ERISA Affiliate, has contributed (or had any obligation of any sort) to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(g) Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any material obligation or liability (including any contingent liability) under, any Multiemployer Plan.

(h) No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(i) Except as required by applicable Law, no Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person.

(j) Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in all material respects in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.

(k) The execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Employee to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Employee, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Benefit Plan, (iv) otherwise give rise to any material liability under any Benefit Plan or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Benefit Plan on or following the Closing.

(l) Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(m) The Company does not have any obligation to provide, and no Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(n) No Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company who reside or work outside of the United States.

(o) Each Company Option has an exercise price per share of Common Stock that is less than the Merger Consideration. Each Company Option (i) was granted pursuant to and in compliance with the requirements of Rule 701 of under the Securities Act, (ii) was granted in compliance with all other applicable Laws and all of the terms and conditions of the Stock Plan pursuant to which it was issued and properly approved by the Company’s board of directors or compensation committee, (iii) has an exercise price per share of Common Stock equal to or greater than the fair market value of a share of Common Stock on the date of such grant, (iv) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and (v) does not trigger any liability for the holder thereof under Section 409A of the Code.

Section 3.10 Labor Matters.

(a) The Company is not a party to or bound by any collective bargaining agreement or other agreement with a labor union or like organization, and to the Knowledge of the Company, no labor organization or labor union is actively seeking signed authorization cards or other written expressions of support from the Company’s employees.

(b) There is no, and has not been since Applicable Date, any strike, lockout, slowdown, work stoppage, unfair labor practice or other material labor dispute, or material arbitration or grievance pending or, to the Knowledge of the Company, threatened, that may interfere in any material respect with the respective business activities of the Company. The Company is in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours (including classification of employees, discrimination, harassment and equitable pay practices), and occupational safety and health. The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

(c) To the Knowledge of the Company, since the Applicable Date, no material allegations of sexual harassment have been made to the Company against any executive-level employee in his or her capacity as a director, employee or other service provider of the Company.

Section 3.11 Compliance with Laws; Licenses. The business of the Company has been, and is being, conducted in compliance of all Laws in all material respects. The Company has not received any written communication alleging any material noncompliance with any such Laws that has not been cured as of the Execution Date. The Company has obtained and is in compliance in all material respects with all material permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted.

Section 3.12 Material Contracts.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a correct and complete list of each of the following Contracts to which the Company is a party, or by which the Company or any of its respective assets is bound, in each case as of the Execution Date, excluding for this purpose, any purchase orders submitted by customers to the Company or purchase orders submitted by the Company to any supplier, in each case, in the ordinary course of business (each, a “Material Contract” and together with the Confirmatory Agreements and Terminating Agreements, the “Material Contracts”):

(i) each Contract pursuant to which the Company currently leases or subleases real property to or from any Person;

(ii) each Contract (or group of related Contracts with respect to a single transaction or series of related transactions) pursuant to which the Company currently leases personal property to or from any Person providing for lease payments in excess of $150,000 per annum;

(iii) each Contract (or group of related Contracts with respect to a single transaction or series of related transactions) with any Significant Supplier;

(iv) each Contract that involves a payment or receipt of amounts of more than $250,000 in the aggregate, calculated based on the revenues of the Company (i) that actually occurred in the twelve (12)-month period ended June 30, 2020 or would be reasonably expected to occur in the twelve (12) months immediately following the date of this Agreement and (ii) that cannot be terminated by the Company on less than ninety (90) days’ notice (without a monetary penalty);

(v) each Contract pursuant to which (A) any license, covenant not to sue, release, waiver, option or other right is granted under any material Intellectual Property Rights owned by or exclusively licensed to the Company, other than nonexclusive licenses or sublicenses of any Intellectual Property Rights owned by or exclusively licensed to the Company that the Company grants to its customers in the ordinary course of business or (B) any Person has granted any license, covenant not to sue, release, waiver, option or other right under any Intellectual Property Rights to the Company that is material to its business, other than nonexclusive licenses for off-the-shelf Software that have been granted on standardized, generally available terms;

(vi) all management contracts (excluding Contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to any product of the Company;

(vii) each Contract concerning the establishment or operation of a partnership, strategic alliance, joint venture, limited liability company or similar agreement or arrangement;

(viii) each Contract entered into at any time prior to the Execution Date pursuant to which the Company acquired another operating business;

(ix) each Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any other Person;

(x) each Contract evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements or similar Contract;

(xi) each Contract containing any standstill or similar agreement pursuant to which a Person has agreed not to acquire assets or securities of another Person;

(xii) each Contract that prohibits the payment of dividends or distributions in respect of the capital stock or other equity interests of the Company, the pledging of the capital stock or other equity interests of the Company or the incurrence of indebtedness by the Company;

(xiii) (A) each Contract that limits or purports to limit, directly or indirectly, the freedom of the Company (or, after the Closing, Parent or any of its Subsidiaries) to compete in any line of business or with any Person or engage in any line of business within any geographic area, or restricts, directly or indirectly, the Company’s (or, after the Closing, Parent or its Subsidiaries’) ability to solicit or hire any Person or solicit business from any Person, and (B) each Contract that, by its express terms, could require the disposition of any material assets or line of business of the Company (or, after the Closing, Parent or its Subsidiaries); provided, that customary confidentiality obligations, use restrictions, and non-solicitation and no-hire provisions contained in confidentiality agreements and other Contracts will not alone require a Contract to be disclosed pursuant to clause (A) above.

(xiv) each Contract that relates to the direct or indirect acquisition or disposition of any securities, capital stock or other similar interests, assets or business (whether by merger, sale of stock, sale of assets or otherwise);

(xv) each Contract obligating the Company to purchase or otherwise obtain any product or service exclusively from a single third party or granting any third party the exclusive right to develop, market, sell or distribute the Company’s products or services;

(xvi) each Contract creating indebtedness for borrowed money or guaranteeing any such obligations;

(xvii) each Contract creating or granting a material Lien on any assets of the Company, other than purchase money security interests in connection with the acquisition of equipment in the ordinary course of business consistent with past practice;

(xviii) each Contract containing covenants requiring the Company to make material capital expenditures;

(xix) each Contract with current or former officers, directors or employees of the Company, in each case in respect of which the Company has any (A) ongoing base compensation obligations in excess of $200,000 on an annual basis or (B) indemnification obligations;

(xx) each Contract between the Company, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Company Common Stock of any of their respective Affiliates, on the other hand, in each case, excluding Contracts for employment;

(xxi) each Contract related to any settlement of any proceeding;

(xxii) each Contract providing for indemnification or any guarantee by the Company of any Person or pursuant to which any indemnification or guarantee obligations of the Company remain outstanding (excluding indemnification obligations in respect of representations and warranties and covenants that survive indefinitely or for periods equal to a statute of limitations and excluding obligations to indemnify directors and officers or other individuals performing similar functions pursuant to the Transaction Documents) or otherwise survive as of the Execution Date;

(xxiii) each collective bargaining agreement or Contract with any union, staff association, works council or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively; and

(xxiv) each Contract under which the consequences of a default, non-renewal or termination would reasonably be expected to have a Material Adverse Effect.

(b) The Company has previously delivered to, or made available to, Parent current and complete copies of each written Material Contract and a written description of each oral Material Contract. Each Material Contract is valid, binding and enforceable against the Company, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect. To the Knowledge of the Company, there is no breach or violation of, or default under, any such Material Contract by the Company and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no counterparty to any Material Contract is in breach or violation thereof. No counterparty to any Material Contract has exercised or threatened in writing, or to the Knowledge of the Company otherwise threatened, to exercise, any force majeure (or similar) provision in any Material Contract in relation to COVID-19.

(c) The Company has not altered or amended any Material Contract in response to COVID-19 and no counterparty to any Material Contract has sought to or threatened in writing or to the Knowledge of the Company otherwise threatened, to, renegotiate any Material Contract or threatened non-performance under any Material Contract, in each case, as a result of COVID-19.

Section 3.13 Real Property.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a correct and complete list of all real property owned by the Company (the “Owned Real Property”). Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as set forth in Section 3.13(a) of the Company Disclosure Letter, (i) the Company has good and marketable title to the Owned Real Property, free and clear of all Liens except for Permitted Liens, (ii)  no Owned Real Property is subject to any outstanding options or rights of first refusal to purchase any Owned Real Property, or any portion of any Owned Real Property or interest therein, (iii) no Owned Real Property is subject to any lease, sublease, concession, license, occupancy agreement, outstanding option or right of first refusal to lease, or other Contracts or arrangement granting to any Person other than the Company the right to use or occupy any Owned Real Property, or any portion of any Owned Real Property, and (iv) there are no Persons other than the Company in possession thereof.

(b) Section 3.13(b) of the Company Disclosure Letter sets forth a correct and complete list of all real property leased or subleased to the Company (collectively, the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”) and a list of all leases (the “Leases”) entered into by the Company with respect to the Leased Real Property. Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company has valid, legally binding and enforceable leasehold interests in all Leased Real Property, free and clear of all Liens except for Permitted Liens, and each Lease is in full force and effect, (ii) there exists no default or event of default under any of the Leases or any circumstances or events, which with notice, lapse of time or both, would constitute a breach or default under any of the Leases or permit acceleration of rent payments or termination or modification of any of such Leases, and (iii) except for the Leases and Permitted Liens, there are no written or oral subleases, concessions, licenses, occupancy agreements, outstanding options or rights of first refusal to lease, or other Contracts or arrangement granting to any Person other than the Company the right to use or occupy the Leased Real Property.

(c) The Company is not in breach or default of any restrictive covenant affecting the Real Property, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default under any such restrictive covenant, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d) (i) All improvements located on the Real Property (the “Improvements”) are in good condition and repair, except for ordinary wear and tear, in all material respects and are sufficient for the operation of the business of the Company as currently used and (ii) there are no facts or conditions affecting any of the Improvements which would interfere in any material respect with the current use, occupancy or operation thereof, in each case other than relating to ordinary course wear and tear. Except as set forth in Section 3.13(d) of the Company Disclosure Letter, there are no current construction or alteration projects with respect to any of the Improvements as of the Execution Date.

(e) No damage or destruction has occurred with respect to any of the Real Property that would have a Material Adverse Effect, whether or not covered by an enforceable insurance policy.

(f) There are no pending or, to the Company’s Knowledge, threatened condemnation, expropriation or eminent domain proceedings with respect to any Real Property.

(g) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) the use of the land, buildings, structures and improvements on the Real Property are in conformity with all applicable Laws, including, without limitation, all applicable zoning Laws, and with all registered deeds, restrictions of record or other agreements of record affecting such Real Property, and there are no proposed changes therein that would so affect any of the Real Property or its use, (ii)  there exists no conflict or dispute with any Governmental Entity, regulatory authority or other Person relating to any Real Property or the activities thereon or the occupancy or use thereof of which the Company has received written notice, and (iii) all requisite certificates of occupancy and other permits or approvals required with respect to the land, buildings, structures and improvements on any of the Real Property and the occupancy and use thereof have been obtained and are currently in effect.

(h) There are currently in effect such insurance policies for the Real Property as are customarily maintained with respect to similar properties utilized for comparable purposes. All premiums due on such insurance policies have been paid by the Company. The Company has not received any written notice or request from any insurance company (i) requesting the performance of any material work or alteration with respect to any Real Property or any portion thereof or (ii) regarding the pending or threatened termination of insurance coverage for any Real Property or any portion thereof. The Company has not received written notice from any insurance company concerning any, and to the Company’s Knowledge there are no, defects or inadequacies in the Real Property which, if not corrected, would result in the termination of insurance coverage or increase its cost.

(i) Each parcel of Real Property has direct access to a public street adjoining the Real Property, and such access is not dependent on any land or other real property interest which is not included in the Real Property.

(j) None of the Improvements or any portion thereof is dependent for its access, use, or operation on any land, building, improvement or other real property interest which is not included in the Real Property.

Section 3.14 Environmental Matters.

(a) The Company has complied at all times in all material respects with all applicable Environmental Laws.

(b) No property (including soils, groundwater, surface water, buildings or other structures) currently or formerly owned or operated by the Company, or for which the Company has contractual liability, is contaminated with any Hazardous Substance which would reasonably be expected to require any material remediation or other action pursuant to any Environmental Law.

(c) The Company is not subject to any material liability for any Hazardous Substance disposal or contamination on any third-party property.

(d) The Company has not received, nor to the knowledge of the Company has any predecessor or other Person received, any notice, demand, letter, claim or request for information indicating that the Company may be in material violation of or, directly or indirectly subject to material liability relating to any Environmental Law.

(e) The Company is not subject to any Order, any indemnity or other agreement with any third party relating to material liability under any Environmental Law or relating to Hazardous Substances.

(f) There are no other circumstances or conditions involving or affecting the Company that would reasonably be expected to result in any material claim, liability, investigation, cost or restriction on the ownership, use or transfer of any property with respect to the Company relating to any Environmental Law.

(g) The Company has delivered to Parent correct and complete copies of all material environmental reports, studies, assessments, sampling data, notices, agreements and other material environmental information accessible or controlled by the Company relating to the Company or its current and former properties or operations.

Section 3.15 Taxes. The Company (a) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects, (b) have paid all material Taxes that are required to be paid or that the Company is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith and (c) have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. As of the Execution Date, there are no pending or, to the Knowledge of the Company, threatened in writing, audits, examinations, investigations or other proceedings in respect of material Taxes or Tax matters. To the Knowledge of the Company, there are no unresolved questions or claims concerning the Company’s Tax liability that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent correct and complete copies of the U.S. federal income Tax Returns filed by the Company for the fiscal year ended December 31, 2019. The Company does not have any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2019 in excess of the amounts accrued with respect thereto that are reflected in the Most Recent Balance Sheet. The Company is not a party to and is not bound by any Tax sharing, allocation or indemnification agreement or arrangement. The Company (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was the Company) and (B) does not have any liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. The Company has not been, within the last two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. The Company has not participated in a “reportable transaction: within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

Section 3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a correct and complete list of all (i) Company IP that is Registered (the “Company Registered IP”), indicating for each item the registration or application number, the registration or application date, and the applicable filing jurisdiction, and (ii) material unregistered Trademarks included in the Company IP.

(b) The Company owns or has sufficient and valid rights to use all material Intellectual Property Rights used in or necessary for the conduct of its business as currently conducted, all of which rights shall survive the consummation of the Transactions, without modification, cancellation, termination, suspension of, or acceleration of any right, obligation or payment with respect to any such Intellectual Property Rights. The Company exclusively owns all Intellectual Property Rights owned or purported to be owned by the Company free and clear of all Liens other than Permitted Liens.

(c) All Company Registered IP is subsisting, valid and enforceable, and is not subject to any outstanding Order materially and adversely affecting the validity or enforceability of, or the Company’s ownership or use of, or rights in or to, any such Company Registered IP.

(d) Each Person who is or was an employee or independent contractor of the Company and involved in the development or creation of any Intellectual Property Rights for or on behalf of the Company has signed a valid and enforceable agreement containing an irrevocable present assignment to the Company or its Subsidiary, as appropriate, of all such Intellectual Property Rights. To the Company’s Knowledge, no such Person retains any right, title or interest in or to any such Intellectual Property Rights.

(e) The Company has not received any written claim, notice, invitation to license or similar communication (i) contesting or challenging the use, validity, enforceability or ownership of any Company IP, or (ii) alleging that the Company or its products or services infringes, misappropriates or otherwise violates the Intellectual Property Rights of any Person, whether directly or indirectly.

(f) The conduct of the Company’s business currently does not infringe, misappropriate or otherwise violate, and since the Applicable Date has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any Person in any material respect.

(g) Since the Applicable Date, to the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company IP, whether directly or indirectly.

(h) The IT Assets owned, used or held for use (including through cloud-based or other third-party service providers) by the Company are sufficient for the current business operations of the Company, and to the Company’s Knowledge, such IT Assets are free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that facilitate or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials. Prior to the Execution Date, to the Company’s Knowledge, there has been no unauthorized access to or unauthorized use of (i) any such IT Assets, (ii) any information stored on or processed by such IT Assets, or (iii) any confidential or proprietary information that is in the Company’s possession or control.

(i) The Company does not use and has not used any Software distributed as “open source software” or under a similar licensing or distribution model in any manner that requires, as a condition of use, modification or distribution thereof, that such entity’s proprietary Software (A) be disclosed or distributed in source code form, (B) be licensed or made available under terms that allow for the making of derivative works, or (C) be made available or redistributable at no charge. No source code of any Software owned by, or purported to be owned by, the Company has been disclosed or delivered to any escrow agent or, except pursuant to a written confidentiality Contract, otherwise provided or disclosed to any third party. Neither this Agreement, nor the transactions contemplated by this Agreement will, and to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, result in the disclosure or release of such source code to any third-party.

(j) The Company has established and implemented written policies and organizational, physical, administrative and technical measures regarding privacy, cyber security and data security that are commercially reasonable, and consistent in all material respects with (i) best industry practices, and (ii) any commitments of the Company, and (iii) any publicly facing statements or policies adopted by the Company (such policies and measures, collectively, the “Privacy and Security Policies”).

(k) Since the Applicable Date, (i) the Company has complied in all material respects with its Privacy and Security Policies and contractual and fiduciary obligations, and with all applicable Laws, in each case, regarding Personal Information, including with respect to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Information, (ii) the Company has used commercially reasonable measures consistent in all material respects with best industry practices to ensure the confidentiality, privacy and security of Personal Information, and (iii) to the Company’s Knowledge, no Person has gained unauthorized access to or misused any Personal Information in the Company’s possession or control.

Section 3.17 Insurance. The Company has made available to Parent true and correct copies of all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company (“Insurance Policies”). All Insurance Policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar risks, except for any such failures to maintain insurance policies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for Insurance Policies that have expired under their terms in the ordinary course of business, each Insurance Policy is in full force and effect, subject to the Bankruptcy and Equity Exception, and all premiums due with respect to all Insurance Policies have been paid, and, to the extent applicable, the Company has not taken any action or failed to take any action that (including with respect to the Transactions), with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any of the Insurance Policies or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.18 Suppliers.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a complete and accurate list of the top five (5) suppliers of the Company for the twelve (12)-month period ended June 30, 2020 based on the Dollar value purchased from each supplier during such period (each, a “Significant Supplier”).

(b) Through the Execution Date, no Significant Supplier or other material supplier, vendor, collaborator, distributor or licensor of the Company has cancelled or otherwise terminated its relationship with the Company or has materially altered, in a manner adverse to the Company, its relationship with the Company. To the Knowledge of the Company, no such Significant Supplier or other material supplier, vendor, collaborator, distributor or licensor has any plan or intention, and has not threatened to terminate, cancel or otherwise materially modify in a manner adverse to the Company its relationship with the Company.

Section 3.19 Related Party Transactions. No stockholder, officer or director of the Company or to the Company’s Knowledge, any immediate family member thereof (a) is presently a party or has a direct or indirect interest in any Person (other than publicly traded securities) party to any Contract with the Company, (b) owns any direct or any indirect, interest in any material assets of the Company or (c) has any cause of action or other claim against, or owes any amounts to, the Company except for claims of employees in the ordinary course of business, including for bona-fide employment-related compensation, expense reimbursements, or accrued vacation pay or for accrued benefits under a Benefit Plan maintained by the Company. Except as set forth on Section 3.19 of the Company Disclosure Letter, there are no outstanding notes payable to, accounts receivable from or advances by the Company, and the Company is not otherwise a creditor of, any option holder or Stockholder or any Affiliate of such Stockholder or option holder (or any director, officer, shareholder, member, manager or partner thereof).

Section 3.20 Brokers and Finders. The Company has not, nor has any of its directors or employees (including any officers), employed any investment banker, broker or finder or incurred or will incur any obligation or liability for any brokerage fees, commissions or finders’ fees or other similar payments in connection with the Transactions, except that the Company has employed BGL as its financial advisor in connection with the Transactions. The Company has made available to Parent a complete and correct copy of all Contracts pursuant to which BGL is entitled to any fees and expenses in connection with the Transactions or otherwise.

Section 3.21 Information Supplied; Proxy. The information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Proxy will not, at the time the Proxy is first mailed to the stockholders of Parent and at the time of the Parent Special Meeting to be held in connection with the Transactions after giving effect to any supplements or updates to the Proxy, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to (a) statements made or incorporated by reference in the Proxy based on information that was supplied by Parent or its Representatives or (b) any projections or forecasts included in the Proxy.

Section 3.22 Anti-Corruption; Sanctions.

(a) Since the Applicable Date, the Company has complied with all applicable anti-bribery, anti-corruption and anti-money laundering Laws (the “Anti-Corruption Laws”), except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has instituted, and since July 30, 2020 has consistently maintained, policies and procedures designed to ensure compliance by the Company with, and to prevent breaches by the Company of, such Anti-Corruption Laws.

(b) Neither the Company nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative or other Person who performs or has performed services on behalf of the Company has, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of the Company, pending or threatened Actions, demand letters, settlements or enforcement actions relating to any Anti-Corruption Law or any Law related to terrorism financing.

(c) Neither the Company nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative or other Person who performs or has performed services on behalf of the Company has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, commission, rebate, promotional allowance, expenditure or other economic advantage: (i) which would violate any applicable Anti-Corruption Law, or (ii) to or for a Public Official with the intention of (A) unlawfully influencing any official act or decision of such Public Official, (B) inducing such Public Official to do or omit to do any act in violation of their lawful duty, (C) securing any unlawful advantage or (D) inducing such Public Official to influence or affect any act or decision of any Governmental Entity or commercial enterprise owned or controlled by any Governmental Entity, in each case, in order to assist the Company, or any employee, agent or representative or other Person who performs or has performed services on behalf of the Company in obtaining or retaining business for or with, or in directing business to, the Company or any other Person.

(d) Neither the Company nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative or other Person who performs or has performed services on behalf of the Company, is a Person that is the subject or target of economic sanctions administered by OFAC (including the designation as a “Specially Designated National or Blocked Person” thereunder), Her Majesty’s Treasury, the European Union, the Bureau of Industry Security of the U.S. Department of Commerce, or any sanctions measures under the U.S. International Emergency Economic Powers Act, the U.S. Trading with the Enemy Act, the U.S. Iran Sanctions Act, the U.S. Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, the U.S. Iran Threat Reduction and Syria Human Rights Act of 2012, the U.S. National Defense Authorization Act of 2012 or the U.S. National Defense Authorization Act of 2013, or any executive order, directive or regulation pursuant to the authority of any of the foregoing, including the regulations of the U.S. Department of the Treasury set forth under 31 CFR, Subtitle B, Chapter V, or any orders or licenses issued thereunder (collectively, “Sanctions”), nor are any of the foregoing designated as a Specially Designated National or Blocked Person by OFAC. Since the Applicable Date, the Company has not been in material violation of applicable Sanctions.

Section 3.23 Accredited Investors. To the Knowledge of the Company, each Stockholder is an “accredited investor” (as defined under Regulation D promulgated under the Securities Act).

Section 3.24 No Other Representations or Warranties.

(a) Except for the representations and warranties expressly set forth in this Article III (as modified by the Company Disclosure Letter), neither the Company nor any other Person makes or has made (and the Company and its Affiliates hereby disclaim) any other express or implied representation or warranty with respect to the Company or any of its Affiliates (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose), or any of their respective businesses, operations, assets, liabilities or financial condition. Parent and its Affiliates have not relied on any representation or warranty other than those expressly set forth in Article III of this Agreement (as modified by the Company Disclosure Letter). Without limiting the generality of the foregoing, except as set forth in this Agreement, neither the Company nor any other Person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any financial projections, forecasts or estimates relating to the Company, any of its Affiliates or any of their respective businesses, operations, assets, liabilities or financial condition.. Notwithstanding the foregoing, nothing in this Section 3.24(a) shall limit Parent’s remedies with respect to claims of fraud or intentional breach.

(b) The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV of this Agreement, neither Parent nor any other Person has made any express or implied representation or warranty with respect to the Transaction or any other transaction contemplated by this Agreement (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to the Company or any of its Affiliates in connection with the Transactions and the Company has not relied on any representation or warranty other than those expressly set forth in Article IV of this Agreement; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 3.24(b), nothing in this Section 3.24(b) shall limit the Company’s remedies with respect to claims of fraud or intentional breach in connection with, arising out of or otherwise related to the express written representations and warranties made by Parent in this Agreement and in any Transaction Document.

Article IV

Representations and Warranties of Parent

Except as set forth in (i) Parent Reports filed prior to the Execution Date, but excluding, in each case, any disclosures set forth or referenced in any risk factor, forward-looking statement (or similarly captioned section) and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements (it being acknowledged that nothing disclosed in the Parent Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Organization; Good Standing and Qualification), Section 4.2 (Capital Structure), and Section 4.3 (Authority; Approval)), or (ii) in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to the Execution Date (the “Parent Disclosure Letter”), Parent hereby represents and warrants to the Company as of the Execution Date and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

Section 4.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clauses (b) or (c) where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent has made available to the Company complete and correct copies of Parent’s and Merger Sub’s Organizational Documents, and each as so delivered is in full force and effect.

Section 4.2 Capital Structure.

(a) As of the Execution Date and without taking into effect the PIPE Investment, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Class A Common Stock, of which 28,000,000 shares were issued and outstanding as of the Execution Date, 10,000,000 shares of Parent Class B Common Stock, of which 7,000,000 shares were outstanding as of the close of business on the Execution Date, 1,000,000 shares of preferred stock par value $0.0001 per share (“Parent Preferred Stock”), of which no shares were outstanding as of the date of this Agreement, and 9,333,333 public warrants (the “Public Warrants”) and 5,066,667 private placement warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”) issued and outstanding as of the close of business on the Execution Date, entitling the holder thereof to purchase one share of Parent Class A Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) per share of Parent Class A Common Stock pursuant to, and subject to adjustments as provided by, the terms of the Warrant Agreement.

(b) All of the outstanding shares of Parent Capital Stock have been duly authorized and are validly issued, fully paid and nonassessable, and not subject to any preemptive rights. Parent has no shares of Parent Capital Stock reserved for issuance, except that, as of the Execution Date, there were 14,400,000 shares of Parent Class A Common Stock reserved for issuance upon the exercise of any outstanding Warrants and 7,000,000 shares of Parent Class A Common Stock subject to issuance upon conversion of shares of Parent Class B Common Stock. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the stockholders of Parent on any matter. Except for this Agreement and Parent’s Organizational Documents, Parent is not party to any voting trust agreements, proxies, or other Contracts with respect to the voting, purchase, repurchase, redemption, dividend rights, disposition or transfer of the shares of Parent Capital Stock.

(c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which are validly issued and outstanding, fully paid and nonassessable, and not subject to any preemptive rights. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of all Liens (other than such Liens as contemplated under this Agreement or created by Merger Sub’s Organizational Documents or applicable securities Laws there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

(d) Other than Merger Sub, Parent has no Subsidiaries and does not directly or indirectly own or hold any (i) equity interests, including any partnership, limited liability company or joint venture interests, in any other Person, (ii) securities convertible into or exchangeable for equity interests of any other Person or (iii) options or other rights to acquire equity interests of any other Person.

Section 4.3 Authority; Approval.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party and to consummate the Transactions, subject only to adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the approval of the Parent Stockholder Proposals by the holders of a majority of the outstanding shares of Parent Common Stock voting on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Parent Vote” and such meeting, the “Parent Special Meeting”). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Parent Board has, at a duly convened and held meeting, (i) unanimously determined that the Merger is in the best interests of Parent and its stockholders, approved and declared advisable this Agreement, the Merger and the other Transactions and resolved to recommend that the holders of shares of Parent Common Stock vote in favor of the Parent Stockholder Proposals and (ii) directed that this Agreement be submitted to the holders of shares of Parent Common Stock for their approval (the “Parent Board Recommendation”). No Takeover Statute is applicable to Parent, the Parent Common Stock or the Transactions.

(c) Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued by it pursuant to Article II of this Agreement. The shares of Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The shares of Parent Common Stock, when issued pursuant to Article II of this Agreement, will be registered under the Exchange Act and registered or exempt from registration under any applicable state securities or “blue sky” Laws.

Section 4.4 Governmental Filings; No Violations; Certain Contracts.

(a) Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations under the HSR Act, the Exchange Act, and the DGCL no expirations of waiting periods under applicable Antitrust Laws, or any notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the Transaction Documents by Parent or Merger Sub or the consummation of the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Transaction Documents to which they are a party do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of, or default (with or without notice, lapse of time or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligations under, or result in the creation of a Lien on any of the material assets of Parent or Merger Sub under any provision of (i) their respective Organizational Documents, (ii) any Contract binding upon Parent or Merger Sub or (iii) assuming (solely with respect to performance of this Agreement and the Transaction Documents and consummation of the Transactions) compliance with the matters referred to in Section 4.4(a), any Law to which Parent or Merger Sub is subject, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

Section 4.5 Parent Reports; Financial Statements; Internal Controls.

(a) Parent has filed or furnished, as applicable, on a timely basis, all forms, schedules, statements, certifications, reports and other documents, including any exhibits thereto, required to be filed with or furnished to the SEC, including pursuant to the Exchange Act or the Securities Act since its incorporation (the forms, schedules, statements, reports and documents, including any exhibits thereto, filed or furnished to the SEC since its incorporation, including any amendments, restatements or supplements thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder. As of their respective dates (or, if amended, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each director and executive officer of Parent has filed with the SEC on a timely basis all documents required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, since the enactment of the Sarbanes-Oxley Act, neither Parent nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of Parent.

(c) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by Parent, is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC.

(d) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or, in the case of Parent Reports filed after the date of this Agreement, will fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, changes in stockholders’ equity and cash flows included in or incorporated by reference into Parent Reports (including any related notes and schedules) fairly presents, or in the case of Parent Reports filed after the date of this Agreement, will fairly present the results of operations, retained earnings (loss) and changes in financial position, as applicable, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(e) Parent maintains systems of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that are sufficient in all material respects to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iv) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements.

Section 4.6 Absence of Certain Changes. Since Parent’s incorporation and through the date of this Agreement (a) Parent has conducted its business in the ordinary course of business, consistent with past practices in all material respects (except for the negotiation and execution of this Agreement) and (b) there has not been any change, occurrence or development in the financial condition, properties, assets, liabilities, business or results of operations or any other change, occurrence or development, which has had, or would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.

Section 4.7 Litigation and Liabilities.

(a) As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.

(b) Since its date of incorporation, neither Parent nor Merger Sub has carried on any business or conducted any operations other than: (i) directed towards the accomplishment of a business combination and (ii) the execution of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Other than under the Transaction Documents or pursuant to the performance of its obligations thereunder, neither Parent nor Merger Sub has any liabilities. Parent is not a party to or subject to the provisions of any Order that restricts the manner in which Parent conducts its business except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.

Section 4.8 Parent Trust Account. As of the Execution Date, Parent has approximately $284,300,000 in the account established by Parent for the benefit of its stockholders at Deutsche Bank Trust Company Americas (the “Parent Trust Account”), such monies being invested in U.S. Government treasury bills or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of February 27, 2019, between Parent and American Stock Transfer & Trust Company, LLC, as trustee (the “Parent Trust Agreement”). The Parent Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and has not been amended or modified. Parent has complied in all material respects with the terms of the Parent Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Parent Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or the trustee under the Parent Trust Agreement (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Parent Trust Agreement in the Parent Reports to be inaccurate in any material respect or that would, to the Knowledge of Parent, entitle any Person (other than pursuant to a Parent Share Redemption) to any portion of the proceeds in the Parent Trust Account. There are no proceedings pending or, to the Knowledge of Parent, threatened with respect to the Parent Trust Account. Upon the consummation of the Merger and notice thereof to the Trustee pursuant to the Parent Trust Agreement, Parent shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Parent as promptly as practicable, the funds in the Parent Trust Account in accordance with the Parent Trust Agreement at which point the Parent Trust Account shall terminate; provided, however, that the liabilities and obligations of Parent due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of Parent who shall have exercised applicable redemption rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Parent Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its efforts to effect the Merger. As of the Execution Date, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Parent has no reason to believe that any of the conditions to the use of funds in the Parent Trust Account will not be satisfied or funds available in the Parent Trust Account will not be available to Parent at the Effective Time.

Section 4.9 PIPE Investments. Parent has made available to the Company true, correct and complete copies of the Subscription Agreements. As of the date of this Agreement, the Subscription Agreements (a) are in full force and effect without amendment or modification, (b) are the valid, binding and enforceable obligations of Parent (or its applicable Affiliate) and, to the Knowledge of Parent, each other party thereto (except, in any case, as may be limited by Bankruptcy and Equity Exception) and (c) have not been withdrawn, terminated or rescinded in any respect. The PIPE Investment, together with the amount in the Parent Trust Account at the Closing, will be in the aggregate sufficient to enable Parent to (a) pay all cash amounts required to be paid by Parent under or in connection with this Agreement and (b) pay any and all Transaction Expenses. There are no other Contracts between Parent and any PIPE Investor relating to any Subscription Agreement, that would reasonably be expected to affect the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment set forth in the Subscription Agreements, and, to the Knowledge of Parent, no facts or circumstances exist that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and, as of the Execution Date, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Transaction Documents) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment set forth in the Subscription Agreements on the terms therein.

Section 4.10 Valid Issuance. The shares of Parent Common Stock issuable as Merger Consideration, when issued, sold and delivered pursuant to the Amended and Restated Parent Charter as well as in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will be issued free and clear of any Liens (other than such Liens as contemplated under this Agreement or created by Parent’s Organizational Documents or applicable securities Laws) or any preemptive rights.

Section 4.11 Investment Intent. Parent is acquiring the Company Common Stock solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Parent acknowledges that the Company Common Stock is not registered under the Securities Act, any state securities Laws or any other applicable securities Laws, and that the shares of Company Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations and any other applicable securities Laws, as applicable.

Section 4.12 Brokers and Finders. Neither Parent nor any of its Subsidiaries, nor any of their respective directors or employees (including any officers), as applicable, has employed any investment banker, broker or finder or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees or other similar payments in connection with the Transactions, except that Parent has employed Goldman Sachs & Co. LLC as its financial advisor in connection with the Transactions.

Section 4.13 Information Supplied; Proxy. The information supplied or to be supplied by Parent expressly for inclusion or incorporation by reference in the Proxy will not, at the time the Proxy is first mailed to the stockholders of Parent and at the time of the Parent Special Meeting to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Parent with respect to (a) statements made or incorporated by reference in the Proxy based on information that was supplied by the Company or its Representatives or (b) any projections or forecasts included in the Proxy.

Section 4.14 Taxes. Parent and Merger Sub (a) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects, (b) have paid all material Taxes that are required to be paid, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith and (c) have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. As of the Execution Date, there are no pending or, to the Knowledge of Parent or Merger Sub, threatened in writing, audits, examinations, investigations or other proceedings in respect of material Taxes or Tax matters. To the Knowledge of Parent or Merger Sub, there are no unresolved questions or claims concerning the Parent’s or Merger Sub’s Tax liability that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent and Merger Sub are not a party to and are not bound by any Tax sharing, allocation or indemnification agreement or arrangement. Parent and Merger Sub (A) have not been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was Parent) and (B) do not have any liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Parent and Merger Sub have not been, within the last two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Parent and Merger Sub have not participated in a “reportable transaction: within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five (5) years has Parent or Merger Sub been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

Section 4.15 Investigation and Reliance. Unless any such information is expressly and specifically included in a representation or warranty contained in Article III of this Agreement, neither the Company nor any of its stockholders, Affiliates or Representatives shall have any liability to Parent, Merger Sub or any of their respective stockholders, Affiliates or Representatives resulting from the use of any projections, forecasts or estimates made available to Parent, its Affiliates, or any of their respective Representatives, including of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent, its Affiliates or any of their respective Representatives or any other Person.

Section 4.16 No Other Representations or Warranties.

(a) Except for the representations and warranties expressly set forth in this Article IV (as modified by the Parent Disclosure Letter), neither Parent nor any other Person makes or has made any other express or implied representation or warranty with respect to Parent (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose), or its businesses, operations, assets, liabilities or financial condition.. The Company and its Affiliates have not relied on any representation or warranty other than those expressly set forth in Article IV of this Agreement (as modified by the Parent Disclosure Letter). Without limiting the generality of the foregoing, except as set forth in this Agreement, neither Parent nor any other Person on behalf of Parent has made or makes, any representation or warranty, whether express or implied, with respect to any financial projections, forecasts or estimates relating to Parent or any of its respective businesses, operations, assets, liabilities or financial condition. Notwithstanding the foregoing, nothing in this Section 4.16(a) shall limit the Company’s remedies with respect to claims of fraud or intentional breach.

(b) Parent acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III of this Agreement, neither Company nor any other Person has made any express or implied representation or warranty with respect to the Transaction or any other transaction contemplated by this Agreement (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Parent in connection with the Transactions and Parent has not relied on any representation or warranty other than those expressly set forth in Article III of this Agreement; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 4.16(b), nothing in this Section 4.16(b) shall limit Parent’s remedies with respect to claims of fraud or intentional breach in connection with, arising out of or otherwise related to the express written representations and warranties made by the Company in this Agreement and in any Transaction Document.

Article V

Covenants

Section 5.1 Interim Operations of the Company.

(a) Except as described in Section 5.1(a) of the Company Disclosure Letter, or as otherwise expressly required or permitted by this Agreement or any Transaction Document, the Company covenants and agrees that, during the period from the Execution Date until the Closing, unless Parent shall otherwise request or approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) and except as required by applicable Laws or required by any quarantine, “shelter in place,” “stay at home” workforce reduction, social distancing, shutdown, closure, sequester, or any other similar Law or Order, by any Governmental Entity in connection with or in response to COVID-19 (“COVID-19 Measures”), the business of the Company shall be conducted in the ordinary course of business in all material respects consistent with past practice and the Company shall use its reasonable best efforts to preserve its business organization substantially intact and maintain existing relations with customers, suppliers, licensors, creditors, employees and Governmental Entities.

(b) Without limiting the generality of, and in furtherance of, the foregoing, from the Execution Date until the Closing, except (w) as otherwise expressly required or permitted by this Agreement or any Transaction Document, (x) as described in the corresponding subsection of Section 5.1(a) of the Company Disclosure Letter, (y) as required by applicable Law or to comply with COVID-19 Measures, or (z) as Parent may request or approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), the Company will not:

(i) adopt any change in its or their Organizational Documents;

(ii) merge or consolidate with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize, dissolve or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $1,000,000, or acquire any business or Person, by merger or consolidation, purchase of substantially all assets or equity interests or by any other manner, in each case, in any transaction or series of related transactions, other than acquisitions or other transactions pursuant to Contracts to which the Company is a party that are in effect as of the Execution Date;

(iv) other than pursuant to Contracts to which the Company is a party that are in effect as of the Execution Date, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, product lines, businesses or interests therein, except for (A) sales or other dispositions in the ordinary course of business consistent with past practice and (B) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $1,000,000 in the aggregate;

(v) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of the Company , or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock; provided, that the exercise or settlement of Company Options or convertible notes or debt outstanding as of the Execution Date in accordance with their terms and in the ordinary course of business consistent with past practice, and the issuance of shares of capital stock of the Company as contemplated by the Confirmatory Agreements, shall not require Parent’s approval;

(vi) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(vii) declare, set aside, make or pay any non-cash dividend or other non-cash distribution with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

(viii) create or incur any Lien material to the Company other than Permitted Liens incurred in the ordinary course of business consistent with past practice;

(ix) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);

(x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice, not to exceed $1,000,000 in the aggregate;

(xi) fail to make or authorize any budgeted capital expenditures or make or authorize any unbudgeted capital expenditures in excess of $1,000,000 in the aggregate;

(xii) enter into any Contract that, if entered into prior to the Execution Date, would have constituted a Material Contract described in Sections 3.12(a)(i), (v), (vii)-(xv), (xx) and (xxiv) (the “Restricted Contracts”);

(xiii) materially amend or modify or terminate any Material Contract that is a Restricted Contract;

(xiv) other than in the ordinary course of business consistent with past practice, amend, modify, cancel, or waive any debts or claims held by it or waive any rights;

(xv) make any changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;

(xvi) settle any Action against the Company, except for settlements involving solely the payment of monetary damages of less than $250,000, individually, or $500,000, in the aggregate, in each case, in excess of the proceeds actually received from any insurance policies, subrogation or other third-party sources in connection with such payment;

(xvii) file any amended material Tax Return, make any material Tax election or settle or compromise any material income Tax liability;

(xviii) except as required pursuant to the terms of any Benefit Plan in effect as of the date of this Agreement, (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Employee, except for (1) employees who are not officers, increases in annual salary or wage rate in the ordinary course of business consistent with past practice, and (2) the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Benefit Plan or any arrangement that would have been a Benefit Plan had it been entered into prior to this Agreement (except as necessary in order to consummate the Transactions, or health and welfare plan renewals occurring in the ordinary course of business consistent with past practice), (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, or (E) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Employee, or (F) hire any employee or engage any independent contractor (who is a natural person) with annual salary or wage rate or consulting fees in excess of $200,000;

(xix) become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or other labor union Contract;

(xx) fail to pay or satisfy when due any material account payable or other material liability, other than in the ordinary course of business consistent with past practice or any such liability that is being contested in good faith by the Company;

(xxi) fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any material permit, approval, authorization, consent, license, registration or certificate issued to the Company by any Governmental Entity;

(xxii) take any steps for liquidation, winding-up, receivership, freeze of proceedings, arrangements with creditors (other than extensions of trade payables agreed to in the ordinary course of business) or any similar action or proceeding by or in respect of the Company;

(xxiii) file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future;

(xxiv) take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied;

(xxv) form any Subsidiary; or

(xxvi) agree, authorize or commit to do any of the foregoing.

(c) The Company covenants and agrees that unless Parent shall otherwise request or approve in writing (in its sole discretion), the Company shall not amend, terminate or modify any Confirmatory Agreements or Terminating Agreements.

(d) The Company covenants and agrees to (i) take all actions to prevent a GM Springing Event (as defined in the Omnibus Agreement) from occurring and (ii) promptly (and in any case within two (2) Business Days) provide Parent a copy of any notice received by it pursuant to the Omnibus Agreement.

(e) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct any of the Company’s operations prior to the Closing Date.

Section 5.2 Conduct of Parent.

(a) Except as described in Section 5.2(a) of the Parent Disclosure Letter, or as otherwise expressly required or permitted by this Agreement or any Transaction Document (including as contemplated by the PIPE Investment), Parent covenants and agrees as to itself and Merger Sub that, during the period from the Execution Date until the Closing, unless the Company shall otherwise approve in writing (such approval not to be unreasonably withheld or delayed) and except as required by applicable Laws, (i) the business of it and Merger Sub shall be conducted in the ordinary course in all material respects consistent with past practice and (ii) Parent and Merger Sub shall have no other activity.

(b) Without limiting the generality of, and in furtherance of, the foregoing, from the Execution Date until the Closing, except (x) as otherwise expressly required by this Agreement or as described in Section 5.2(a) of the Parent Disclosure Letter or (y) as the Company may approve in writing (such approval not to be unreasonably withheld or delayed), Parent will not and will not permit Merger Sub to:

(i) adopt any change in their Organizational Documents, amend the Parent Trust Agreement, make any other agreement related to the Parent Trust Account, or make any distribution of amounts held in the Parent Trust Account;

(ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to Parent or to any other direct or indirect wholly owned Subsidiary of Parent) or repurchase or redeem any Parent Common Stock, other than in connection with the Parent Share Redemption or PIPE Investment;

(iii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of Parent or Merger Sub (other than the issuance of shares by a wholly owned Subsidiary of Parent to Parent or another wholly owned Subsidiary of Parent), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, other than in connection with the Parent Share Redemption or PIPE Investment;

(iv) reclassify, recapitalize, exchange, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, other than in connection with the Parent Share Redemption or PIPE Investment;

(v) enter into, or permit any of the assets owned or used by it to become bound by, any Contract, other than as expressly required in connection with the Transactions;

(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);

(vii) make any changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;

(viii) file any amended material Tax Return, make any material Tax election or settle or compromise any material income Tax liability;

(ix) take any steps for liquidation, winding-up, receivership, freeze of proceedings, arrangements with creditors or any similar action or proceeding by or in respect of Parent of Merger Sub;

(x) take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied;

(xi) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, as applicable, enter into any “keep well” or other agreements to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from DiamondPeak Sponsor LLC or an affiliate thereof or certain of Parent’s officers and directors to finance Parent’s transaction costs in connection with the transactions contemplated hereby; or

(xii) agree, authorize or commit to do any of the foregoing.

Section 5.3 Parent Trust Account Matters.

(a) Trust Account. Prior to the Closing, none of the funds held in the Parent Trust Account may be used or released except (i) for the withdrawal of interest to pay any tax obligation owed by Parent as a result of assets owned by Parent, including franchise taxes prior to the Closing and (ii) to effectuate the Parent Share Redemption. Following the Closing, and upon notice to the trustee of the Parent Trust Account (the “Parent Trustee”) and the satisfaction of the requirements for release set forth in the Parent Trust Agreement, the Parent Trustee shall be obligated to release as promptly as practicable any and all amounts still due to holders of shares of Parent Common Stock who have exercised their redemption rights with respect to shares of Parent Common Stock, and, thereafter, release the remaining funds in the Parent Trust Account to Parent to be reflected on Parent’s consolidated balance sheet and the Parent Trust Account shall thereafter be terminated.

(b) Trust Account Waiver. The Company acknowledges and agrees that (i) Parent is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets and (ii) Parent’s sole assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Parent Trust Account for the benefit of Parent’s public stockholders until the Closing. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, Company on behalf of itself and any of its managers, directors, officers, affiliates, members, stockholders and trustees, hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Parent Trust Account, and agrees not to seek recourse against the Parent Trust Account or any funds distributed therefrom in accordance with the terms of this Agreement as a result of, or arising out of, any claims against Parent arising under this Agreement (it being agreed that such waiver shall automatically terminate without further action by any party hereto at the Closing and shall not apply following the Closing to the Parent Trust Account funds that are released from the Parent Trust Account to Parent pursuant to Section 5.3).

(c) Parent Share Redemption. At the Closing, Parent shall use its best efforts to cause the Parent Trustee to pay as and when due all amounts payable to stockholders of Parent holding shares of the Parent Common Stock sold in Parent’s initial public offering who shall have validly elected to redeem their shares of Parent Common Stock (and who have not rescinded such election) pursuant to Parent’s Organizational Documents and shall use its best efforts to cause the Parent Trustee to pay, as and when due, the Deferred Discount (as defined in the Parent Trust Agreement) pursuant to the terms of the Parent Trust Agreement.

Section 5.4 Note Conversion. Parent agrees to issue Parent Class A Common Stock to the holder(s) of each Convertible Promissory Note in accordance with the terms thereof as of the Closing.

Section 5.5 BGL Warrants. Parent agrees to issue the BGL Warrants to BGL in accordance with the terms of the BGL Subscription, Registration and Lock-Up Agreement as of the Closing.

Section 5.6 Proxy Filing; Information Supplied.

(a) As promptly as reasonably practicable after the date of this Agreement, Parent shall prepare and file with the SEC the proxy statement relating to the Parent Special Meeting (as amended or supplemented from time to time, the “Proxy”). Parent and the Company each shall use its commercially reasonable efforts to respond promptly to comments from the SEC and resolve any such comments as promptly as reasonably practicable after such filing, to promptly thereafter mail the Proxy to the stockholders of the Parent.

(b) The Parent shall promptly notify the Company of the receipt of all comments (written or oral) from the SEC and of any request (written or oral) by the SEC for any amendment or supplement to the Proxy or for additional information and shall promptly provide to the other copies of all correspondence between it or any of its Representatives and the SEC with respect to the Proxy.

(c) Each of Parent and the Company will provide its respective legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy and other documents related to the Parent Special Meeting or the Parent Stockholder Proposals, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the stockholders of Parent. Each Party will include in the Proxy and such other documents related to Parent Special Meeting all comments reasonably and promptly proposed by the other Party or its legal counsel and each agrees that all information relating to Parent and Merger Sub included in the Proxy shall be in form and content satisfactory to Parent, acting reasonably, and all information relating to the Company included in the Proxy shall be in form and content satisfactory to the Company, acting reasonably.

Section 5.7 Parent Meeting. Parent will use its reasonable best efforts to take, in accordance with applicable Law, NASDAQ rules and its Organizational Documents, all action necessary to convene the Parent Special Meeting as promptly as reasonably practicable after the SEC advises it has no further comments on the Proxy (the “SEC Clearance Date”) (and will commence the mailing of the Proxy to the Parent Stockholders as promptly as practicable after the SEC Clearance Date and schedule such meeting for a date that is no more than 35 days after the Proxy is mailed), to (i) consider and vote upon the approval of the Parent Stockholder Proposals and to cause such vote to be taken and (ii) provide Parent Stockholders with the opportunity to elect to effect a Parent Share Redemption.  Parent may only elect to postpone or adjourn such meeting if (x) a postponement or adjournment is required by Law, (y) as of the time for which the Parent Special Meeting is originally scheduled (as set forth in the Proxy) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) and voting to approve the Parent Stockholder Proposals or to constitute a quorum necessary to conduct the business of the Parent Special Meeting or (z) Parent determines the payments for the Parent Share Redemption could reasonably be expected to cause the conditions in Section 6.3 to not be satisfied at the Closing. Parent shall use its reasonable best efforts to solicit from its stockholders proxies as promptly as possible in favor of the Parent Stockholder Proposals and include in the Proxy the Parent Board Recommendation; provided, that, notwithstanding the foregoing, at any time prior to obtaining approval of the Parent Stockholder Proposals, the Parent Board may fail to make, amend, change, withdraw, modify, withhold or qualify the Parent Board Recommendation (any such action, a “Change in Recommendation”) if the Parent Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that a failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law and following such Change in Recommendation the obligation to solicit proxies in favor of the Parent Stockholder Proposals shall terminate.  For the avoidance of doubt, a Change in Recommendation will not affect Parent’s obligations pursuant to this Section 5.7 (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.

Section 5.8  Approval of Sole Stockholder of Merger Sub. Immediately following approval of the Parent Stockholder Proposals, Parent shall execute and deliver, in accordance with applicable Law and its Organizational Documents, in its capacity as sole stockholder of Merger Sub, a written consent adopting the plan of merger contained in this Agreement.

Section 5.9 Required Stockholder Approval. In accordance with applicable Laws, including Section 228, Section 251(c) and Section 262 of the DGCL, and the Company’s Organizational Documents, promptly following the execution of this Agreement, the Company shall seek and shall use its reasonable best efforts to obtain (a) as promptly as practicable, and in any event, within twenty-four (24) hours following the execution of this Agreement (the “Stockholder Support Delivery Period”), the Initial Stockholder Consent and (b) as promptly as practicable, Support Agreements from Stockholders holding at least 95% of the Company Common Stock issued and outstanding as of the Execution Date, in each case, in lieu of a meeting pursuant to Section 228 of the DGCL for the purposes of (i) adopting this Agreement and approving the Merger, (ii) acknowledging that the adoption and approvals are irrevocable and result in the waiver of any right of such stockholders to demand appraisal in connection with the Merger pursuant to the Delaware Law and (iii) such other matters set forth therein. As promptly as practicable and, in any event, prior to the expiration of the Stockholder Support Delivery Period, if the Initial Stockholder Consent is obtained Company, the Company shall deliver to Parent a copy thereof (including by facsimile or other electronic image scan transmission), certified as correct and complete by an executive officer of the Company.

Section 5.10 Information Statement. Promptly, and in any case at the same time as any Support Agreement is solicited from any Stockholder (other than the Initial Stockholder Consents), the Company shall prepare (with the cooperation of Parent) and mail to each Stockholder an information statement regarding the transactions contemplated by this Agreement, which shall be in a form reasonably acceptable to Parent (as it may be amended or supplemented from time to time, the “Information Statement”). The Information Statement shall constitute an information statement for the Company’s solicitation of consent of the holders of Company Common Stock with respect to the adoption of this Agreement and the approval of the Merger and shall include (a) a statement to the effect that the Company’s board of directors had unanimously recommended that the holders of Company Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger and (b) such other information as Parent and the Company reasonably agree is required or advisable under applicable Law to be included therein. The Company shall, with the cooperation of Parent (to the extent reasonably required), prepare any other necessary documentation required or advisable to be provided to holders of Company Common Stock pursuant to the DGCL. None of the information supplied or to be supplied by Parent or the Company for inclusion in the Information Statement or any amendment or supplement thereto will contain, as of the date of the delivery of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Together with the Information Statement, the Company will mail to each holder of record of each Certificate (i) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.13) to the Exchange Agent (the “Letter of Transmittal”), (ii) instructions for surrendering a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.13)) to the Exchange Agent and (iii) an investor questionnaire in the form prepared by Parent and reasonably satisfactory to the Company.

Section 5.11 Regulatory Filings/Approvals.

(a) Exchanging Information. The Company and Parent shall each, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Transactions.

(b) Initial Submissions. The Company and Parent shall prepare and file as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, clearances, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the Transactions. Without limiting the foregoing, each of the Company and Parent shall make its respective filing pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable after the Execution Date. The Company and Parent shall submit a request to obtain early termination of the waiting period with respect to the Transactions under the HSR Act.

(c) Subsequent Submissions. The Company and Parent shall promptly provide all documents requested by any Governmental Entity to the extent reasonably necessary or advisable to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from such Governmental Entity in order to consummate the Transactions.

(d) Conduct of Interactions with Government Entities. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations under this Section 5.11; provided, that Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transactions. In exercising the foregoing rights, the Company and Parent shall act reasonably and as promptly as practicable. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any pre-scheduled meeting with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

(e) Nothing in this Agreement, including Section 5.12(a), shall require Parent or any of its Affiliates to:

(i) proffer to, agree to, or sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Closing, any assets of Parent, the Company or any of their respective Affiliates (or consent thereto); or

(ii) proffer to, agree to or implement any changes in (including through a licensing arrangement), or any restrictions on or other impairment of, Parent’s ability to use, own, operate or take any other actions with respect to any assets of Parent, the Company or any of their respective Affiliates or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of the Company and equity and debt securities held directly or indirectly by the Company.

(f) take any action to overturn, defend against or oppose any action by any Governmental Entity to prohibit the Transactions or prevent consummation of the Transactions prior to the Outside Date.

Section 5.12 Cooperation and Efforts to Consummate Transactions; Status.

(a) Cooperation and Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their responsive controlled Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions reasonably necessary or advisable on their part under this Agreement to consummate the Transactions as promptly as reasonably practicable and not to take any action after the Execution Date that would reasonably be expected to prevent, materially delay, or materially impair the consummation of the Transactions.

(b) Status. Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions. The Company shall give prompt notice to Parent of any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had or would reasonably be expected to have a Material Adverse Effect, and the Company and the Parent shall each give prompt notice to the other of any failure of any condition to the other Party’s obligation to consummate the Transactions; provided, that the delivery of any notice pursuant to this Section 5.12 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party or update the Company Disclosure Letter or Parent Disclosure Letter, as applicable.

Section 5.13 Third-Party Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement, between the Execution Date and the Closing Date, the Company shall, upon the written request of Parent, use commercially reasonable efforts to obtain any consents that are listed on Section 3.4(b) of the Company Disclosure Letter. In connection therewith, neither the Company nor any of its Affiliates shall (i) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, (ii) amend, supplement or otherwise modify any such Contract or (iii) agree or commit to do any of the foregoing, in each case, for the purposes of giving, obtaining and/or effecting any third-party consents without the prior written consent of Parent. The Parties shall each, upon request, furnish the other Party with all information concerning itself and its Representatives and such other matters as may be reasonably necessary, proper or advisable in connection with any statement, filing, notice or application made by or on behalf of the Parties to any third party in connection with obtaining any third-party consents (including, in the case of Parent, such evidence as to financial capability, resources, and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder).

(b) Notwithstanding anything to the contrary contained herein, in no event shall Parent, the Company or any of their respective Affiliates be required to make any payments, incur any liability, commence any litigation, amend, supplement or otherwise modify any Contract, or make any concessions or agree or commit to do any of the foregoing to obtain any consents of third parties contemplated by this Section 5.13, and the failure to receive any such consents shall not be taken into account with respect to whether any conditions to the Closing set forth in Article VI shall have been satisfied (but the accuracy of this Section 5.13(b) will be so taken into account) and no representation, warranty, covenant or agreement of the Company set forth in this Agreement shall be breached or deemed breached.

Section 5.14 Access and Reports; Retention of Books and Records. Subject to applicable Law, and except as required to comply with any COVID-19 Measures, upon reasonable advance notice, the Company shall afford Parent’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Closing, to its employees, properties, books, contracts and records and, during such period, the Company shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request; provided, that no investigation pursuant to this Section 5.14 shall affect or be deemed to modify any representation made by the Company in Article III; provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company; provided, further, that Parent and its Representatives shall conduct any such activities in such a manner as not to unreasonably interrupt or interfere with the business or operations of the Company; provided, further, that for so long as any applicable COVID-19 Measures are in effect, the Company shall use commercially reasonable efforts to provide access under this Section 5.14 through virtual or other remote means. All requests for information made pursuant to this Section 5.14 shall be directed to Persons designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

Section 5.15 Employee Benefits.

(a) Parent shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of vesting, benefit accrual and eligibility to participate under each applicable benefit plan of Parent, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits under defined benefit pension plans or to the extent it would result in a duplication of benefits.

(b) Prior to making any written or oral communications to the directors, officers or employees of the Company pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

(c) Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Benefit Plan, (ii) prevent Parent, the Company or any of their Affiliates from amending or terminating any of their benefit plans or, after the Closing, any Benefit Plan in accordance their terms, (iii) prevent Parent, the Company or any of their Affiliates, after the Closing, from terminating the employment of any Continuing Employee or (iv) create any third-party beneficiary rights in any employee of the Company, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Company or any of their Affiliates or under any benefit plan which Parent, the Company or any of their Affiliates may maintain.

Section 5.16 Indemnification.

(a) Following the Closing, the Company shall indemnify, defend, hold harmless and reimburse to the fullest extent that the Company may lawfully do so, each current director and officer of the Company (in each case, when acting in such capacity), determined as of the Closing (the “Indemnitees”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any Action arising out of matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, including in connection with (i) the Transactions and (ii) actions to enforce this Section 5.16 or any other indemnification or advancement right of any Indemnitee, and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the Company’s Organizational Documents in effect as of the Execution Date; provided, that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification; and provided, further, that any determination required to be made with respect to whether an Indemnitee’s conduct complies with the standards set forth under applicable Law and the Company’s Organizational Documents in effect as of the Execution Date shall be made by independent legal counsel selected by Parent and acceptable to the Indemnitee (such acceptance not to be unreasonably conditioned, withheld or delayed).

(b) Any Indemnitee wishing to claim indemnification under Section 5.16(a), upon learning of any such Action for which indemnification under this Section 5.16 may be available, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnitee, except to the extent such failure materially prejudices the indemnifying party. In the event of any such Action (whether arising before or after the Closing), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof (it being understood and agreed that by electing to assume the defense thereof, neither Parent nor the Surviving Corporation will be deemed to have waived any right to object to the Indemnitee’s entitlement to indemnification hereunder with respect thereto or assumed any liability with respect thereto), except that if Parent or the Surviving Corporation elects not to assume such defense or the legal counsel for the Indemnitees advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnitees, the Indemnitees may retain legal counsel satisfactory to them, and Parent shall pay all reasonable and documented fees and expenses of such legal counsel for the Indemnitees promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this Section 5.16(b) to pay for only one legal counsel for all Indemnitees in any jurisdiction unless the use of one legal counsel for such Indemnitees would present such advisor with a conflict of interest; provided, further, that the smallest number of legal counsels necessary to avoid conflicts of interest shall be used, (ii) the Indemnitees shall cooperate in the defense of any such matter if Parent and the Surviving Corporation elect not to assume such defense; (iii) the Indemnitees shall not be liable for any settlement effected without their prior written consent (such consent not to be unreasonably conditioned, withheld or delayed) if Parent and the Surviving Corporation elect to assume such defense and neither Parent nor the Surviving Corporation shall be liable for any settlement effected without their prior written consent (such consent not to be unreasonably conditioned, withheld or delayed); (iv) Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnitee if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnified action of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law; and (v) all rights to indemnification in respect of any such Actions shall continue until final disposition of all such Actions. If indemnity is not available with respect to any Indemnitee pursuant to this Section 5.16, then the Parent and the Indemnitee shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

(c) Prior to the Closing, the Company shall, and if the Company is unable to, Parent shall cause the Company as of the Closing to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case with a claims reporting or discovery period of at least six (6) years from and after the Closing from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the Execution Date with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing (including in connection with the Transactions); provided, however, that in no event shall the Company expend for such policies a premium amount in excess of the amount set forth in Section 5.16 of the Company Disclosure Letter. If the Company for any reason fails to obtain such “tail” insurance policies as of the Closing, the Company shall, and Parent shall cause the Company to, continue to maintain in effect for a period of at least six (6) years from and after the Closing the D&O Insurance in place as of the Execution Date with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the Execution Date, or the Company shall, and Parent shall cause the Company to purchase comparable D&O Insurance for such six (6)-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the Execution Date; provided, however, that in no event shall the annual cost of the D&O Insurance exceed during the six (6) years from and after the Closing three hundred percent (300%) of the current aggregate annual premium paid by the Company for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount..

(d) During the six (6)-year period from and after the Closing, all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Closing and rights to advancement of expenses relating thereto now existing in favor of any Indemnitee as provided in the Organizational Documents of the Company or any indemnification agreement between such Indemnitee and the Company, in each case, as in effect on the Execution Date, shall not be amended, restated, amended and restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnitee.

(e) If Parent or the Surviving Corporation or any of their respective legal successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the legal successors and permitted assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.16.

(f) The provisions of this Section 5.16 are intended to be for the benefit of, and from and after the Closing shall be enforceable by, each Indemnitee, who is an intended third-party beneficiary of this Section 5.16.

(g) The rights of the Indemnitees under this Section 5.16 shall be in addition to any rights such Indemnitees may have under the Organizational Documents of the Company and the Surviving Corporation, as the case may be, or under any applicable Contracts or Laws and nothing in this Agreement is intended to, shall be construed or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company for any of their respective directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 5.16 is not prior to or in substitution of any such claims under such policies).

Section 5.17 Exclusivity. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement:

(a) The Company shall not take, and shall cause its Affiliates not to take, nor permit any of their Representatives to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Parent) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to, any issuance, sale, pledge, disposal of, grant, transfer or encumbrance of any of the Company’s equity securities or any merger, sale of substantial assets or similar transaction involving any of the Company, other than issuances of equity securities not prohibited by Section 5.1 and assets sold in the ordinary course of business (each such acquisition transaction, an “Acquisition Transaction”). The Company shall, and shall cause its Affiliates to, and shall cause any of their Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Parent and its Affiliates) and request the prompt return or destruction of all confidential information previously furnished, in each case with respect to any of the foregoing. Notwithstanding the foregoing, the Company and its Representatives may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating that the Company is subject to an exclusivity agreement and are unable to provide any information related to the Company or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction so long as such exclusivity agreement remains in effect. The Company shall promptly (but in any event within forty-eight hours) notify Parent if the Company or any of its Representatives receive any offer for, or any solicitation to discuss or negotiate, an Acquisition Transaction which notice shall include a written summary of the material terms and conditions of any such offer, whether conveyed verbally or in writing. The Company represents and warrants to Parent that this Section 5.17(a) does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which the Company or any of its Affiliates are currently bound.

(b) Parent shall not take, and shall cause its Affiliates and their respective Representatives not to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Company and/or any of its Affiliates) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to, any Business Combination (each such transaction, a “Business Combination Transaction”). Parent shall, and shall cause its Affiliates and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than the Company and its Affiliates) and request the prompt return or destruction of all confidential information previously furnished, in each case with respect to any of the foregoing. Notwithstanding the foregoing, Parent, any of its Affiliates and any of its or their respective Representatives may respond to any unsolicited proposal regarding a Business Combination Transaction by indicating that Parent is subject to an exclusivity agreement and is unable to entertain any proposals or offers or engage in any negotiations or discussions concerning a Business Combination Transaction so long as such exclusivity agreement remains in effect. Parent shall promptly (but in any event within forty-eight hours) notify the Company if Parent or any of its Representatives receives any offer for, or any solicitation to discuss or negotiate, a Business Combination Transaction which notice shall include a written summary of the material terms and conditions of any such offer, whether conveyed verbally or in writing. Parent represents and warrants to the Company that this Section 5.17(b) does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which the Parent or any of its Affiliates are currently bound.

Section 5.18 Publicity. The initial press release regarding the Transactions shall be a joint press release and thereafter the Company and Parent each shall consult with each other, provide each other with a reasonable opportunity to review and give due consideration to reasonable comments made by each other prior to issuing any press releases or otherwise making public announcements with respect to the Transactions and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

Section 5.19 Confidentiality. The terms of the Mutual Non-Disclosure Agreement, dated as of June 5, 2020 (the “Confidentiality Agreement”), between the Company and Parent, are hereby incorporated by reference, mutatis mutandis, and, notwithstanding anything contained in the Confidentiality Agreement to the contrary, shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate.

Section 5.20 Financing. Prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall cause the appropriate officers and employees thereof, to use reasonable best efforts to cooperate in connection with the arrangement of the PIPE Investment as may be reasonably requested by Parent, including by (i) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with investors at mutually agreeable times and locations and upon reasonable advance notice, (ii) reasonably assisting with the preparation of customary materials for actual and potential participants in the PIPE Investment, offering documents, private placement memoranda, prospectuses and similar documents required in connection with the PIPE Investment (which shall not include pro forma financial information), (iii) providing financial statements and such other financial information regarding the Company as applicable, that is readily available or within its possession and as is reasonably requested in connection with the PIPE Investment, (iv) taking or appointing a representative of the Company to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by the Company to permit the consummation of the PIPE Investment and the issuance of shares of Parent Common Stock immediately following the Closing, (v) reasonably assisting Parent to satisfy the conditions set forth in any document executed in connection with the PIPE Investment and (vi) otherwise reasonably cooperating in Parent’s efforts to consummate the PIPE Investment For the avoidance of doubt, Parent shall not consummate an PIPE Investment for gross proceeds in excess of $500,000,000 (including the Subscription Agreements existing as of the date of this Agreement) or on terms materially different than those contained in such Subscription Agreements without the prior written consent of the Company, and any such excess proceeds shall be raised on substantially the same terms as those applicable to the PIPE Investment as of the date of this Agreement.

Section 5.21 Subscription Agreements. Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner materially adverse to the Company. Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Subscription Agreements and otherwise comply with its obligations thereunder, (b) in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing and (c) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment set forth in the Subscription Agreements at or prior to the Closing. Without limiting the generality of the foregoing, Parent shall give the Company, prompt (and, in any event within three (3) Business Days) written notice: (i) of any amendment to any Subscription Agreement (together with a copy of such amendment), (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Parent; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (iv) if Parent does not expect to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the Subscription Agreements.

Section 5.22 Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, each of Parent and the Company and the Parent Board and the Company Board, respectively, shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 5.23 Further Assurances. The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.

Article VI

Conditions

Section 6.1 Conditions to Each Party’s Obligation to Consummate the Transactions. The obligation of each Party to consummate the Transactions is subject to the satisfaction or waiver in writing by Parent and the Company at or prior to the Closing of each of the following conditions:

(a) HSR Approval. The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated.

(b) Orders and Litigation. No court, arbitrator, mediator or other Governmental Entity of competent jurisdiction shall have enacted, enforced, entered, issued or promulgated any Order or Law (whether temporary, preliminary or permanent) that is in effect and has the effect of (i) making the Transactions illegal or otherwise restraining or prohibiting consummation of the Transactions or (ii) causing the Transactions to be rescinded following their consummation, and no Action brought by any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the Transactions shall be pending.

(c) Parent Stockholder Approval. The Parent Stockholder Proposals shall have been duly approved by the holders of shares of Parent Common Stock constituting the Requisite Parent Vote in accordance with applicable Law and the Organizational Documents of Parent.

Section 6.2 Conditions to Obligation of Parent. The obligation of Parent to consummate the Transactions is also subject to the satisfaction or waiver in writing by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties of the Company.

(i) The representations and warranties made by the Company in Section 3.1 (Organization, Good Standing and Qualification), Section 3.2 (Capital Structure), Section 3.3 (Authority; Approval), and Section 3.20 (Brokers and Finders) shall be true and correct in all but de minimis respects as of the Execution Date and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii) The other representations and warranties of the Company set forth in Article III and any certificates delivered pursuant to this Agreement shall be true and correct (without giving effect to any materiality qualifiers, including Material Adverse Effect, contained therein) as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date, other than the obligations set forth in Section 5.1(b)(i), 5.1(b)(ii), 5.1(b)(v), 5.1(b)(xxii) and 5.1(b)(xxv) which shall be performed and complied with in all respects.

(c) Closing Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company (solely in his capacity as such and not in their personal capacity, and without personal liability), certifying that the conditions set forth in Section 6.2(a), Section 6.2(b), Section 6.2(d), and Section 6.2(h) have been satisfied.

(d) No Material Adverse Effect. Since the Execution Date, there shall not have occurred any Material Adverse Effect.

(e) Transaction Documents. All Transaction Documents shall have been executed and remain in full force and effect.

(f) Terminating Agreements. The Terminating Agreements shall be terminated and be of no further force or effect as of the Effective Time.

(g) Continued Employment. The Key Employees shall be employed by the Company and shall not have served any resignations or be subject to pending termination.

(h) Payment of Transaction Expenses. The Company shall have provided copies of customary payoff letters in connection with the repayment of Transaction Expenses from the Persons listed on Schedule 6.2(h) hereto.

(i) Key Contracts. Each of the Key Contracts shall be in full force and effect, no breach or violation of, or default under, any Key Contract by the Company or any of its Subsidiaries shall have occurred, no event shall have occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, and no counterparty thereto shall have delivered notice of intent to terminate such Key Contract.

(j) Support Agreements. Support Agreements executed and delivered by Stockholders holding at least 95% of the Company Common Stock issued and outstanding as of the Execution Date shall have been obtained and certified by the Chief Executive Officer of the Company.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Transactions is also subject to the satisfaction or waiver in writing by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties of the Parent.

(i) The representations and warranties of Parent set forth in Section 4.1 (Organization, Good Standing and Qualification), Section 4.2 (Capital Structure), Section 4.3 (Authority; Approval) and Section 4.12 (Brokers and Finders) shall be true and correct in all but de minimis respects as of the Execution Date and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii) The other representations and warranties of Parent contained in Article IV and any certificates delivered pursuant to this Agreement shall be true and correct (without giving effect to any materiality qualifiers, including Material Adverse Effect, contained therein) as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.

(b) Performance of Obligations of Parent. Parent shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date, other than the obligations set forth in Section 5.2(b)(iii) which shall be performed and complied with in all respects.

(c) Closing Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent by a duly authorized officer of Parent (solely in their capacity as such and not in their personal capacity, and without personal liability), certifying that the conditions set forth in Section 6.3(a), Section 6.3(b), and Section 6.3(d) have been satisfied.

(d) Listing. The shares of Parent Class A Common Stock to be issued as the Merger Consideration shall have been approved for listing on the NASDAQ, subject only to official notice of issuance.

(e) Minimum Cash. As of the Closing, after consummation of the PIPE Investment and after distribution of the Parent Trust Account, pursuant to Section 5.3(a), deducting all amounts to be paid pursuant to the Parent Share Redemption, Parent shall have cash on hand equal to or in excess of $300,000,000 (without, for the avoidance of doubt, taking into account any Transaction Expenses).

Section 6.4 Frustration of Closing Conditions. A Party may not rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

Article VII

Termination

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Parent and the Company;

(b) by either Parent or the Company, by giving written notice of such termination to the other Party, if:

(i) the Closing shall not have occurred on or prior to the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to have occurred on or prior to the Outside Date; or

(ii) any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any Party that has breached in any material respect its obligations under this Agreement, including Section 5.11 (Regulatory Filings/Approvals), in any manner that proximately contributed to such Order becoming final and non-appealable; or

(iii) the Requisite Parent Vote shall not have been obtained at the Parent Special Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement;

(c) by the Company if Parent shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) is not curable or, if curable, is not cured by the earlier of (A) thirty (30) days after written notice thereof is given by the Company to Parent and (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if the Company is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2;

(d) by Parent if the Initial Stockholder Consent has not been obtained and certified by the Chief Executive Officer of the Company prior to the end of the Stockholder Support Delivery Period (provided, that if the Initial Stockholder Consent is subsequently obtained and certified by the Chief Executive Officer of the Company at any time prior to termination of this Agreement, then Parent shall no longer have the right to terminate pursuant to this Section 7.1(d));

(e) by Parent if the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2, respectively and (ii) is not curable or, if curable, is not cured by the earlier of (A) thirty (30) days after written notice thereof is given by Parent to the Company and (B) the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if Parent is then in breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3; or

(f) by the Company if Parent has made a Change in Recommendation.

Section 7.2 Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its representatives or Affiliates); provided, however, that (a) no such termination shall relieve any Party of any liability or damages to the other Party resulting from any willful and material breach of this Agreement and (b) the provisions set forth in this Section 7.2, Article IX and the Confidentiality Agreement shall survive the termination of this Agreement.

Article VIII

INDEMNIFICATION

Section 8.1 Survival.

(a) Each representation, warranty, covenant and other obligation in this Agreement shall survive the Closing, but only to the extent, and until the applicable survival date, specified in this Section 8.1(a), whereupon it shall terminate; provided, that if a claim with respect thereto shall be made prior to such survival date, then such survival date shall be extended, and such provision shall survive, but only with respect to such claim and only until the Final Determination thereof, whereupon such provision shall terminate:

(i) The survival date applicable to Company Fundamental Representations shall be the three-year anniversary of the Closing Date.

(ii) The representations and warranties set forth in Section 3.24 (No Other Representations or Warranties); and Section 4.16 (No Other Representations or Warranties), which shall survive the Closing indefinitely.

(iii) The representations and warranties contained in this Agreement other than those set forth in Sections 8.1(a)(i) and (ii) shall not survive the Closing Date.

(iv) The survival date applicable to the covenants and agreements contained in this Agreement shall be (A) with respect to covenants and agreements that require performance in full prior to the Closing, the Closing Date, and (B) with respect to covenants and agreements that by their terms are required to be performed, in whole or in part, after the Closing, the date on which such covenants and agreements have been fully performed or otherwise satisfied in accordance herewith.

(v) The provisions contained in this Article VIII and in Article IX shall survive indefinitely.

(b) No provision of this Article VIII shall apply to or limit any claim that a Party committed common law fraud under Delaware Law in making any representation or warranty contained in Article III or Article IV of this Agreement, which may be brought at any time until lapse of the applicable statute of limitations provided by Delaware Law. The right of a Person to any remedy pursuant to this Article VIII shall not be affected by any investigation or examination conducted, or any Knowledge possessed or acquired (or capable of being possessed or acquired), by such Person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation. Except in the case of common law fraud under Delaware Law, no Person shall be required to show reliance on any representation, warranty, certificate or covenant in order for such Person to be entitled to indemnification, compensation or reimbursement hereunder.

Section 8.2 Indemnification by the Majority Stockholder. Following the Closing, the Majority Stockholder shall indemnify, defend, hold harmless and reimburse each of Parent, Merger Sub and their Affiliates and Representatives, respective successors and permitted assigns (the “Indemnified Parties”) from and against all Losses imposed on, incurred or suffered by or asserted against any Parent Indemnified Party in connection with or arising out of:

(a) the failure of any Company Fundamental Representation to be true and accurate as of the Closing (or, in the case of any representation or warranty that expressly speaks as of a different date, such date) it being understood that for purposes of this Section 8.2(a) any qualifications relating to materiality (such as the terms “material” and “Material Adverse Effect”) or relating to Knowledge contained in such representation or warranty (other than the representation and warranty set forth in Section 3.6 (Absence of Certain Changes)) shall be disregarded for purposes of determining whether such representation or warranty was not true and accurate or the quantity of such Losses;

(b) the failure of the Company to fully perform any covenant or obligation of the Company contained in this Agreement that is required to be performed prior to the Closing; or

(c) any claim, cause of action, right or remedy, or any Action, asserted at any time by any actual or alleged securityholder of the Company relating to the allocation or entitlement to a portion of the consideration paid or to be paid in connection with the Transactions, including any assertion of contractual, employment or other rights and any assertion of rights to own or acquire any security.

Section 8.3 Claim Procedures.

(a) In order for an Indemnified Party to duly make a valid claim under Section 8.2, the Indemnified Party must (reasonably promptly following the first date following the Closing Date on which such Indemnified Party has knowledge of facts, matters or circumstances from which it is reasonably apparent that such an occurrence is likely to have occurred) provide written notice to the Majority Stockholder (the recipient of such notice, the “Indemnifying Party”), which notice shall set forth a description in reasonable detail of the occurrence(s) specified in Section 8.2 which the Indemnified Party alleges to have occurred, a description of the facts and circumstances giving rise to such occurrences, the estimated amount of Losses imposed, incurred, suffered or asserted in connection therewith or arising therefrom (to the extent then ascertainable), and a description of any other remedy sought in connection therewith, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”). The Indemnified Party shall cooperate with and provide to the Indemnifying Party such information under the Indemnified Party’s control as the Indemnifying Party may reasonably request for the purposes of determining the validity of the allegations made in the Claim Notice and shall keep the Indemnifying Party reasonably and promptly informed of factual and procedural developments (including additional information which may come under the Indemnified Party’s control) in connection therewith. The Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law) to third parties and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work product privileges.

(b) In the event the Claim Notice results from any Action asserted or threatened against, the Indemnified Party by a third party (a “Third Party Claim”):

(i) The Indemnified Party shall provide the Claim Notice to the Indemnifying Party not later than the tenth (10th) Business Day following the Indemnified Party’s receipt of the Third Party Claim, and in any event not later than the tenth (10th) Business Day preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding; provided, that if either such Business Day occurs on or prior to the Closing Date, the Claim Notice shall be timely provided if it is provided not later than the Business Day following the Closing Date; and provided, further, that the failure to timely provide a Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure has a material prejudicial effect on the defense or resolution of the Third Party Claim.

(ii) During the period ending on the earlier of the thirtieth (30th) calendar day following the Indemnifying Party’s receipt of the Claim Notice and the fifth (5th) calendar day preceding the date on which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding, the Indemnifying Party shall be entitled to notify the Indemnified Party of its election to assume and control the defense of the Third Party Claim, unless the Claim Notice states that the Indemnified Party has determined in good faith that (1) the Third Party Claim seeks an injunction or other equitable or non-monetary relief against the Indemnified Party (other than injunctive, equitable or non-monetary relief that is incidental to monetary damages as the primary relief sought), (2) the Third Party Claim arises in connection with any criminal matter, (3) the Losses sought in connection with such Third Party Claim are reasonably likely to exceed the value of the then outstanding number of Lockup Shares or (4) there is a reasonable probability that the Third Party Claim may materially adversely affect the Indemnified Party or its Affiliates other than as a result of monetary damages.

A. In the event that the Indemnifying Party is entitled to and duly and timely makes such election, such election shall constitute the Indemnifying Party’s conclusive acknowledgment that the Indemnified Party is entitled to be indemnified, defended, held harmless and reimbursed in accordance with this Article VIII for, from and against the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party by appropriate proceedings and shall have the sole power (as between the Indemnifying Party and the Indemnified Party and their respective Affiliates) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy relating to the Third Party Claim. The Indemnified Party shall be entitled but not obligated to participate in any such defense and to employ separate counsel of its choosing for such purpose, in each case, at the Indemnified Party’s sole cost and expense. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall be entitled to settle such claims; provided, that, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle, compromise or cease to defend such Third Party Claim if such settlement, compromise or cessation would result in (i) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party; (ii) the imposition of a consent order, injunction or decree that would materially restrict the future activity or conduct of the Indemnified Party or any of its Affiliates; (iii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates; (iv) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates or (v) any non-monetary condition or obligation being imposed on any Indemnified Party or any of its Affiliates.

B. If the Indemnifying Party (i) is not entitled to or does not duly and timely make such election, or (ii) after timely making such election, fails to take reasonable steps to defend diligently the Third Party Claim within ten (10) Business Days after its receipt of written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall be entitled but not obligated (subject to Section 8.6 (Minimizing and Mitigating Losses)) to notify the Indemnifying Party of its election to assume and control such defense from the Indemnifying Party, whereupon the Indemnified Party and not the Indemnifying Party shall have the powers described in the first sentence of Section 8.3(b)(ii)A; provided, that the Indemnified Party’s right to be indemnified, defended, held harmless and reimbursed in respect of the Third Party Claim shall not otherwise be affected by such election. Notwithstanding anything in the foregoing to the contrary, the Indemnifying Party shall have no liability with respect to a Third Party Claim settled without its prior written consent (which shall not unreasonably be withheld, conditioned or delayed).

(iii) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate investigation and defense of all Third Party Claims, including by providing reasonable access to each other’s relevant business records, documents and employees, for purposes of investigation, document production, testimony and otherwise. The Indemnified Party and the Indemnifying Party shall keep each other fully and promptly informed with respect to the status of all Third Party Claims and shall deliver to each other copies of all material written notices and documents (including court papers) received by the other that relate to any Third Party Claims. The Person controlling the defense of a Third Party Claim shall in good faith allow the Indemnifying Party or Indemnified Party, as the case may be, to make comments to the materials filed or submitted in such defense, and shall consider such comments in good faith.

(iv) All reasonable and documented out-of-pocket legal fees, costs and expenses actually incurred or suffered by the Indemnifying Party and the Indemnified Party in connection with investigating and defending, and cooperating in the investigation and defense of, the Third Party Claim (“Third Party Claim Expenses”) shall be paid as follows:

(v) Any Third Party Claim Expenses actually incurred or suffered by the Indemnified Party (1) prior to or in the absence of the due and timely making of the election described in Section 8.3(b)(ii)A, (2) under the circumstances described in Section 8.3(b)(ii)B or (3) in compliance with Section 8.3(b)(iii) shall constitute Losses for which the Indemnified Party shall be entitled to be reimbursed if the Indemnified Party is determined pursuant to a Final Determination to be entitled to be indemnified, held harmless and reimbursed pursuant to this Article VIII in respect of the Third Party Claim.

(vi) Third Party Claim Expenses not addressed by Section 8.3(b)(ii)A shall be paid by the Person by which they were incurred.

Section 8.4 Losses and Recoveries.

(a) Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case relating to the matters described in the Claim Notice shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss. The Indemnified Party shall, use commercially reasonable efforts (excluding litigation) to recover any such insurance or other proceeds from third parties to the same extent such Indemnified Party would recover such proceeds if such Losses were not subject to indemnification hereunder. In the event that, after having complied with the preceding sentence, an Indemnified Party still has any rights against a third party with respect to any occurrence, claim or Loss that results in a payment by an Indemnifying Party under this Article VIII, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided, that until the Indemnified Party recovers full payment of the Loss associated with such payment, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party. Each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(b) Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit actually realized (including the utilization of a Tax loss or Tax credit carried forward) as a result of such Loss by the Person claiming such Loss.

(c) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VIII the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of the Loss.

(d) No Double Recovery. No Indemnified Party shall be entitled to recover more than once in respect of the same Loss (notwithstanding that such Loss may result from more than one of the occurrences specified in Section 8.2).

(e) Effect of Waiver of Condition. No Party’s right to indemnification pursuant to this Article VIII shall be adversely affected by its waiver of a condition to the Closing set forth in Article VI unless such Party makes clear by the terms of its waiver that it is foreclosing its right to indemnification with respect to all Losses in connection with or arising out of the facts and circumstances that are the subject of the waiver.

Section 8.5 Payments; Limitations.

(a) The Majority Stockholder shall transfer to Parent the amount of any Loss for which he is liable pursuant to Section 8.2 in the form of such number of outstanding Lockup Shares, with the number of such Lockup Shares calculated by reference to the thirty (30) day trailing VWAP per share of Parent Class A Common Stock as of the date of the submission of the notice of claim to the Company pursuant to Section 8.3.

(b) The Majority Stockholder shall not have any liability pursuant to this Article VIII to the extent that the aggregate amount of such Losses exceeds (i) prior to the second anniversary of Closing, the then outstanding number of Lockup Shares and (ii) thereafter, the number of Lockup Shares outstanding immediately prior to the second anniversary of Closing.

(c) All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 8.2 shall be treated as adjustments to the consideration paid pursuant to the Transactions for Tax purposes.

Section 8.6 Minimizing and Mitigating Losses. Each Indemnified Party shall use commercially reasonable efforts to mitigate any indemnifiable Loss, and if the Indemnified Party fails to do so, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Party so complied.

Section 8.7 Exclusive Remedies and No Rights Against Nonparties.

(a) Following the Closing, no Party shall assert against any other Party any claim, cause of action, right or remedy, or any Action, relating to this Agreement, the Transactions or any document or instrument delivered in connection herewith or therewith, other than (i) claims pursuant to this Article VIII, (ii) claims that a Party committed common law fraud under Delaware Law in making any representation or warranty contained in Articles III or IV and (iii) claims pursuant to the terms of any Transaction Document. Following the Closing, the claims and remedies specified in clauses (i) through (iii) of the previous sentence shall constitute the Parties’ sole and exclusive rights and remedies available to the Indemnified Parties for any and all Losses or other claims relating to or arising out of this Agreement, the Transactions and any document or instrument delivered in connection herewith or therewith, and shall supersede all other rights and remedies available at law or in equity (including any right of rescission). Accordingly, effective as of the Closing, each Party hereby irrevocably waives and discharges, and releases each other Party, to the fullest extent permitted under applicable Law, from, all other claims, causes of action and Actions relating thereto.

(b) In addition to Section 8.7(a), this Agreement may only be enforced against, and any Action, right or remedy that may be based upon, arise out of or relate to this Agreement, any other Transaction Document or the Transactions, or the negotiation, execution or performance of this Agreement, may only be made against the Persons that are expressly identified as Parties in their capacities as parties to this Agreement, and no Party shall at any time assert against any Person (other than a Party) which is a director, officer, employee, shareholder, general or limited partner, member, manager, agent or Affiliate or Representative of another Party (each, a “Nonparty”), any claim, cause of action, right or remedy, or any Action, relating to this Agreement, any other Transaction Document, the Transactions or any document or instrument delivered in connection herewith or therewith. Each Party hereby waives and discharges any such claim, cause of action, right, remedy and Action, and releases (and agrees to execute and deliver any instrument necessary to effectuate the release of) each Nonparty therefrom. The provisions of this Section 8.7(b) are for the benefit of and shall be enforceable by each Nonparty, which is an intended third-party beneficiary of this Section 8.7(b) and Section 5.23 (Further Assurances) in connection herewith.

Article IX

Miscellaneous and General

Section 9.1 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Parent and the Company, or in the case of a waiver, by the Party granting the waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 9.2 Expenses. Except as otherwise provided in this Agreement and the Transaction Documents and whether or not the transactions contemplated by this Agreement and the Transaction Documents are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 9.4 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of Delaware, including its statutes of limitations, without giving effect to applicable principles of conflicts of law to the extent that the application of the Laws of another jurisdiction (whether of the State of Delaware or any other jurisdiction would be required thereby).

(b) Each Party agrees that it shall bring any Action in respect of any claim based upon, arising out of or relating to this Agreement or any Transaction Document or the transactions contemplated by this Agreement or any Transaction Document exclusively in the courts of the State of Delaware and the federal courts of the United States located in the State of Delaware; and solely in connection with claims arising under or relating to this Agreement or any of the Transaction Documents (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS Section 9.4(c).

(d) Irreparable damage would occur in the event that any covenant herein was not to be performed in accordance with its terms. Accordingly, each Party shall be entitled to seek one or more injunctions to prevent any breach of covenant and to enforce specifically this Agreement in the Chosen Courts, in addition to any other remedy to which such Party may be entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.

Section 9.5 Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier to the Person or entity for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email, as provided in this Section 9.5; provided, that the email is confirmed orally or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after email by dispatch pursuant to one of the other methods described herein:

To Parent:

DiamondPeak Holdings Corp.
40 W 57th Street, 29th Floor, New York, New York 10019

Telephone:	(212) 716-2000
Email:	hamamoto@diamondheadpartners.com;
brett.bossung@silverpeak.com
Attn:	David Hamamoto, Brett Bossung

With a copy to:

Sullivan & Cromwell LLP
125 Broad Street, New York, NY, 10004

Telephone:	(212) 558-4000
Email:	downesr@sullcrom.com;
croftons@sullcrom.com
Attn:	Robert Downes, Scott Crofton

To Company:

Lordstown Motors Corp.
2300 Hallock Young Road, Lordstown, OH 44481

Telephone:	(330) 402-5960
Email:	Tom.Canepa@lordstownmotors.com
Attn:	Thomas Canepa, General Counsel & Secretary

With a copy to:

Baker and Hostetler LLP
127 Public Square, Suite 2000, Cleveland, OH, 44114

Telephone:	(216) 861-7986
Email:	MLeonard@bakerlaw.com
Attn:	Melissa Leonard

or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies shall be provided to outside counsel for convenience only, such copies shall not, in and of themselves, constitute notice and the failure to provide any such copy shall not alter the effectiveness of any notice or other communication otherwise duly made or given.

Section 9.6 Entire Agreement. This Agreement (including any exhibits or schedules hereto), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof; provided, however, that each Party acknowledges and agrees that the Confidentiality Agreement shall automatically terminate and be of no further force or effect at and as of the Closing and this Agreement supersedes any provision to the contrary in the Confidentiality Agreement.

Section 9.7 No Third-Party Beneficiaries. Except as provided in Section 5.16 (Indemnification) and Section 8.7(a) (Exclusive Remedies and No Rights Against Nonparties), there shall be no third-party beneficiaries of this Agreement, any Transaction Document or any exhibit, annex or schedule hereto or thereto, and none of them shall confer on any Person other than the parties hereto and thereto any claim, cause of action, right or remedy.

Section 9.8 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.

Section 9.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance, is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.10 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Section or Schedule, such reference shall be to an Annex, Exhibit, Section or Schedule to this Agreement unless otherwise indicated.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular have a comparable meaning when used in the plural and vice versa. The rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. Unless the context of this Agreement clearly requires otherwise, words importing any gender shall include all other genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Currency amounts referenced herein are in Dollars. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to “written” or “in writing” include documents in electronic form or transmission by email. A reference to any Person includes such Person’s successors and permitted assigns.

(c) Except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date. Any agreement or instrument referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and all attachments thereto and instruments incorporated therein.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e) No specific provision, representation or warranty in this Agreement shall limit the applicability of a more general provision, representation or warranty in this Agreement.

(f) The Parties drafted this Agreement jointly through the exchange of drafts hereof, so no presumption or burden of proof favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(g) Neither the specification of any Dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

Section 9.11 Assignment. The obligations of the Parties under this Agreement are not assignable without the prior written consent of the other Parties, which such Parties may withhold in their discretion. Any purported assignment in violation of this Agreement is void.

Section 9.12 Fulfillment of Obligations. Any obligation of any Party under this Agreement or any of the Transaction Documents, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 9.13 Obligations of Merger Sub. Parent hereby guarantees the due and punctual performance and payment (not merely collection) in full of all obligations and liabilities of Merger Sub under this Agreement, as and when due and payable or required to be performed pursuant to any provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

DIAMONDPEAK HOLDINGS CORP.

By:	/s/ David T. Hamamoto
	Name:	David T. Hamamoto
	Title:	Chief Executive Officer and Chairman

DPL MERGER SUB CORP.

By:	/s/ David T. Hamamoto
	Name:	David T. Hamamoto
	Title:	Chief Executive Officer and Chairman

LORDSTOWN MOTORS CORP.

By:	/s/ Stephen S. Burns
	Name:	Stephen S. Burns
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified in this Exhibit A.

“Accredited Investor” means a Stockholder that (a) is an “accredited investor”, as such term is defined in Rule 501(a) under the Securities Act, and (b) has properly completed and delivered an investor questionnaire to the Exchange Agent pursuant to Section 2.8 that certifies, to the reasonable satisfaction of Parent, that such stockholder is an Accredited Investor.

“Acquisition Transaction” has the meaning set forth in Section 5.17(a).

“Action” means any civil, criminal or administrative action, suit, demand, claim, complaint, litigation, investigation, review, audit, formal proceeding, arbitration, hearing or other similar dispute.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, (a) prior to the Closing, the Company shall not be an “Affiliate” of Parent and (b) following the Closing, the Company shall not be an “Affiliate” of any Stockholder.

“Agreed Form” means the form attached hereto as Exhibit B, subject to de minimis changes agreed to by Parent; provided, that Parent will not unreasonably withhold, condition or delay its agreement to such de minimis changes.

“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated Parent Charter” has the meaning set forth in Section 1.4.

“Anti-Corruption Laws” has the meaning set forth in Section 3.22(a).

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other U.S. and non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Date” has the meaning set forth in Section 3.5(d).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company. Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, non-compete and/or non-solicit, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“BGL” has the meaning set forth in the Recitals.

“BGL Subscription, Registration and Lock-Up Agreement” has the meaning set forth in the Recitals.

“BGL Warrants” has the meaning set forth in the Recitals.

“Business Combination” means a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City, New York or Los Angeles, California.

“Cash Merger Consideration” has the meaning set forth in Section 2.1(a).

“Certificate” has the meaning set forth in Section 2.1(b).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Change in Recommendation” has the meaning set forth in Section 5.7.

“Chosen Courts” means the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the state of Delaware declines to accept jurisdiction over a particular matter, any federal court within the state of Delaware or, in the event each federal court within the state of Delaware declines to accept jurisdiction over a particular matter, any state court within the state of Delaware).

“Claim Notice” has the meaning set forth in Section 8.3(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in the Recitals.

“company” includes any company, corporation or body corporate (including a limited liability company), wherever incorporated.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization, Good Standing and Qualification), Section 3.2 (Capital Structure), Section 3.3 (Authority; Approval) and Section 3.20 (Brokers and Finders).

“Company IP” means the Intellectual Property Rights owned by or exclusively licensed to the Company, or purported to be owned by or exclusively licensed to the Company.

“Company Option” means has the meaning set forth in Section 2.4.

“Company Registered IP” has the meaning set forth in Section 3.16(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.19.

“Confirmatory Agreements” has the meaning set forth in the Recitals.

“Continuing Employees” means the employees of the Company at the Closing.

“Contract” means any agreement, undertaking, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

“Convertible Promissory Notes” means the convertible promissory notes issued by the Company in the form and subject to the limits set forth in the Waiver Letter and Consent, dated July 28,2020, between the Company and Parent.

“COVID-19” means the outbreak of the novel coronavirus and the associated ongoing public health considerations.

“COVID-19 Measures” has the meaning set forth in Section 5.1(a).

“D&O Insurance” has the meaning set forth in Section 5.16(c).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.1(a).

“Dissenting Stockholder” has the meaning set forth in Section 2.14

“Dollars” and “$” mean the lawful currency of the United States of America.

“Effective Time” has the meaning set forth in Section 1.3.

“Employee” means any current or former employee (whether full- or part-time), director, officer or independent contractor (who is a natural person) of the Company.

“Environmental Law” means any Law relating to: (a) the protection, investigation or restoration of the environment or health and safety as it relates to exposure to Hazardous Substances, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c)  wetlands, pollution, contamination or any injury or threat of injury to Persons or property by any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“ERISA Plans” has the meaning set forth in the definition of “Benefit Plan”.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.8.

“Exchange Fund” has the meaning set forth in Section 2.8.

“Execution Date” has the meaning set forth in the Preamble.

“Final Determination” means, with respect to a dispute, an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment with respect to a claim, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Fully Diluted Share Number” means the sum of (a) the number of shares of Company Common Stock issued and outstanding immediately before the Closing, plus (b) the number of shares of Company Common Stock subject to outstanding Company Options which are vested as of the Effective Date or which vest on or before January 1, 2021. For the avoidance of doubt such number shall not include any Company Common Stock issuable pursuant to the Convertible Promissory Notes.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any domestic or non-U.S. legislative, administrative or regulatory authority, agency, commission, body, court or other governmental or quasi-governmental entity of competent jurisdiction, including any supranational body.

“Hazardous Substance” means (a) any substance that is listed, classified or regulated pursuant to any Environmental Law, and (b) any petroleum product or by-product, asbestos-containing material, lead, polychlorinated biphenyls, mold, radioactive material or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Improvements” has the meaning set forth in Section 3.13(d).

“Indemnified Party” has the meaning set forth in Section 8.2.

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Indemnitees” has the meaning set forth in Section 5.16(a).

“Industry” has the meaning set forth in the definition of “Material Adverse Effect”.

“Information Statement” has the meaning set forth in Section 5.10.

“Initial Stockholder Consent” has the meaning set forth in the Recitals.

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property Rights” means all intellectual property or industrial property rights existing anywhere in the world, including: (a) trademarks, service marks, brand names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same (collectively, “Trademarks”); (b) patents, patent applications, including divisionals, continuations, continuations-in-part, re-issues and re-examinations; (c) confidential information, trade secrets, inventions, know-how, data and databases, including specifications, prototypes, models, designs, customer lists and supplier lists; (d) published and unpublished works of authorship, whether copyrightable or not (including Software, website and mobile content, data, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) Internet domain names and URLs.

“Interim Financial Statements” has the meaning set forth in Section 3.5(a).

“IRS” means the Internal Revenue Service.

“IT Assets” means technology devices, computers, Software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all data stored therein or processed thereby, and all associated documentation.

“Key Contracts” means those Contracts set forth on Schedule A-3.

“Key Employees” means those persons set forth on Schedule A-4.

“Knowledge” means (a) with respect to an individual, that the individual is actually aware of such fact or other matter or should have become aware after due inquiry of their direct reports, and (b) with respect to the Company, that any of Stephen S. Burns, Thomas V. Canepa, John LaFleur, Rich Schmidt or John Vo is actually aware of such fact or other matter or should have become aware of after due inquiry of their direct reports.

“Law” or “Laws” means any law, statute, ordinance, common law, rule, regulation, Order or other legal requirement enacted, issued, promulgated, enforced or entered by a Governmental Entity of competent jurisdiction.

“Lease” or “Leases” has the meaning set forth in Section 3.13(b).

“Leased Real Property” has the meaning set forth in Section 3.13(b).

“Letter of Transmittal” has the meaning set forth in Section 5.10.

“Lien” means any lien, charge, pledge, mortgage, easement, hypothecation, usufruct, deed of trust, security interest, claim or other encumbrance, other than, in each case, restrictions on transfer arising solely under applicable federal and state securities Laws.

“Lockup Shares” means any shares of Parent Class A Common Stock held by the Majority Stockholder then subject to the lock-up restrictions in the Registration Rights and Lock-Up Agreement.

“Losses” means any and all damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, diminution of value and costs and expenses including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring and Third Party Claim Expenses to the extent provided by Section 8.3(b)(iv) and reasonable and documented out-of-pocket legal fees, costs and expenses sustained or incurred by an Indemnified Party in investigating claims that (x) are not Third Party Claims and (y) are determined by a Final Determination to be indemnifiable pursuant to Section 8.2; provided, that Losses shall not include punitive or exemplary damages (except for punitive or exemplary damages actually paid to a third party and, in connection with Losses resulting from a breach under this Agreement).

“Majority Stockholder” means Stephen S. Burns.

“Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence or state of facts that, individually or taken together with any other change, circumstance, condition, development, effect, event, occurrence or state of facts is, or would reasonably be expected to be, materially adverse to (x) the condition (financial or otherwise), assets, liabilities (contingent or otherwise), business operations or results of operations of the Company, whether known or unknown or on a short- or long-term basis or (y) the ability of the Company to consummate the Transactions; provided, however, none of the following shall be deemed to constitute or be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur:

(a) changes, developments, circumstances or facts in or with respect to the economy, credit, capital, securities or financial markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets) or political, regulatory or business conditions in the geographic markets in which the Company has operations or its products or services are sold;

(b) changes, developments, circumstances, facts or effects that are the result of factors generally affecting the electric-powered automobile industry (the “Industry”);

(c) any loss of, or adverse change to the relationship of the Company with its customers or suppliers, if and to the extent the Company establishes with reasonable evidence that such loss or adverse change was directly and proximately caused by the entry into, announcement, pendency or performance of this Agreement and the Transactions (provided, that this clause (c) shall be disregarded for purposes of determining compliance with the representations and warranties set forth in Section 3.4(b));

(d) changes in applicable accounting standards, including GAAP or in any Law of general applicability, or in the authoritative interpretation by a Governmental Entity thereof, after the Execution Date;

(e) any failure by the Company to meet any internal or public projections, forecasts, estimates, milestones or financial or operating predictions of revenues, earnings, cash flow or cash position; provided, that any change, development, circumstance, fact or effect (not otherwise excluded under this definition) underlying such failure may be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur;

(f) any change, development or effect resulting from acts of war (whether or not declared), sabotage, civil unrest or terrorism, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors (other than cyberattacks), any weather or natural disaster, or any outbreak of an epidemic or pandemic (including COVID-19);

(g) any actions taken or not taken by the Company pursuant to this Agreement or with Parent’s prior written consent (except for any obligation to operate in the ordinary course of business or similar obligation);

(i) any action not taken by the Company pursuant to this Agreement or with Parent’s prior written consent or at Parent’s written request;

provided, further, that, with respect to clauses (a), (b), (d) and (f) of this definition, such changes, circumstances, conditions, developments, effects, events, occurrences or states of facts shall be taken into account in determining whether a “Material Adverse Effect” is occurring, has occurred or would reasonably be expected to occur if it disproportionately and adversely affects the Company relative to other companies within the Industry.

“Material Contract” has the meaning set forth in Section 3.12(a).

”Merger” has the meaning set forth in the Recitals.

"Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Most Recent Balance Sheet” has the meaning set forth in Section 3.5(a).

“Multiemployer Plan” has the meaning set forth in Section 3.9(c).

“Non-Accredited Investor” means any Stockholder that is not an Accredited Investor.

“Non-Accredited Investor Shares” has the meaning set forth in Section 2.1(a).

“Nonparty” has the meaning set forth in Section 8.7(b).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Omnibus Agreement” has the meaning set forth in the Recitals.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Entity.

“Organizational Documents” has the meaning set forth in Section 3.1.

“Outside Date” means February 1, 2021.

“Owned Real Property” has the meaning set forth in Section 3.13(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in Section 4.3(b).

“Parent Capital Stock” means the Parent Common Stock and Parent Preferred Stock, collectively.

“Parent Class A Common Stock” has the meaning set forth in the Recitals.

“Parent Class B Common Stock” has the meaning set forth in the Recitals.

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Preferred Stock” has the meaning set forth in Section 4.2(a).

“Parent Reports” has the meaning set forth in Section 4.5(a).

“Parent Share Redemption” means the election of an eligible (as determined in accordance with Parent’s Organizational Documents) Parent Stockholder to redeem all or a portion of the shares of Parent Common Stock held by such stockholder at a per-share price, payable in cash, equal to such Parent Stockholder’s pro rata share of the funds held in the Parent Trust Account (as determined in accordance with Parent’s Organizational Documents) in connection with the Transactions.

“Parent Special Meeting” has the meaning set forth in Section 4.3(a).

“Parent Stockholder” means the holder of Parent Common Stock.

“Parent Stockholder Proposals” means, collectively, the following proposals to be voted upon at the Parent Special Meeting: (a) approval and adoption of this Agreement, the Transaction Documents and consummation of the Transactions; (b) the approval, for purposes of complying with applicable listing rules of the NASDAQ, of the issuance of equity interests of the Parent in connection with the consummation of the Transactions; (c) the approval of the Amended and Restated Parent Charter; (d) the election of the members of the board of directors of Parent in accordance with Section 1.6; and (e) the adjourning of the Parent Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the foregoing proposals.

“Parent Trust Account” has the meaning set forth in Section 4.8.

“Parent Trust Agreement” has the meaning set forth in Section 4.8.

“Parent Trustee” has the meaning set forth in Section 5.3(a).

“Parties” or “Party” has the meaning set forth in the Preamble.

“Permitted Liens” means the following Liens: (a) Liens for current Taxes, assessments or other governmental charges not yet due and payable, or which may be hereafter paid without penalty or that the taxpayer is contesting in good faith through appropriate proceedings as listed in Section 3.15 of the Company Disclosure Letter; (b) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s or other like common law, statutory or consensual Liens arising or incurred in the ordinary course of business and which do not materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate, or deposits to obtain the release of such Liens, (c) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property, (d) zoning, building, subdivision, entitlement, conservation restriction and other land use and environmental regulations, easements, covenants, rights of way or other similar requirements or restrictions, none of which (i) materially interfere with the present uses of the Real Property or (ii) materially and adversely affect the value of the specific parcel of Real Property to which they relate, (e) zoning promulgated by Governmental Entities, (f) non-exclusive licenses or sublicenses under Intellectual Property Rights owned by or licensed to the Company granted to any licensee in the ordinary course of business, (g) Liens identified in the Financial Statements, and (h) other Liens that do not, individually or in the aggregate, materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate.

“Person” means any natural person and any corporation, company, partnership (general or limited), unincorporated association (whether or not having separate legal personality), trust or other entity.

“Personal Information” means any information that relates, to, describes, identifies, could reasonably be used to identify, or could reasonably be linked directly or indirectly with an individual, browser household or device, including an individual’s combined first and last name, address, telephone number, fax number, email address, social security number or other identifier issued by a Governmental Entity (including any state identification number, driver’s license number, or passport number), geolocation information of an individual or device, biometric data, medical or health information, credit card or other financial information (including bank account information), cookie identifiers, or any other browser- or device-specific number or identifier, or any web or mobile browsing or usage information that is linked to the foregoing.

“PIPE Investment” means the private placement equity offering conducted by Parent prior to the Closing, including (a) pursuant to the Subscription Agreements entered into on or prior to the Execution Date and (b) any private placement offering conducted by Parent after the Execution Date.

“PIPE Investors” has the meaning set forth in the Recitals.

“Privacy and Security Policies” has the meaning set forth in Section 3.16(j).

“Private Placement Warrants” has the meaning set forth in Section 4.2(a).

“Proxy” has the meaning set forth in Section 5.6(a).

“Public Official” means any Person employed by, representing or acting on behalf of a Governmental Entity or enterprise thereof (including a state-owned or state-controlled enterprise) or a public international organization, any representative or official of a political party or any candidate for any political office.

“Public Warrants” has the meaning set forth in Section 4.2(a).

“Purchase Price” means the sum of (a) $783,400,000 plus (b) the aggregate exercise price of all Company Options included in the calculation of Fully Diluted Share Number.

“Real Property” has the meaning set forth in Section 3.13(b).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name register.

“Registration Rights and Lock-Up Agreement” has the meaning set forth in the Recitals.

“Representative” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.

“Requisite Parent Vote” has the meaning set forth in Section 4.3(a).

“Restricted Contracts” has the meaning set forth in Section 5.1(b)(xii).

“Sanctions” has the meaning set forth in Section 3.22(d).

“SEC” means the Securities and Exchange Commission.

“SEC Clearance Date” has the meaning set forth in Section 5.7.

“Section 16” has the meaning set forth in Section 2.5.

“Securities Act” means the Securities Act of 1933.

“Significant Supplier” has the meaning set forth in Section 3.18(a).

“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.

“Stock Merger Consideration” has the meaning set forth in Section 2.1(a).

“Stock Plan” has the meaning set forth in Section 3.2(b).

“Stockholder” means any holder of shares of Company Common Stock immediately prior to the Effective Time.

“Stockholders’ Agreement” means the Stockholder Agreement, dated February 14, 2020 by among Workhorse Group Inc., Lordstown Motors Corp. and the stockholders listed on Schedule A thereto.

“Stockholder Support Delivery Period” has the meaning set forth in Section 5.9.

“Subscription Agreements” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Support Agreements” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 1.1(b).

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation.

“Tax” or “Taxes” means taxes including all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Terminating Agreements” has the meaning set forth on Schedule A-2.

“Third Party Claim” has the meaning set forth in Section 8.3(b).

“Third Party Claim Expenses” has the meaning set forth in Section 8.3(b)(iv).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights”.

“Transaction Documents” means this Agreement, the Support Agreements, the Registration Rights and Lock-Up Agreement and the Subscription Agreements.

“Transaction Expenses” means (a) all unpaid fees and expenses incurred by or charged to or payable by Parent or the Company for services provided through the Closing Date in connection with this Agreement and the transactions contemplated hereby, including legal fees and related expenses, investment banking fees and related expenses, if any, and accounting fees and related expenses, (b) all bonuses, change-of-control, success, retention or similar payments which vest or become payable to any current or former employees, directors, officers or other service providers of Parent or the Company as a result of the Transactions (including amounts subject to the satisfaction of an additional condition (e.g., remaining employed for a specified period following the Closing) but not including a condition that can only be satisfied by action of Parent or any of its Affiliates, including, without limitation, an action by Parent or any of its Affiliates that gives rise to “good reason” resignation rights) and the employer share of any payroll, social security, unemployment or other Taxes with respect thereto, (c) any accrued or payable transaction, management, monitoring or similar fees payable to any Affiliate of Parent or the Company, (d) the aggregate amount of severance due and payable in connection with any termination of employment prior to the Closing Date of any employee of Parent or the Company that is outstanding as of the Closing Date, and (e) the costs, expenses and premiums incurred in connection with obtaining the D&O Insurance.

“Transactions” has the meaning set forth in the Recitals.

“Trustee” has the meaning set forth in Section 4.8

“VWAP” means the volume-weighted average share price of Parent Common Stock as displayed on Parent’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on a trading day.

“Warrant Agreement” means that certain Warrant Agreement, dated February 27, 2019, by and between Parent and American Stock Transfer & Trust Company, LLC, as trustee.

“Warrants” has the meaning set forth in Section 4.2(a).

Exhibit B

Support Agreements

Exhibit B

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of [●], 2020, is entered into by and between DiamondPeak Holdings Corp., a Delaware corporation (“Parent”), and the undersigned stockholder (the “Stockholder” and, together with Parent, each a “Party” and collectively, the “Parties”) of Lordstown Motors Corp., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement and Plan of Merger, dated as of the August 1, 2020 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and DPL Merger Sub Corp., a Delaware corporation (“Merger Sub”).

RECITALS

WHEREAS, as of the date of this Agreement, the Stockholder is the record holder, beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner, and has full voting power over the number of shares of common stock, par value $0.0001 per share (the “Shares”), of the Company set forth on the Stockholder’s signature page hereto;

WHEREAS, the Company, Parent and Merger Sub have entered into the Merger Agreement, which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the provisions of the DGCL;

WHEREAS, the Stockholder acknowledges that, as a condition and material inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement, Parent has required that (1) certain stockholders specified in the Merger Agreement, collectively representing more than a majority of the outstanding stock of the Company, promptly after the execution and delivery of the Merger Agreement and in any event within twenty-four (24) hours and (2) prior to the Closing, the holders of 95% of the issued and outstanding Shares enter into Support Agreements, including written consents in the form attached hereto as Annex B (each, a “Written Consent”), and, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, the Stockholder is willing to enter into this Agreement;

WHEREAS, Parent desires that the Stockholder agree, and the Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Shares, and to enter into the Written Consent and otherwise vote its Shares in a manner so as to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement, and to undertake certain additional obligations pursuant to this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Stockholder is executing and delivering a Written Consent, constituting the Stockholder’s consent to, and vote to adopt, the Merger Agreement;

[WHEREAS, concurrently with the execution and delivery of this Agreement, the Stockholder is executing and delivering the Registration Rights and Lockup Agreement in the form attached hereto as Annex C;]1 and

WHEREAS, Parent and the Stockholder desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article 1

VOTING AND TRANSFER OF SHARES

Section 1.01. Voting.

(a) The Stockholder irrevocably and unconditionally agrees, during the period beginning on the date of this Agreement and ending on the Expiration Date (the “Applicable Period”), at each meeting of the stockholders of the Company (a “Meeting”) and at each adjournment or postponement thereof, and in connection with each action or approval by consent in writing of the stockholders of the Company (a “Consent Solicitation”), to cause to be present in person or represented by proxy and to vote or cause to be voted (or express consent or dissent in writing, as applicable) that number of Shares set forth on the Stockholder’s signature page hereto and any additional Shares that are hereafter held of record or beneficially owned by the Stockholder (collectively, the “Subject Shares”) that are entitled to vote (or express consent or dissent in writing, as applicable), in each case as follows:

(i) in favor of any proposal for stockholders of the Company to adopt the Merger Agreement and approving any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Merger;

(ii) in favor of any proposal to adjourn a Meeting at which there is a proposal for stockholders of the Company to adopt the Merger Agreement to a later date if there are not sufficient votes to adopt the Merger Agreement or if there are not sufficient Shares present in person or represented by proxy at such Meeting to constitute a quorum;

(iii) against any proposal providing for an Acquisition Transaction or the adoption of an agreement to enter into an Acquisition Transaction;

(iv) against any proposal for any amendment or modification of the Company’s Organizational Documents that would change the voting rights of any Shares or the number of votes required to approval any proposal, including the vote required to adopt the Merger Agreement; and

[1]	To be included in Support Agreements for parties to the Registration Rights and Lockup Agreement.

(v) against any action, transaction or agreement that would, or would reasonably be expected to (A) result in a breach of any representation or warranty or covenant of the Company under the Merger Agreement or the Stockholder under this Agreement or any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled on a timely basis, (B) prevent, delay or impair consummation of the Transactions or dilute, in any material respect, the benefit of the Transactions to Parent, or (C) facilitate any proposal relating to an Acquisition Transaction or any agreement to enter into an Acquisition Transaction.

(b) Any vote required to be cast or consent or dissent in writing required to be expressed pursuant to this Section 1.01 shall be cast or expressed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or Consent Solicitation. For the avoidance of doubt, nothing contained herein requires the Stockholder (or entitles any proxy of the Stockholder) to convert, exercise or exchange any options, warrants or convertible securities in order to obtain any underlying Shares.

(c) The Stockholder agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Section 1.01.

Section 1.02. Proxy. The Stockholder, with respect to the Subject Shares, irrevocably grants a proxy appointing Parent and any designee of Parent, and each of them individually and with full power of substitution, as the Stockholder’s true and lawful attorney-in-fact and proxy, for and in the Stockholder’s name, place and stead, to be counted as represented by proxy and vote, at any time during the Applicable Period, each Subject Share as the Stockholder’s proxy, at every Meeting (including at any adjournment or postponement thereof) and to execute and deliver on behalf of the Stockholder any written expression of consent or dissent relating to the Subject Shares in order to cause the Stockholder to perform the covenants set forth in Section 1.01; provided, however, that the Stockholder’s grant of the proxy and power of attorney contemplated by this Section 1.02 will be effective with respect to a Meeting or Consent Solicitation if, and only if, the Stockholder has not delivered or caused to be delivered to the Secretary of the Company (or the Person undertaking the Consent Solicitation, as applicable), at least two (2) Business Days’ prior to the Meeting or deadline for the Consent Solicitation, as applicable, a duly executed irrevocable proxy directing that the Subject Shares be voted in accordance with Section 1.01 or a duly executed irrevocable expression of consent or dissent in writing with respect to the Subject Shares in accordance with Section 1.01, as applicable. The proxy described in this Section 1.02, if it becomes effective, is limited solely to the voting of Subject Shares (or expressing consent or dissent in writing with respect thereto) solely in order to cause the Stockholder to perform the covenants set forth in Section 1.01. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.02, if it becomes effective, is given in connection with the execution of the Merger Agreement and such irrevocable proxy is given to secure the performance of the obligations of the Stockholder under this Agreement. The proxy described in this Section 1.02, if it becomes effective, is coupled with an interest, including for the purposes of Section 212 of the DGCL, revokes all prior proxies granted by the Stockholder with respect to the Subject Shares and is irrevocable, provided that this proxy shall automatically terminate at the Expiration Date. The power of attorney granted by the Stockholder, if it becomes effective, is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of the Stockholder. For Subject Shares as to which the Stockholder is the beneficial owner but not the holder of record, the Stockholder shall cause any holder of record of such Subject Shares to grant to Parent a proxy to the same effect as that described in this Section 1.02. Parent may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder.

Section 1.03. No Transfers. During the Applicable Period, the Stockholder shall not, directly or indirectly: (a) sell, convey, assign, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecate or otherwise encumber or dispose of any Subject Shares (or any right, title or interest therein) or any rights to acquire any securities or equity interests of the Company; (b) deposit any Subject Shares or any rights to acquire any securities or equity interests of the Company into a voting trust or enter into a voting agreement or any other arrangement with respect to any Subject Shares or any rights to acquire any securities or equity interests of the Company or, except as otherwise provided in Section 1.02, grant or purport to grant any proxy or power of attorney with respect thereto; (c) enter into any contract, option, call or other arrangement or undertaking, whether or not in writing, with respect to the sale, conveyance, assignment, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecation or other encumbrance or disposition, or limitation on the voting rights, of any Subject Shares (or any right, title or interest therein) or any rights to acquire any securities or equity interests of the Company; (d) otherwise grant, permit or suffer the creation of any Liens on any Subject Shares (other than applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws) or (e) commit or agree to take any of the foregoing actions or discuss, negotiate or make an offer or enter into a commitment, agreement, understanding or similar arrangement to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers (i) between the Stockholder and any Affiliate of the Stockholder, (ii) to a trust for the benefit of the Stockholder or to any member of a Stockholder’s immediate family or a trust for the benefit of such immediate family member or (iii) by will, other testamentary document or under the laws of intestacy upon the death of Stockholder, in each case, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate or transferee executes and delivers to Parent a joinder to this Agreement in the form attached hereto as Annex B. Any Transfer or action in violation of this Section 1.03 shall be void ab initio. If any involuntary Transfer of any of Subject Shares occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period. [For the avoidance of doubt, nothing in this Section 1.03 shall prevent entry into or performance of any obligations pursuant to the Registration Rights and Lock-Up Agreement]2.

Section 1.04. Stop Transfer. The Stockholder shall not request that the Company register any transfer of any Certificate or Book-Entry Share or other uncertificated interest representing any Subject Shares made in violation of the restrictions set forth in Section 1.03 during the Applicable Period and hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Subject Shares, subject to the provisions hereof; provided, that any such stop transfer order will immediately be withdrawn and terminated by the Company following the termination of this Agreement.

[2]	To be included in Support Agreements for parties to the Registration Rights and Lockup Agreement.

Section 1.05. Waiver of Appraisal Rights. The Stockholder hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”).

Section 1.06. Release of Claims.

(a) Subject to and upon the consummation of the Merger and the receipt of the Merger Consideration and any cash in lieu of fractional shares to which the Stockholder is entitled, the Stockholder, and, if the Stockholder is a legal entity, together with the Stockholder’s officers, directors, stockholders, Subsidiaries and Affiliates, and each of their respective heirs, Representatives, successors and assigns (such persons, the “Releasors”), hereby fully and unconditionally (subject to the receipt of the amounts specified in this paragraph) releases, acquits and forever discharges, to the fullest extent permitted by law, each of the Parent, Merger Sub, the Company, each of their subsidiaries and affiliates and their respective past, present or future officers, directors, employees, counsel and agents, and all stockholders of the Company prior to Closing (such persons, the “Releasees”), from and against any and all liabilities, actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, whether known or unknown, asserted or unasserted, suspected or unsuspected, absolute or contingent, unmatured or inchoate, both at law and in equity, which the Stockholder or any of the Releasors ever had, now has or may hereafter have against any of the Releasees, on or by reason of any matter, cause or thing whatsoever that arose prior to the Closing; provided, however, that nothing herein shall be deemed to release (a) any right of the Stockholder to receive the Merger Consideration or any cash in lieu of fractional shares to which it may be entitled pursuant to the Merger Agreement in accordance with the terms thereof, (b) any liabilities of a Releasee in connection with any future transactions between the parties that are not related to the Merger Agreements or the transactions contemplated thereby, (c) any employment compensation or benefits matter affecting any Releasor in his or her capacity as a director, manager, officer or employee of the Company, its Affiliates or its Subsidiaries (including any right of the Stockholder for any Company Options held by the Stockholder to be treated as provided in Section 2.4 of the Merger Agreement), (d) any right of Releasor as an Indemnitee as defined in, and pursuant to, Section 5.16 of the Merger Agreement and (e) any liabilities of the Releasees to Releasor pursuant to the terms of a Confirmatory Agreement.

(b) The Stockholder represents that as to each and every claim released hereunder, the Stockholder has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Stockholder also specifically waives any right or benefits that it has or may have under any similar provision of the statutory or non-statutory law of any other jurisdiction. The Stockholder acknowledges that the Releasors may hereafter discover facts different from or in addition to the facts the Releasors now know or believe to be true with respect to the subject matter of this Agreement; however, the Releasors intend that the general releases herein given shall be and remain in full force and effect, notwithstanding the discovery or existence of any such different or additional facts.

Section 1.07. Public Announcements; Filings; Disclosures.

(a) The Stockholder (and the Stockholder’s controlled Affiliates) shall not issue any press release or make any other public announcement or public statement (a “Public Communication”) with respect to this Agreement, the Merger Agreement, or the transactions contemplated by this Agreement or the Merger Agreement, without the prior written consent of Parent (which consent may be withheld in Parent’s sole discretion), except (i) as required by applicable Law or court process, in which case the Stockholder shall use its reasonable best efforts to provide Parent and Parent’s legal counsel with a reasonable opportunity to review and comment on such Public Communication in advance of its issuance and shall give reasonable and good faith consideration to any such comments or (ii) with respect to a Public Communication that is consistent with prior disclosures by Parent; provided, that the foregoing shall not apply to any disclosure required to be made by the Stockholder to a Governmental Entity so long as such disclosure is consistent with the terms of this Agreement and the Merger Agreement and the disclosures made by the Company and Parent pursuant to the terms of the Merger Agreement. Notwithstanding anything to the contrary in this Section 1.07(a), if the Stockholder is a director or officer of the Company, in his or her capacity as a director or officer of the Company, he or she may make public statements in such capacity to the extent permitted under the Merger Agreement.

(b) The Stockholder hereby consents to and authorizes the Company and Parent to publish and disclose in any Public Communication or in any disclosure required by the SEC and in the proxy statement prepared by Parent and filed with the SEC relating to the Parent Special Meeting (the “Proxy Statement”) the Stockholder’s identity and ownership of Subject Shares and the Stockholder’s obligations under this Agreement (the “Stockholder Information”), consents to the filing of this Agreement to the extent required by applicable Law to be filed with the SEC or any regulatory authority relating to the Merger, and agrees to cooperate with Parent in connection with such filings, including providing Stockholder Information reasonably requested by Parent. Parent shall use its reasonable best efforts to provide the Stockholder with a reasonable opportunity to review and comment on any Stockholder Information included in such disclosure in advance of its filing. As promptly as practicable, the Stockholder shall notify Parent of any required corrections with respect to any Stockholder Information supplied by the Stockholder, if and to the extent the Stockholder becomes aware that any such Stockholder Information shall have become false or misleading in any material respect.

Section 1.08. Non-Solicitation

(a) The Stockholder acknowledges that the Stockholder has read Section 5.17 (Exclusivity) of the Merger Agreement. In addition, the Stockholder, solely in the Stockholder’s capacity as a stockholder of the Company, agrees not to, directly or indirectly, take any action that would violate Section 5.17 of the Merger Agreement if such Stockholder were deemed a “Representative” of the Company for purposes of Section 5.17 of the Merger Agreement; provided, the foregoing shall not serve to limit or restrict any actions taken by such Stockholder in any capacity other than as a stockholder of the Company, to the extent such actions are in compliance with or required under Section 5.17 of the Merger Agreement.

(b) Notwithstanding Section 1.08(a), the Stockholder may participate in discussions and negotiations with any Person making an a proposal relating to an Acquisition Transaction (or its Representatives) with respect to such proposal if (i) the Company is engaging in discussions or negotiations with such Person in compliance with Section 5.17 of the Merger Agreement and (ii) such Stockholder’s negotiations and discussions are in conjunction with and ancillary to the Company’s discussions and negotiations.

Section 1.09. No Agreement as Director or Officer. The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as record or beneficial owner of Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by the Stockholder or any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Stockholder to the board of directors of the Company) of the Stockholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company) or other fiduciary capacity for the Company’s stockholders.

Section 1.10. Acquisition of Additional Shares. The Stockholder shall promptly notify (and in any event within two Business Days) Parent of the number of any additional Shares with respect to which the Stockholder becomes the holder of record or acquires beneficial ownership, if any, after the execution of this Agreement and before the Expiration Date, which Shares shall, for the avoidance of doubt, automatically become Subject Shares in accordance with Section 1.01.

Section 1.11. No Adverse Act. The Stockholder hereby agrees that, except as expressly provided or permitted by this Agreement, the Stockholder shall not, and shall cause its Affiliates not to, without the prior written consent of Parent (in Parent’s sole discretion), directly or indirectly, take or permit any action that would in any way (a) restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder, (b) make any representation or warranty of the Stockholder herein untrue or inaccurate or (c) otherwise restrict, limit or interfere with the performance of this Agreement, the Merger Agreement or the transactions contemplated by this Agreement or the Merger Agreement. The Stockholder shall notify Parent in writing promptly of (i) any fact, event or circumstance that would cause, or would reasonably be expected to cause or constitute, an untruth or inaccuracy in the representations and warranties of the Stockholder herein and (ii) the receipt by the Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this sentence shall not limit or otherwise affect the remedies available to any Party.

Section 1.12. No Litigation. The Stockholder hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Entity (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Merger), (b) alleging a breach of any fiduciary duty of any Person in connection with the Merger Agreement or the Transactions, (c) seeking Appraisal Rights in connection with the Merger or (d) otherwise relating to the Merger Agreement, this Agreement or the Merger or other transactions contemplated by the Merger Agreement or this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Stockholder from enforcing the Stockholder’s rights under this Agreement or the Stockholder’s right to receive the Merger Consideration or any cash in lieu of fractional shares to which it may be entitled pursuant to the Merger Agreement in accordance with the terms thereof or for any Company Options held by the Stockholder to be treated as provided in Section 2.4 of the Merger Agreement.

Section 1.13. Further Assurances. The Stockholder shall execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents and to take such further actions as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Article 2

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Parent as follows:

Section 2.01. Organization; Authorization. In the event the Stockholder is an individual, the Stockholder has full power, right and legal capacity to execute and deliver this Agreement, to grant the proxy described in Section 1.02, and to perform his or her obligations hereunder. In the event the Stockholder is a legal entity, (a) the Stockholder is a legal entity duly organized, validly existing and in good standing under the Laws of the Stockholder’s jurisdiction of its organization, (b) the Stockholder has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to grant the proxy described in Section 1.02, to perform the Stockholder’s obligations under this Agreement and consummate the transactions contemplated by this Agreement, and (c) no approval by any holder of the Stockholder’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by the Stockholder and, in the event the Stockholder is an individual and is married and any of the Stockholder’s Subject Shares constitute community property or spousal approval is otherwise required in order for this Agreement to be a valid and binding obligation of the Stockholder, this Agreement has been duly executed and delivered by or on behalf of the Stockholder’s spouse, and this Agreement constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 2.02. Governmental Filings; No Violations; Certain Contracts.

(a) No filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Stockholder with, nor are any required to be made or obtained by the Stockholder with or from any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform the Stockholder’s obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by the Stockholder does not, and the consummation of the transactions contemplated by this Agreement by the Stockholder shall not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Stockholder, if applicable, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of the Stockholder pursuant to, any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and consummation of the transactions contemplated by this Agreement) compliance with the matters referred to in Section 2.02(a), under any Law to which the Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon the Stockholder, except, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

Section 2.03. Litigation. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement (a) there are no Actions pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of its Affiliates and (b) neither the Stockholder nor any of its Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.

Section 2.04. Ownership of Company Stock; Voting Power. The Stockholder’s signature page hereto correctly sets forth the number of the Stockholder’s Subject Shares as of the date of this Agreement and, other than such Subject Shares, as of the date of this Agreement, there are no Company securities (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Company securities) held of record or beneficially owned by the Stockholder or in respect of which the Stockholder has full voting power. The Stockholder is the record holder and beneficial owner of all of its Subject Shares and has, and shall have throughout the Applicable Period, full voting power and power of disposition with respect to all such Subject Shares free and clear of any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that (a) may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws, or (iii) the Company’s Organizational Documents or the terms of any customary custody or similar agreement applicable to Subject Shares held in brokerage accounts or (b) would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Stockholder’s Subject Shares other than pursuant to the Merger Agreement or as set forth in the Company’s Organizational Documents.

Section 2.05. Reliance. The Stockholder understands and acknowledges that Parent and Merger Sub are relying upon the Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of the Stockholder contained in this Agreement.

Section 2.06. Finder’s Fees. No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Parent, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

Section 2.07. Proxy Statement. None of the information supplied or to be supplied by the Stockholder for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the stockholders of the Parent and at the time of the Parent Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.08. Other Agreements. The Stockholder has not taken or permitted any action that would or would reasonably be expected to (a) constitute or result in a breach hereof, (b) make any representation or warranty of the Stockholder set forth herein untrue or inaccurate or (c) otherwise restrict, limit or interfere with the performance of this Agreement, the Merger Agreement or the transactions contemplated by this Agreement or the Merger Agreement.

Section 2.09. Stockholder Has Adequate Information. The Stockholder acknowledges that the Stockholder is a sophisticated investor with respect to the Stockholder’s Subject Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Parent, the Company or any Affiliate of Parent and the Company, and based on such information as the Stockholder has deemed appropriate, made the Stockholder’s own analysis and decision to enter into this Agreement. The Stockholder acknowledges that the Stockholder has had the opportunity to seek independent legal advice prior to executing this Agreement.

Section 2.10. No Other Representations or Warranties. Except for the representations and warranties made by the Stockholder in this Article 2, neither the Stockholder nor any other Person makes any express or implied representation or warranty to Parent in connection with this Agreement or the transactions contemplated by this Agreement, and the Stockholder expressly disclaims any such other representations or warranties.

Article 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Stockholder as follows:

Section 3.01. Organization. Parent is a legal entity duly organized, validly existing and in good standing under the Laws of Delaware.

Section 3.02. Corporate Authority. Parent has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. No approval by any holder of Parent’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.03. No Other Representations or Warranties. Except for the representations and warranties made by Parent in this Article 3, neither Parent nor any other Person makes any express or implied representation or warranty to the Stockholder in connection with this Agreement or the transactions contemplated by this Agreement, and Parent expressly disclaims any such other representations or warranties.

Article 4

GENERAL PROVISIONS

Section 4.01. Termination. This Agreement, including the voting agreements contemplated by this Agreement and any proxy granted hereunder if such proxy becomes effective, shall automatically be terminated at the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement pursuant to Article VII thereof; (c) the effective date of a written agreement duly executed and delivered by Parent and the Stockholder terminating this Agreement; (d) any amendment or modification of, or waiver under, the Merger Agreement, in each case without the prior written consent of the Stockholder, in a manner that (1) reduces or imposes any restriction on the right of the Stockholder to receive the Merger Consideration, (2) reduces the amount or changes the form of the Merger Consideration, or (3) extends the Outside Date (the date and time at which the earlier of clause (a), (b), (c), and (d) occurs being, the “Expiration Date”); provided, however, that in the case of any termination pursuant to clause (a) of the previous sentence, Section 1.05 [Waiver of Appraisal Rights], Section 1.06 [Release of Claims], Section 1.07 [Public Announcements; Filings; Disclosures], Section 1.12 [No Litigation] and Section 1.13 [Further Assurances] and this Article 4 shall survive such termination. Nothing set forth in this Section 4.01 or elsewhere in this Agreement shall relieve any Party of any liability or damages to any other Party for any breach of this Agreement by such Party prior to such termination or fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.

Section 4.02. Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by a Party to the other Party shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided that email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address, or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 4.02:

If to Parent:

DiamondPeak Holdings Corp.
40 W 57th Street, 29th Floor
New York, NY 10019
Attention:	David Hamamoto, Brett Bossung
Telephone:	(212) 716-2000
Email:	hamamoto@diamondheadpartners.com; brett.bossung@silverpeak.com with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY, 10004
Attention:	Robert Downes, Scott Crofton
Telephone:	(212) 558-4000
Email:	downesr@sullcrom.com; croftons@sullcrom.com

If to the Stockholder, to the Stockholder’s address set forth on a signature page hereto.

Section 4.01. Miscellaneous. Sections 9.1, 9.2, 9.3, 9.4, 9.6, 9.7, 9.8, 9.9, 9.10, 9.11 and 9.12 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

DiamondPeak Holdings Corp.

By:
Name:
Title:

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

STOCKHOLDER

Signature of Stockholder	Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)

Printed Name of Stockholder	Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)

[Signature of Stockholder’s Spouse]	[Printed Name of Stockholder’s Spouse]

Address:

Shares Owned Beneficially	Shares Held of Record	Shares Over Which the Stockholder has Full Voting Power
[•]	[•]	[•]

[Signature Page to Support Agreement]

Annex A

ANNEX A

ACTION

BY WRITTEN CONSENT

OF THE STOCKHOLDERS

OF

LORDSTOWN MOTORS CORP.

In accordance with Sections 228 and 251 of the Delaware General Corporation Law (“DGCL”) and the Amended and Restated By-laws of Lordstown Motors Corp., a Delaware corporation (the “Company”), the undersigned stockholders of the Company (the “Stockholders”), having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, hereby take the following actions and adopts the following resolutions:

APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY

WHEREAS, the Stockholders have considered the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 1, 2020, by and among the Company, DiamondPeak Holdings Corp., a Delaware corporation (“Parent”) and DPL Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), a copy of which has been presented to the Stockholders and is attached hereto as Annex A. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement;

WHEREAS, the Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving corporation;

WHEREAS, pursuant to the Merger and subject to the terms and conditions of the Merger Agreement, Parent will deliver or cause to be delivered the aggregate Merger Consideration to be allocated among the Stockholders as provided in the Merger Agreement in exchange for all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, the Board of Directors of the Company (the “Board”) has approved and declared advisable the Merger Agreement and entered into the Merger Agreement on the date thereof; and

WHEREAS, the Board has recommended that the Stockholders vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement, together with all exhibits, annexed and schedules thereto, the transactions contemplated thereby, including the Merger, and any matter required to be approved by the Stockholders in order to facilitate the Merger and the approval of all other transactions contemplated by the Merger Agreement are hereby consented to, adopted, approved and ratified in accordance with the DGCL and the Company’s Amended and Restated By-laws (the “By-laws”); and that the Company be, and hereby is, authorized, directed and empowered to (i) perform its obligations under the Merger Agreement and (ii) enter into and/or perform its obligations under each other agreement, instrument, document or certificate required or permitted to be entered into by the Company under the terms of the Merger Agreement;

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company, to do or cause to be done any and all such further acts and things and to execute and deliver any and all such additional agreements, certificates, documents and instruments as any such officer may deem necessary or appropriate in connection with the transactions contemplated by the Merger Agreement;

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company, to cause to be prepared, executed and filed with the appropriate foreign, federal, state or local governmental authorities or instrumentalities, including the filing of the Certificate of Merger, such registrations, declarations or other filings as any such officer may deem necessary or desirable or as may be required by such governmental authorities or instrumentalities in connection with the transactions contemplated by the Merger Agreement;

RESOLVED FURTHER, that the Board be, and hereby is, authorized and empowered to amend the Merger Agreement and take any other action with respect to the Merger Agreement permitted under Section 251(d) of the DGCL, as the Board may, in the exercise of its discretion, deem advisable, appropriate and in the best interests of the Company and its Stockholders; and

RESOLVED FURTHER, that any rights to receive notice, or any other consent or waiver required in connection with the Merger or the Merger Agreement, under the DGCL, the Company’s Certificate of Incorporation, the By-laws or any other agreement or provision is hereby waived or granted, as applicable, in all respects.

WAIVER OF DISSENTERS’ RIGHTS

WHEREAS, under the DGCL, the Stockholders may be entitled to appraisal rights in connection with the Merger.

NOW, THEREFORE, BE IT RESOLVED, that each undersigned Stockholder, with respect only to himself, herself or itself, hereby irrevocably waives any appraisal rights under the DGCL and any notice or disclosure requirements related thereto.

GENERAL AUTHORITY

RESOLVED FURTHER, that any of the officers of the Company be, and each hereby is, authorized, directed and empowered, acting on behalf of the Company, to execute and deliver any certificates, documents, agreements and instruments that any officer or officers executing such documents may, in the exercise of such officer’s or officers’ discretion, deem appropriate, advisable and in the best interests of the Company pursuant to the foregoing resolution, together with such amendments and modifications thereof as shall be made therein with the approval of such officer or officers, the execution of which shall be conclusive evidence of such approval; and

RESOLVED FURTHER, that any and all acts heretofore done, and any and all documents, instruments and certificates heretofore executed and delivered, in the name and on behalf of the Company, in connection with the transactions contemplated by the Merger Agreement are hereby ratified and approved.

[The remainder of this page has been intentionally left blank.]

The undersigned has executed this Action By Written Consent of the Stockholders as of the date set forth below.

STOCKHOLDER

Signature of Stockholder	Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)

Printed Name of Stockholder	Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)

Date:

[Signature Page to Action By Written Consent of the Stockholders]

Annex A

ANNEX A

MERGER AGREEMENT

[attached]

Annex B

ANNEX B

FORM OF JOINDER

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Support Agreement dated as of [●] [●], 20[●] (the “Support Agreement”) by and between Parent and the stockholder of the Company that is party thereto as the same may be amended, supplemented or otherwise modified from time to time. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●] [●], 20[●]

By:
Name:
Title:

Address for Notices:

With copies to:

Annex C

ANNEX C

FORM OF REGISTRATION RIGHTS AND LOCKUP AGREEMENT

[attached]

Exhibit C

Registration Rights AND LOCK-UP Agreement

Exhibit C

Amended and restated Registration Rights and Lockup Agreement

This Amended and Restated Registration Rights and Lockup Agreement (this “Agreement”), is made as of [●], 2020, by and among DiamondPeak Holdings Corp., a Delaware corporation (“Parent”), and each of the parties listed on Schedule A that is a signatory hereto (each, a “Stockholder” and collectively, the “Stockholders”) and will be effective as of the Effective Time (as defined in the Merger Agreement (as defined below)) or, in respect of any Stockholder that executes this Agreement thereafter, at the time of such execution. Any capitalized terms used but not defined herein will have the meaning ascribed to such term in the Merger Agreement.

Recitals

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of August 1, 2020 (as the same may be further amended, modified or otherwise supplemented from time to time, the “Merger Agreement”), by and among Parent, DPL Merger Sub Corp., a Delaware corporation and a wholly owned Subsidiary of Company (“Merger Sub”), and Lordstown Motor Corp., a Delaware corporation (the “Company”), Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned Subsidiary of Parent (the “Merger”);

WHEREAS, in connection with the consummation of the Transactions, certain Stockholders will receive shares of Class A common stock of Parent, par value $0.0001 per share (the “Common Stock”), as consideration in the Transactions in respect of their equity interests held in the Company as of immediately prior to the consummation of the Transactions;

WHEREAS, the Sponsors currently hold an aggregate of 7,000,000 shares (the “Sponsor Shares”) of Class B common stock of Parent, par value $0.0001 per share, which, upon the consummation of the Transactions, will automatically be converted into 7,000,000 shares of Common Stock;

WHEREAS, the Sponsors currently hold an aggregate of 5,066,667 redeemable warrants to purchase, at an exercise price of $11.50 per share, shares of Common Stock (the “Private Placement Warrants”);

WHEREAS, Parent and the Sponsors are parties to that certain Registration Rights Agreement, dated as of February 27, 2019 (the “Prior Registration Rights Agreement”);

WHEREAS, the parties to the Prior Registration Rights Agreement desire to amend and restate the Prior Registration Rights Agreement, to provide for certain rights and obligations included herein and to include the Stockholders identified herein;

WHEREAS, concurrently with the execution of the Merger Agreement, Parent has entered into subscription agreements with certain investors, pursuant to which such investors will subscribe for, and Parent will issue, unregistered shares of Common Stock (the “PIPE Investment”);

WHEREAS, the PIPE Investment will be consummated concurrently with the consummation of the Merger;

WHEREAS, Brown Gibbons Lang & Company (“BGL”) will be issued warrants to purchase shares of Common Stock (the “BGL Warrants”) pursuant to that that certain Letter Agreement, dated as of July 24, 2020, by and between BGL and the Company; and

WHEREAS, in connection with the execution of the Merger Agreement, the parties hereto desire to enter into this Agreement to provide for certain rights and obligations included herein and to grant certain registration rights to the Stockholders holding Registrable Securities as set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements and provisions contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

Article I.
DEFINITIONS

Section 1.01 Definitions.

The following definitions shall apply to this Agreement:

“A&R Bylaws” means the amended and restated bylaws of Parent adopted in connection with the consummation of the Transactions, as the same may be amended, modified, supplemented or restated from time to time.

“A&R Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, as filed on the Closing Date with the Secretary of the State of Delaware and as the same may be amended, modified, supplemented or restated from time to time

“Adverse Disclosure” means any public disclosure of non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of Parent, after consultation with counsel to Parent, (i) would be required to be made in any Registration Statement or Prospectus for the applicable Registration Statement or Prospectus not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed or was not effective and available for use, and (iii) Parent has a bona fide business purpose for not making such information public.

“Affiliate” with respect to any Person, has the meaning ascribed to such term under Rule 12b-2 promulgated by the SEC under the Exchange Act.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means all applicable provisions of constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority.

“BGL” has the meaning set forth in the Recitals.

“BGL Warrants” has the meaning set forth in the Recitals.

“Blackout Period” has the meaning set forth in Section 3.04(d).

“BlackRock Entities” means BlackRock Credit Alpha Master Fund L.P. and HC NCBR Fund.

“BlackRock Subscription Agreements” means the Subscription Agreements, dated February 14, 2019, by and between Parent and each of the BlackRock Entities.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

“Closing” means the closing of the Transactions.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the Recitals.

“control” (i) with respect to any Person, has the meaning ascribed to such term under Rule 12b-2 promulgated by the SEC under the Exchange Act, and (ii) with respect to any Interest, means the possession, directly or indirectly, of the power to direct, whether by agreement, contract, agency or otherwise, the voting rights or disposition of such Interest.

“Demanding Holders” has the meaning set forth in Section 3.02(a).

“DP Sponsor” means DiamondPeak Sponsor LLC, a Delaware limited liability company.

“Effectiveness Date” has the meaning set forth in Section 3.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Group” means, with respect to a Person who is an individual, (i) such individual’s spouse and descendants (whether natural or adopted), parents and such parent’s descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), (ii) such individual’s executor or personal representative, (iii) any trust, the trustee of which is such individual or such individual’s executor or personal representative and which at all times is and remains solely for the benefit of such individual and/or such individual’s relatives or (iv) an endowed trust or other charitable foundation, but only if such individual or such individual’s executor or personal representative maintains control over all voting and disposition decisions.

“Filing Deadline” has the meaning set forth in Section 3.01(a).

“General Motors” means GM EV Holdings LLC, General Motors LLC and their respective Affiliates.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Interest” means the capital stock or other securities of Parent or any Affiliate thereof or any other interest or financial or other stake therein, including, without limitation, Parent Equity Interests.

“Joinder Agreement” means the joinder agreement in form and substance of Exhibit A attached hereto.

“Key Stockholder Lockup Period” has the meaning set forth in Section 2.01(b).

“Key Stockholders” mean DP Sponsor, BGL, the Majority Stockholder and Workhorse Group Inc.

“Lockup Period” has the meaning set forth in Section 2.01(c).

“Majority Stockholder” means Stephen S. Burns.

“Majority Stockholder Lockup Period” has the meaning set forth in Section 2.01(c).

“Maximum Number of Securities” has the meaning set forth in Section 3.02(d).

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Minimum Amount” has the amount set forth in Section 3.02(a).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Organizational Documents” means the A&R Bylaws and the A&R Charter.

“own” or “ownership” (and derivatives of such terms) means (i) ownership of record and (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act (but without regard to any requirement for a security or other interest to be registered under Section 12 of the Securities Act).

“Parent” has the meaning set forth in the preamble.

“Parent Equity Interest” means Common Stock or any other equity securities of Parent, or securities exchangeable or exercisable for, or convertible into, such other equity securities of Parent.

“Permitted Transfers” has the meaning set forth in Section 2.03(b).

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Piggyback Registration” has the meaning set forth in Section 3.03(a).

“Prior Registration Rights Agreement” has the meaning set forth in the recitals.

“Private Placement Warrants” has the meaning set forth in the recitals.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” shall mean (i) the Private Placement Warrants, including the shares of Common Stock issued or issuable upon the exercise of any Private Placement Warrants; (ii) any outstanding shares of Common Stock held by a Stockholder as of the Effective Time, after giving effect to the Transactions (including, for the avoidance of doubt, the PIPE Investment and the conversion of the Sponsor Shares), (iii) any shares of Common Stock issuable upon the exercise of the BGL Warrants held by BGL as of the Effective Time, and (iv) any other equity security of Parent issued or issuable with respect to any such share of Common Stock to a Stockholder by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by Parent and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC) (“Rule 144”) (but with no volume, current public information or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws;

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for Parent;

(E) reasonable fees and disbursements of all independent registered public accountants of Parent incurred specifically in connection with such Registration (including the expenses of any “comfort letters” required by or incident to such performance); and

(F) reasonable fees and expenses of one (1) legal counsel selected by the Demanding Holders in connection with an Underwritten Offering, not to exceed $75,000.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Release Date” means the last consecutive trading day where the Volume Weighted Average Share Price equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar transactions) for at least twenty (20) out of thirty (30) consecutive trading days, with such thirty (30) consecutive trading days commencing not earlier than 150 days after the Closing.

“Representative” means, with respect to any Person, any director, officer, employee, consultant, financial advisor, counsel, accountant or other agent of such Person.

“Rule 144” has the meaning set forth in the definition of Registrable Securities.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsors” means DP Sponsor and the BlackRock Entities.

“Sponsor Shares” shall have the meaning set forth in the Recitals.

“Stockholders” has the meaning set forth in the preamble.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Suspension Event” has the meaning set forth in Section 3.01(c).

“Suspension Period” has the meaning set forth in Section 3.04(d).

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, does not directly or indirectly own or have the right to acquire any outstanding Common Stock.

“Transactions” means the transactions contemplated by the Merger Agreement and the other Transaction Documents.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Interest owned by a Person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any Interest owned by a Person.

“Transfer Agent” means AST or any successor transfer agent with respect to the Common Stock duly appointed by Parent.

“Underwriter” or “Underwriters” means a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a Registration in which securities of Parent are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Offering Request” has the meaning set forth in Section 3.02(a).

“Underwritten Offerings Cap” has the meaning set forth in Section 3.02(b).

“Volume Weighted Average Share Price”, with respect to any trading day, means the volume-weighted average share price of the Common Stock as displayed on Parent’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day.

Article II.
Lockup

Section 2.01 General Restrictions on Transfer.

(a) Except as permitted by Section 2.02, DP Sponsor shall not Transfer any shares of Common Stock beneficially owned or owned of record by it until the earlier of: (i) the date that is one (1) year from the Closing or (ii) the Release Date.

(b) Except as permitted by Section 2.02, none of General Motors, Workhorse Group Inc. or BGL shall Transfer any shares of Common Stock beneficially owned or owned of record by it until the date that is six (6) months from the Closing. (each of the periods described in clauses (a) and (b), a “Key Stockholder Lockup Period”).

(c) Except as permitted by Section 2.02, the Majority Stockholder shall not Transfer:

i. any shares of Common Stock beneficially owned or owned of record by the Majority Stockholder until the date that is one (1) year from the Closing; and

ii. more than fifty percent (50%) of the shares of Common Stock beneficially owned or owned of record by the Majority Stockholder as of the date of this Agreement, until the date that is two (2) years from the Closing (each of (i)-(ii), a “Majority Stockholder Lockup Period” and, together with the Key Stockholder Lockup Periods, the “Lockup Periods”));

provided, that the Majority Stockholder shall not, at any time, Transfer any shares of Common Stock if, immediately following such Transfer, the Majority Stockholder would be the beneficial owner and owner of record of fewer than the number of shares that would be required to satisfy any outstanding indemnification claim made by Parent pursuant to the Merger Agreement.

(d) Following the expiration of a Lockup Period, the Stockholder to whom such Lockup Period previously applied may sell such number of shares of Common Stock or BGL Warrants that are no longer subject to the Lockup Period without restriction under this Agreement, other than the restriction set forth in Section 2.03(c) below.

(e) Prior to the expiration of each Lockup Period applicable to a Stockholder, such Stockholder may not assign or delegate such Stockholder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with such Transfer of Common Stock or BGL Warrants pursuant to Section 2.02.

(f) The provisions of this Section 2.01 shall not apply to the BlackRock Entities (it being acknowledged and agreed that such BlackRock Entities shall remain subject to the lockup provisions contained in their respective BlackRock Subscription Agreements)

Section 2.02 Permitted Transfers

(a) Transfer to Third Party Purchaser. The provisions of Section 2.01 shall not apply to any Transfer by any Stockholder pursuant to a merger, stock sale, consolidation or other business combination of Parent with a Third Party Purchaser approved by the board of directors of Parent that results in a change in control of Parent.

(b) Transfers for Estate Planning. Notwithstanding Section 2.01, any Stockholder who is a natural Person, so long as the applicable transferee executes a counterpart signature page to this Agreement agreeing to be bound by the terms of this Agreement applicable to such Stockholder, shall be permitted to make the following Transfers:

i. any Transfer of shares of Common Stock or BGL Warrants by such Stockholder to its Family Group without consideration (it being understood that any such Transfer shall be conditioned on the receipt of an undertaking by such transferee to Transfer such shares of Company Stock to the transferor if such transferee ceases to be a member of the transferor’s Family Group); provided, that no further Transfer by such member of such Stockholder’s Family Group may occur unless such Transfer is made (A) in compliance with the provisions of this Agreement or (B) to a charitable organization; and

ii. upon the death of any Stockholder who is a natural Person, any distribution of any such shares of Common Stock or BGL Warrants owned by such Stockholder by the will or other instrument taking effect at death of such Stockholder or by applicable laws of descent and distribution to such Stockholder’s estate, executors, administrators and personal representatives, and then to such Stockholder’s heirs, legatees or distributees; provided, that a Transfer by such transferor pursuant to this Section 2.02(b)(ii) shall only be permitted if a Transfer to such transferee would have been permitted if the original Stockholder had been the transferor.

(c) Transfers to Affiliates. Notwithstanding Section 2.01, each Stockholder shall be permitted to Transfer from time to time any or all of the Common Stock or BGL Warrants owned by such Stockholder to any of its wholly-owned Subsidiaries or to a person or entity wholly owning such Stockholder, so long as the applicable transferee executes a counterpart signature page to this Agreement agreeing to be bound by the terms of this Agreement applicable to such Stockholder.

Section 2.03 Miscellaneous Provisions Relating to Transfers

(a) Legend. In addition to any legends required by Applicable Law, each certificate representing Common Stock shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A Registration Rights and Lockup AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF PARENT). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH AGREEMENT.”

(b) Prior Notice. At least three (3) Business Days of prior notice shall be given to Parent by the transferor of any Common Stock or BGL Warrants that is subject to a Lockup Period but the Transfer of which is permitted by Section 2.02(b) or Section 2.02(c). Prior to the consummation of any such permitted Transfer, or prior to any Transfer pursuant to which rights and obligations of the transferor under this Agreement are assigned in accordance with the terms of this Agreement, the transferring Stockholder shall cause the transferee to execute and deliver to Parent a Joinder Agreement and agree to be bound by the terms and conditions of this Agreement and shall provide any documents required by the Transfer Agent to consummate such Transfer. Upon any Transfer by any Stockholder of any of its Common Stock or BGL Warrants, in accordance with the terms of this Agreement and which is made in conjunction with the assignment of such Stockholder’s rights and obligations hereunder, the transferee thereof shall be substituted for, and shall assume all the rights and obligations under this Agreement, of the transferor thereof.

(c) Compliance with Laws. Notwithstanding any other provision of this Agreement, each Stockholder agrees that it will not, directly or indirectly, Transfer any of its Common Stock or BGL Warrants except as permitted under the Securities Act and other applicable federal or state securities laws.

(d) Null and Void. Any attempt to Transfer any Common Stock or BGL Warrants that is not in compliance with this Agreement shall be null and void, and Parent shall not, and shall cause any transfer agent not to, give any effect in Parent’s stock records to such attempted Transfer and the purported transferee in any such purported Transfer shall not be treated as the owner of such Common Stock or BGL Warrants for any purposes of this Agreement.

(e) Removal of Legends. In connection with the written request of a Stockholder, Parent shall remove any restrictive legend included on the certificates (or, in the case of book-entry shares, any other instrument or record) representing such Stockholder’s and/or its Affiliates’ or permitted transferee’s ownership of Common Stock not subject to Article II hereof, and Parent shall issue a certificate (or evidence of the issuance of securities in book-entry form) without such restrictive legend or any other restrictive legend to the holder of the applicable shares of Common Stock upon which it is stamped, if (i) such shares of Common Stock are registered for resale under the Securities Act and the registration statement for such shares of Common Stock has not been suspended pursuant to Section 3.04 hereof or as otherwise required by the Securities Act, the Exchange Act or the rules and regulations of the SEC promulgated thereunder, or (ii) such shares of Common Stock are sold or transferred pursuant to Rule 144. Following the earlier of (A) the effective date of a Registration Statement registering such shares of Common Stock or (B) Rule 144 becoming available for the resale of such shares of Common Stock without volume or manner-of-sale restrictions, Parent, upon the written request of the Stockholder or its permitted transferee and the provision by such Person of an opinion of reputable counsel reasonably satisfactory to Parent and the Transfer Agent, shall instruct the Transfer Agent to remove the legend from such shares of Common Stock (in whatever form) and shall cause Parent counsel to issue any legend removal opinion required by the Transfer Agent. Any fees (with respect to the Transfer Agent, Parent counsel, or otherwise) associated with the removal of such legend (except for the provision of the legal opinion by the Stockholder or its permitted transferee to the Transfer Agent referred to above) shall be borne by Parent. If a legend is no longer required pursuant to the foregoing, Parent will no later than five (5) Business Days following the delivery by any Stockholder or its permitted transferee to Parent or the Transfer Agent (with notice to Parent) of a legended certificate (if applicable) representing such shares of Common Stock and, to the extent required, a seller representation letter representing that such shares of Common Stock may be sold pursuant to Rule 144, and a legal opinion of reputable counsel reasonably satisfactory to Parent and the Transfer Agent, deliver or cause to be delivered to the holder of such Parent Equity Interests a certificate representing such shares of Common Stock (or evidence of the issuance of such shares of Common Stock in book-entry form) that is free from all restrictive legends.

Section 2.04 Majority Stockholder Indemnification

(a) Subject to the limitations on liability set forth in the Merger Agreement, if there is determined to be any Loss indemnifiable pursuant to the Merger Agreement, Parent shall have recourse for such Loss from Lockup Shares that are then held by the Majority Stockholder, and the Majority Stockholder hereby agrees to transfer to Parent the amount of outstanding Lockup Shares for which the Majority Stockholder is liable pursuant to the Section 8.2 of the Merger Agreement.

(b) In the event of any conflict between this Section 2.04 and the terms and conditions of the Merger Agreement, the terms and conditions of the Merger Agreement shall govern and control.

Article III.
Registration rights

Section 3.01 Registration Statement

(a) Filing. Within forty-five (45) days after the date of the consummation of the Merger (the “Filing Deadline”), Parent shall file with the SEC (at Parent’s sole cost and expense) a Registration Statement registering the resale of the Registrable Securities, and Parent shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 120th calendar day if the SEC notifies Parent that it will “review” any or all of the Registration Statement) following the Filing Deadline (such date, the “Effectiveness Date”); provided, however, that Parent’s obligations to include the Registrable Securities held by any Stockholder in the Registration Statement are contingent upon such Stockholder furnishing in writing to Parent such information regarding such Stockholder, the securities of Parent held by such Stockholder and the intended method of disposition of the Registrable Securities as shall be reasonably requested by Parent to effect the registration of the Registrable Securities, and shall execute such documents in connection with such registration as Parent may reasonably request that are customary of a selling stockholder in similar situations.

(b) Effectiveness. Parent shall use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement until the earliest of (i) the date on which the all Registerable Securities may be resold without volume or manner of sale limitations pursuant to Rule 144, (ii) the date on which such Registerable Securities have actually been sold and (iii) the date which is two (2) years after the consummation of the Merger. For purposes of clarification, any failure by Parent to file the Registration Statement by the Filing Deadline or to effect such Registration by the Effectiveness Date shall not otherwise relieve Parent of its obligations to file or effect the Registration Statement set forth in this Section 3.01.

(c) Delay. Notwithstanding anything to the contrary in this Agreement, Parent shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require any Stockholder not to sell under the Registration Statement or to suspend the effectiveness thereof, if Adverse Disclosure would be required (each such circumstance, a “Suspension Event”); provided, however, that Parent may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days per occasion, or more than one hundred and twenty (120) total calendar days, during any twelve (12)-month period. Upon receipt of any written notice from Parent of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related Prospectus contains a Misstatement, each Stockholder agrees that (i) such Stockholder will immediately discontinue offers and sales of the Common Stock under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Stockholder receives copies of a supplemental or amended Prospectus (which Parent agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives written notice from Parent that such Stockholder may resume such offers and sales, and (ii) such Stockholder will maintain the confidentiality of any information included in such written notice delivered by Parent unless otherwise required by Applicable Law or subpoena. If so directed by Parent, each Stockholder will deliver to Parent or, in such Stockholder’s sole discretion destroy, all copies of the Prospectus covering the Common Stock in such Stockholder’s possession; provided, however, that this obligation to deliver or destroy all copies of the Prospectus covering the Common Stock shall not apply (i) to the extent such Stockholder is required to retain a copy of such Prospectus (1) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

Section 3.02 Underwritten Offering.

(a) Right to Underwritten Offerings. Subject to the conditions of this Section 3.02, any Stockholder may, by providing written notice to Parent, request to sell all or part of its Registrable Securities that are registered by the Registration Statement contemplated by Section 3.01 and not subject to Article II hereof (any such Stockholder a “Demanding Holder” and, collectively, the “Demanding Holders”) in an Underwritten Offering. Each request for an Underwritten Offering (a “Underwritten Offering Request”) shall specify the number of Registrable Securities intended to be offered and sold by such Stockholder pursuant to the Underwritten Offering. Promptly (but in any event within ten (10) days) after receipt of an Underwritten Offering Request, Parent shall give written notice of the Underwritten Offering Request to all other Stockholders. Such notice shall offer such Stockholders the opportunity to include in the Underwritten Offering such number of Registrable Securities as each such Stockholder may request. Each such Stockholder shall make such request in writing to Parent within five (5) Business Days after the receipt of any such notice from Parent. Parent shall not be required to effect an Underwritten Offering unless the reasonably expected aggregate gross proceeds from the offering of the Registrable Securities to be registered in connection with such Underwritten Offering are at least $75,000,000 (the “Minimum Amount”) and shall not be required to effect an underwritten offering pursuant to an Underwritten Offering within ninety (90) days of the completion of a previous Underwritten Offering.

(b) Selection of Underwriters and Number of Registrations. Parent shall, upon receipt of such Underwritten Offering Request, enter into an underwriting agreement in a form as is customary in Underwritten Offerings of equity securities with the managing Underwriter or Underwriters selected by Parent after consultation with the Demanding Holders and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters to expedite or facilitate the disposition of such Registrable Securities; provided, however, that Parent shall have no obligation to facilitate or participate in more than two (2) Underwritten Offerings pursuant to this Section 3.02 for any Stockholder (and not more than four (4) Underwritten Offerings for all Stockholders in the aggregate) (the “Underwritten Offerings Cap”); provided further that if an Underwritten Offering is commenced but terminated prior to the pricing thereof for any reason, such Underwritten Offering will not be counted as an Underwritten Offering pursuant to this Section 3.02.

(c) Underwriting Agreement. In connection with any Underwritten Offering contemplated by this Section 3.02, the underwriting agreement into which each Demanding Holder, any participating Stockholder and Parent shall enter shall contain such representations, covenants, indemnities (subject to Article V) and other rights and obligations as are customary in underwritten offerings of equity securities. If requested by the Underwriters in connection with any Underwritten Offering, any Stockholder that holds Registrable Securities and has the right to participate in such Underwritten Offering pursuant to Section 3.02(a) (other than those Stockholders who are not participating in the Underwritten Offering and who together with such Stockholder’s Affiliates “beneficially own” (as such term is defined under and determined pursuant to Rule 13d-3 under the Exchange Act) less than 3.0% of the Company’s issued and outstanding Common Stock) shall enter into a customary lockup agreement in connection therewith not to exceed ninety (90) days from the pricing of such Underwritten Offering.

(d) Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises Parent, the Demanding Holders and other participating Stockholders that the dollar amount or number of Registrable Securities that the Demanding Holders desire to sell, taken together with all Common Stock or other equity securities that Parent or any other Stockholder desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then Parent shall include in such Underwritten Offering, as follows:

i. first, the Registrable Securities of the Demanding Holders and other participating Stockholders pro rata based on the respective number of Registrable Securities that each Demanding Holder and participating Stockholder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders and participating Stockholders have requested be included in such Underwritten Offering that can be sold without exceeding the Maximum Number of Securities;

ii. second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that Parent desires to sell, which can be sold without exceeding the Maximum Number of Securities; and

iii. third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) and clause (ii), Common Stock or other equity securities of persons or entities that Parent is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons, pro rata, which can be sold without exceeding the Maximum Number of Securities.

(e) Each Demanding Holder and participating Stockholder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Offering pursuant to this Section 3.02 for any or no reason whatsoever upon written notification to Parent and the Underwriter or Underwriters of its intention to withdraw from such Underwritten Offering prior to the public announcement of such Underwritten Offering and, in the case of the Demanding Holder that withdraws all of its Registrable Securities, it shall no longer be considered an Underwritten Offering for purposes of the Underwritten Offerings Cap for that Demanding Holder; provided, however, that upon the withdrawal of an amount of Registrable Securities that results in the remaining amount of Registrable Securities included by the Demanding Holders and participating Stockholders in such Underwritten Offering being less than the Minimum Amount, Parent may cease all efforts to complete the Underwritten Offering and, for the avoidance of doubt, if such efforts are ceased, such Underwritten Offering shall not count against the Underwritten Offerings Cap, in the aggregate or for any Stockholder. Notwithstanding anything to the contrary in this Agreement, Parent shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this Section 3.02.

Section 3.03 Piggyback Registration Rights.

(a) If at any time Parent proposes to file a registration statement under the Securities Act with respect to an Underwritten Offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of Parent on a form that would permit registration of Registrable Securities, other than a registration statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Stockholders, (iii) for an offering of debt that is convertible into equity securities of Parent, (iv) for a dividend reinvestment plan or (v) on Form S-4, then Parent shall give written notice of such proposed filing to all of the Stockholders as soon as practicable but not less than ten (10) days before the anticipated filing date of such registration statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Stockholders the opportunity to register the sale of such number of Registrable Securities as such Stockholders may request in writing within five (5) days after receipt of such written notice (in the case of an “overnight” or “bought” offering, such requests must be made by the Stockholders within one (1) Business Day after the delivery of any such notice by Parent) (such Registration a “Piggyback Registration”); provided, however, that if Parent has been advised by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Stockholders will have an adverse effect on the price, timing or distribution of the Common Stock in the Underwritten Offering, then (A) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), Parent shall not be required to offer such opportunity to the Stockholders or (B) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Stockholders shall be determined based on the provisions of this Section 3.03.

(b) Subject to this Section 3.03, Parent shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Stockholders pursuant to this Section 3.03 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of Parent included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. If no written request for inclusion from a Stockholder is received within the specified time, each such Stockholder shall have no further right to participate in such Underwritten Offering. All such Stockholders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 3.03 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by Parent.

(c) If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises Parent and the Stockholders participating in the Piggyback Registration that the dollar amount or number of shares of Common Stock that Parent desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Stockholders hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to this Section3.03, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of Parent, exceeds the Maximum Number of Securities, then:

i. If the Registration is undertaken for Parent’s account, Parent shall include in any such Registration:

(A) first, shares of Common Stock or other equity securities that Parent desires to sell, which can be sold without exceeding the Maximum Number of Securities;

(B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), pro rata to (i) the Registrable Securities of Stockholders exercising their rights to register their Registrable Securities pursuant to this Section 3.03 and (ii) shares of Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of Parent, which can be sold without exceeding the Maximum Number of Securities;

ii. If the Registration is pursuant to a demand by persons or entities other than the Stockholders pursuant to separate written contractual arrangements, then Parent shall include in any such Registration:

(A) first, shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Stockholders, which can be sold without exceeding the Maximum Number of Securities;

(B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), pro rata to (i) the Registrable Securities of Stockholders exercising their rights to register their Registrable Securities pursuant to this Section 3.03, (ii) shares of Common Stock or other equity securities that Parent desires to sell, and (iii) shares of Common Stock or other equity securities for the account of other persons or entities that Parent is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

iii. Any Stockholder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to Parent and the Underwriter or Underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the public announcement of such Underwritten Offering. Parent (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, Parent shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 3.03.

(d) For purposes of clarity, any Registration effected pursuant to Section 3.03 hereof shall not be counted as a Registration effected under Section 3.02 hereof.

Section 3.04 Parent Procedures.

(a) General Procedures. If and whenever Parent is required to effect the registration of any Registrable Securities pursuant to this Agreement, Parent shall use its commercially reasonable efforts to effect and facilitate the registration, offering and sale of such Registrable Securities in accordance with the intended method of disposition thereof as promptly as is practicable and, pursuant thereto, Parent shall as expeditiously as possible and as applicable:

i. prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by Parent or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all of such Registrable Shares have been disposed of (if earlier) in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

ii. prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Stockholders included in such Registration, and to one legal counsel selected by such Stockholders, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration (including each preliminary Prospectus), and such other documents as the Underwriters and the Stockholders included in such Registration or the legal counsel for any such Stockholders may request in order to facilitate the disposition of the Registrable Securities owned by such Stockholders.

iii. prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Stockholders included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of Parent and do any and all other acts and things that may be necessary or advisable to enable the Stockholders included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Parent shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

iv. cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by Parent are then listed;

v. provide a Transfer Agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

vi. advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

vii. at least two (2) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

viii. notify the Stockholders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.04(d) hereof;

ix. permit a representative of the Stockholders (such representative to be selected by a majority of the participating Stockholders), the Underwriters, if any, and any attorney or accountant retained by such Stockholders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause Parent’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to Parent, prior to the release or disclosure of any such information; and provided further, Parent may not include the name of any Stockholder or Underwriter or any information regarding any Stockholder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Stockholder or Underwriter and providing each such Stockholder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments Parent shall include unless contrary to Applicable Law;

x. obtain a “cold comfort” letter (including any necessary “bring-down cold comfort letter” as may be required or requested by any Underwriter on the date any Registrable Securities are delivered for sale pursuant to Registration) from Parent’s independent registered public accountants in the event of an Underwritten Offering which the participating Stockholders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Stockholders;

xi. on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing Parent for the purposes of such Registration, addressed to the Stockholders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Stockholders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Stockholders;

xii. in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

xiii. make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of Parent’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

xiv. if the Registration involves the Registration of Registrable Securities in an Underwritten Offering in excess of the Minimum Amount, use its reasonable efforts to make available senior executives of Parent to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

xv. otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Stockholders, in connection with such Registration.

(b) Registration Expenses. The Registration Expenses of all Registrations shall be borne by Parent. It is acknowledged by the Stockholders that the Stockholders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Stockholders.

(c) Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of Parent pursuant to a Registration initiated by Parent hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by Parent and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lockup agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

(d) Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from Parent that a Registration Statement or Prospectus contains a Misstatement, each of the Stockholders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that Parent hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by Parent that the use of the Prospectus may be resumed (any such period, a “Suspension Period”). If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require Parent to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to Parent for reasons beyond Parent’s control, Parent may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by Parent to be necessary for such purpose (any such period, a “Blackout Period”). In the event Parent exercises its rights under the preceding sentence, the Stockholders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. Parent shall immediately notify the Stockholders of the expiration of any period during which it exercised its rights under this Section 3.04(d). Notwithstanding anything to the contrary in this Section 3.04, in no event shall any Suspension Period or any Blackout Period continue for more than ninety (90) days in the aggregate during any 365-day period.

(e) Reporting Obligations. As long as any Stockholder shall own Registrable Securities, Parent, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Parent after the Effective Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Stockholders with true and complete copies of all such filings. Parent further covenants that it shall take such further action as any Stockholder may reasonably request, all to the extent required from time to time to enable such Stockholder to sell shares of Common Stock held by such Stockholder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any Stockholder, Parent shall deliver to such Stockholder a written certification of a duly authorized officer as to whether Parent has complied with such requirements.

Section 3.05 Indemnification and Contribution

(a) Parent agrees to indemnify, to the extent permitted by law, each Stockholder, its officers and directors and each person who controls such Stockholder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any Misstatement or alleged Misstatement, except insofar as the such Misstatement or alleged Misstatement caused by or contained in any information furnished in writing to Parent by such Stockholder expressly for use in such Registration Statement or Prospectus. Parent shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Stockholder.

(b) In connection with any Registration Statement in which a Stockholder is participating, such Stockholder shall furnish to Parent in writing such information and affidavits as Parent reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify Parent, its directors and officers and agents and each person who controls Parent (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any Misstatement, but only to the extent that such Misstatement is contained in any information or affidavit so furnished in writing by such Stockholder expressly for use in such Registration Statement or Prospectus; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Stockholders holding Registrable Securities, and the liability of each such Stockholder holding Registrable Securities shall be in proportion to and limited to the net proceeds received by such Stockholder from the sale of Registrable Securities pursuant to such Registration Statement. The Stockholders shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of Parent.

(c) Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided. that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Article III shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. Parent and each Stockholder participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event Parent’s or such Stockholder’s indemnification is unavailable for any reason.

(e) If the indemnification provided under Section 3.05 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Stockholder under this Section 3.05(e) shall be limited to the amount of the net proceeds received by such Stockholder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 3.05(a), (b) and (c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection Section 3.05(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 3.05(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 3.05(e) from any person who was not guilty of such fraudulent misrepresentation.

Article IV.
MISCELLANEOUS

Section 4.01 Release of Liability.

In the event any Stockholder shall Transfer all of the Common Stock held by such Stockholder in compliance with the provisions of this Agreement (including, without limitation, if accompanied with the assignment of rights and obligations hereunder, the execution and delivery by the transferee of a Joinder Agreement) without retaining any interest therein, then such Stockholder shall cease to be a party to this Agreement and shall be relieved and have no further liability arising hereunder for events occurring from and after the date of such Transfer, except in the case of fraud or intentional misconduct.

Section 4.02 Obligations to Parent.

Nothing in this Agreement shall be deemed to provide to any Stockholder any rights in favor of any other Stockholder. All commitments made hereunder are made solely to Parent and may not be enforced by any other Stockholder.

Section 4.03 Notices.

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) when delivered in person or by a nationally recognized overnight courier (with written confirmation of receipt), (b) upon receipt of confirmation of successful transmission if sent by facsimile or (c) upon receipt if sent by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses identified on the signature page.

Section 4.04 Interpretation.

For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 4.05 Headings.

The headings and other captions in this Agreement are for convenience and reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

Section 4.06 Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 4.07 Entire Agreement.

This Agreement and the Organizational Documents constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or conflict between this Agreement and any Organizational Document, the Stockholders and Parent shall, to the extent permitted by Applicable Law, amend such Organizational Document to comply with the terms of this Agreement.

Section 4.08 Amendment and Modification; Waiver.

This Agreement may be amended only by a written instrument signed by (a) Parent and (b) the Stockholders (for so long as the Stockholder continue to own Common Stock; provided, however, that no such amendment shall materially adversely change the rights or obligations of any Stockholder disproportionately generally vis a vis other Stockholders party to this Agreement without the written approval of such disproportionately affected Stockholder. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Parent shall not waive any provision of this Agreement without the written consent of the Stockholders (for so long as the Stockholder continues to own Common Stock).

Section 4.09 Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and transferees. Neither this Agreement nor any right, benefit, remedy, obligation or liability arising hereunder may be assigned by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no effect; provided, that a Stockholder may assign any and all of its rights under this Agreement, together with its Common Stock, to a permitted assignee or transferee in compliance with Section 2.02 hereof (and such transferee or assignee shall be deemed to be a member of the any of the above mentioned groups to which the transferor belonged).

Section 4.10 No Third-Party Beneficiaries.

This Agreement is for the sole benefit of the parties hereto and their respective successors and assigns and transferees and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.11 Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

Section 4.12 Equitable Remedies.

Each party hereto acknowledges that the other parties hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement.

Section 4.13 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 4.14 Jurisdiction and Venue; Waiver of Jury Trial.

Each party hereto hereby irrevocably consents to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court therein in connection with any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO, AND AGREES NOT TO REQUEST, TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.15 Additional Securities Subject to Agreement

Each Stockholder agrees that any other Parent Equity Interests which it shall hereafter acquire by means of a stock split, stock dividend, distribution or exercise of warrants or options immediately after the consummation of the Transactions shall be subject to the provisions of this Agreement to the same extent as if held on the Effective Time.

Section 4.16 Further Assurances

Each party to this Agreement shall cooperate and take such action as may be reasonably requested by another party to this Agreement in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Parent:

DiamondPeak Holdings Corp., a Delaware corporation

By:	Name: Title:

Stockholders:

By:	Name: Title:

Address

_________________________________

EXHIBIT A

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Amended & Restated Registration Rights and Lockup Agreement dated as of [•], 2020 (as the same may be amended from time to time, the “RRL Agreement”) among DiamondPeak Holdings Corp., a Delaware corporation , and the Stockholders (as defined thereto).

Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the RRL Agreement.

The Joining Party hereby acknowledges and agrees that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party under the RRL Agreement as of the date hereof and shall have all of the rights and obligations of the Stockholder from whom it has acquired the Common Stock (to the extent permitted by the RRL Agreement) as if it had executed the RRL Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the RRL Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: _________________, 20[ ]

[NAME OF JOINING PARTY]

By:__________________________
Name:
Title:

Address for Notices:

AGREED ON THIS [ ] day of [ ], 20[ ]:

By:__________________________
Name:
Title:

SCHEDULE A

Stockholders

Name	Address
GM EV Holdings LLC
Stephen S. Burns
Workhorse Group Inc.
DiamondPeak Sponsor LLC
BlackRock Credit Alpha Master Fund L.P.
HC NCBR Fund
Brown Gibbons Lang & Company

Exhibit D

Amended and Restated Parent Charter

EXHIBIT D

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DIAMONDPEAK HOLDINGS CORP.

[●], 2020

DiamondPeak Holding Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “DiamondPeak Holdings Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 13, 2018 (the “Original Certificate”).

2. The Corporation amended and restated the Original Certificate on February 27, 2019 (as amended and restated, the “First Amended and Restated Certificate”).

3. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

4. This Second Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of Delaware.

5. The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

Article I
NAME

The name of the corporation is Lordstown Motors Corp. (the “Corporation”).

Article II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Article IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 312,000,000 shares, consisting of (a) 300,000,000 shares of Class A common stock (the “Common Stock”) and (b) 12,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Article V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitute the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined. Directors shall be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Article VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by a Chairman of the Board, a Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Article VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended after the effectiveness of this Second Amended and Restated Certificate to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Article IX
AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article IX.

Article X
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 10.1 Forum.

(a) Subject to Section 10.1(b), unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the laws of the State of Delaware, including, but not limited to: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; or (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws (in each case, as they may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, shall be a state court located within the State of Delaware (or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

(b) Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act of 1933 or any rule or regulation promulgated thereunder (in each case, as amended) shall be the federal district court for the District of Delaware (or, if such court does not have jurisdiction over such action, any other federal district court of the United States); provided, however, that if the foregoing provisions of this Section 10.1(b) are, or the application of such provisions to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act of 1933 or any rule or regulation promulgated thereunder (in each case, as amended) shall be the Court of Chancery of the State of Delaware.

(c) Notwithstanding anything to the contrary in this Second Amended and Restated Certificate, the foregoing provisions of this Section 10.1 shall not apply to any action seeking to enforce any liability, obligation or duty created by the Securities Exchange Act of 1934 or any rule or regulation promulgated thereunder (in each case, as amended).

(d) To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 10.1.

Article XI
SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows]

IN WITNESS WHEREOF, DiamondPeak Holdings Corp. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

DiamondPeak Holdings Corp.

By:
Name:
Title:

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Exhibit E

Surviving Corporation Charter

EXHIBIT E

FORM OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LORDSTOWN MOTORS CORP.

Article I

The name of the corporation is DPL Merger Sub Corp. (the “Corporation”).

Article II

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the corporation at that address is Corporation Service Company.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

Article IV

The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, and the par value of each such share is $0.0001.

Article V

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by statute. All rights conferred upon stockholders herein are granted subject to this reservation.

Article VI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation, but the stockholders may adopt additional bylaws and may amend or repeal any bylaw whether adopted by them or otherwise.

Article VII

The number of directors that will constitute the whole Board of Directors shall be determined in the manner set forth in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

*****

IN WITNESS WHEREOF, the undersigned have signed this certificate of incorporation this _____ day of _____, 2020.

Name:
Title:

[Signature Page to Certificate of Incorporation]

Exhibit F

Amended and Restated Bylaws of Surviving Corporation

EXHIBIT F

FORM OF

BY-LAWS OF

DPL MERGER SUB CORP.

As Amended and Restated Effective [●]

BYLAWS

OF

DPL MERGER SUB CORP.

ARTICLE I

Stockholders

Section 1.1. Annual Meetings. An annual meeting of stockholders of DPL Merger Sub Corp. (the “Corporation”) for the election of directors and for the transaction of any other proper business shall be held at such date, time and place either within or without the State of Delaware, or may not be held at any place, but may instead be held solely by means of remote communication, as may be designated by the Corporation’s board of directors (the “Board of Directors”) from time to time.

Section 1.2. Special Meetings. Special meetings of stockholders of the Corporation may be called at any time by the chairperson of the Board of Directors (the “Chair”), if any, the vice chairperson of the Board of Directors (the “Vice Chair”), if any, the president of the Corporation (the “President”), or the Board of Directors, to be held at such date, time and place either within or without the State of Delaware, or may not be held at any place, but may instead be held solely by means of remote communication, as may be stated in the notice of the meeting. A special meeting of stockholders of the Corporation shall be called by the secretary of the Corporation (the “Secretary”) upon the written request, stating the purpose of the meeting, of stockholders of the Corporation who together own of record a majority of the outstanding shares of each class of stock of the Corporation entitled to vote at such meeting.

Section 1.3. Notice of Meetings.

(a) Whenever stockholders of the Corporation are required or permitted to take any action at a meeting, a written notice of the meeting shall be given stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders of the Corporation and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders of the Corporation entitled to vote at the meeting, if such date is different from the record date for determining stockholders of the Corporation entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law, the written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder of the Corporation entitled to vote at such meeting as of the record date for determining the stockholders of the Corporation entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder of the Corporation at such stockholder’s address as it appears on the records of the Corporation.

(b) In addition, if a stockholder of the Corporation has consented to receive notices by a form of electronic transmission, then, so long as such consent has not been properly revoked by such stockholder or deemed revoked pursuant to Section 232(a) of the General Corporation Law of the State of Delaware, as may be amended from time to time (the “DGCL”), such notice, by (i) facsimile telecommunication, or by electronic mail, shall be deemed to be given when directed to a number or an electronic mail address, respectively, at which such stockholder has consented to receive notice, (ii) by a posting on an electronic network together with separate notice to such stockholder of such specific posting shall be deemed given, upon the later of (A) such posting, and (B) the giving of such separate notice, and (iii) any other form of electronic transmission, such notice shall be deemed to be given when directed to such stockholder.

(c) For purposes of these bylaws (these “Bylaws”), “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(d) Notice shall be deemed to have been given to all stockholders of the Corporation of record who share an address if notice is given in accordance with the “householding” rules set forth in the rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, in each case as may be amended from time to time, and Section 233 of the DGCL.

Section 1.4. Adjournments and Postponements.

(a) Subject to applicable law, any meeting of stockholders of the Corporation, annual or special, may be adjourned from time to time, to reconvene at the same or some other place, if any, thereof, and the means of remote communications, if any, and notice need not be given of any such adjourned meeting if the time and place and/or means of remote communication (as applicable) thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of the Corporation of record entitled to vote at such meeting.

(b) In addition, subject to applicable law, any meeting of stockholders of the Corporation, annual or special, may be postponed by the Board of Directors at any time before such meeting has been convened, and such postponement shall be considered a cancellation of the originally noticed meeting. Notice of the postponed meeting shall be given to each stockholder of the Corporation of record entitled to vote at the meeting.

Section 1.5. Quorum.

(a) At each meeting of stockholders of the Corporation, except where otherwise provided by applicable law or the certificate of incorporation, as may be amended, restated, or amended and restated from time to time in accordance with its terms (the “Charter”) or these Bylaws, the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote on a matter at the meeting, present in person or represented by proxy, shall constitute a quorum. In the absence of a quorum of the holders of any class of stock of the Corporation entitled to vote on a matter, either (i) the holders of such class so present or represented may, by majority vote, adjourn the meeting of such class from time to time in the manner provided by Section 1.4(b) of these Bylaws until a quorum of such class shall be so present or represented or (ii) the chairperson of the meeting may on his or her own motion adjourn the meeting from time to time in the manner provided by Section 1.4(b) of these Bylaws until a quorum of such class shall be so present and represented without the approval of the stockholders of the Corporation who are present in person or represented by proxy and entitled to vote, without notice other than announcement at the meeting.

(b) Shares of the Corporation’s own capital stock belonging on the record date for determining stockholders of the Corporation entitled to vote at the meeting to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 1.6. Organization. Meetings of stockholders of the Corporation shall be presided over by the Chair, if any, or, in the absence of the Chair or if the Chair is unable to act, by the Vice Chair, if any, or, in the absence of the Vice Chair or if the Vice Chair is unable to act, by the President or, in the absence of the President or if the President is unable to act, by a vice president of the Corporation or, in the absence of the foregoing persons or if the foregoing persons are unable to act, by a chairperson designated by the Board of Directors or, in the absence of such designation or if such designee is unable to act, by a chairperson chosen at the meeting. The Secretary or, in the absence of the Secretary or if the Secretary is unable to act, an assistant secretary of the Corporation, shall act as secretary of the meeting, but in the absence of the Secretary and any assistant secretary of the Corporation or if neither is able to act, the chairperson of the meeting may appoint any person to act as secretary of the meeting. The order of business at each such meeting shall be as determined by the chairperson of the meeting. The chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls.

Section 1.7. Voting; Proxies.

(a) Unless otherwise provided in the Charter, each stockholder of the Corporation entitled to vote at any meeting of stockholders of the Corporation shall be entitled to one vote for each share of capital stock of the Corporation held by such stockholder who has voting power upon the matter in question.

(b) Each stockholder of the Corporation entitled to vote at a meeting of stockholders of the Corporation or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

(c) A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally; provided, however, that a stockholder of the Corporation may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary. Voting at meetings of stockholders of the Corporation need not be by written ballot and need not be conducted by inspectors unless the holders of a majority of the outstanding shares of all classes of stock of the Corporation entitled to vote thereon present in person or represented by proxy at such meeting shall so determine.

(d) Directors shall be elected by a plurality of the votes of the shares of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the election of directors. In all other matters, unless otherwise provided by applicable law or by the Charter or these Bylaws, the affirmative vote of the holders of a majority of the shares of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders of the Corporation.

Section 1.8. Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the stockholders of the Corporation entitled to notice of any meeting of stockholders of the Corporation or any adjournment thereof or, if necessary, any postponement thereof effected pursuant to Section 1.4(b) of these Bylaws, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders of the Corporation entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders of the Corporation entitled to notice of and to vote at a meeting of stockholders of the Corporation shall be at the close of business in the State of Delaware on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business in the State of Delaware on the day next preceding the day on which the meeting is held. A determination of stockholders of the Corporation of record entitled to notice of or to vote at a meeting of stockholders of the Corporation shall apply to any adjournment of the meeting or, if necessary, any postponement of the meeting effected pursuant to Section 1.4(b) of these Bylaws; provided, however, that the Board of Directors may fix a new record date for determination of stockholders of the Corporation entitled to vote at the adjourned or, if necessary, any postponed meeting, and in such case shall also fix as the record date for stockholders of the Corporation entitled to notice of such adjourned or postponed meeting the same or an earlier date as that fixed for determination of stockholders of the Corporation entitled to vote in accordance with the foregoing provisions of this Section 1.8 at the adjourned or postponed meeting.

(b) In order that the Corporation may determine the stockholders of the Corporation entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders of the Corporation entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders of the Corporation are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders of the Corporation entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders of the Corporation entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders of the Corporation for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 1.9. List of Stockholders Entitled to Vote. The Secretary shall prepare and make, at least ten days before every meeting of stockholders of the Corporation, a complete list of the stockholders of the Corporation entitled to vote at the meeting; provided, however, if the record date for determining the stockholders of the Corporation entitled to vote is less than ten days before the meeting date, the list shall reflect the stockholders of the Corporation entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing in this Section 1.9 shall require the Corporation to include electronic mail addresses or other electronic content information on such list. Such list shall be open to the examination of any stockholder of the Corporation for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (a) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders of the Corporation entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder of the Corporation who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder of the Corporation during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 1.10. Consent of Stockholders in Lieu of Meeting.

(a) Unless otherwise provided in the Charter, any action required by applicable law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to (i) its registered office in the State of Delaware by hand or by certified mail or registered mail, return receipt requested, (ii) its principal place of business or (iii) an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders of the Corporation are recorded.

(b) Every written consent shall bear the date of signature of each stockholder of the Corporation who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by this Section 1.10 to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to (i) its registered office in the State of Delaware by hand or by certified or registered mail, return receipt requested, (ii) its principal place of business or (iii) an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

(c) A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder of the Corporation or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written and signed for the purposes of this Section 1.10; provided, that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder of the Corporation or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or other electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation by delivery to (A) its registered office in the State of Delaware by hand or by certified or registered mail, return receipt requested, (B) its principal place of business or (C) an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission, may be otherwise delivered to the principal place of business of the Corporation or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the Board of Directors, these Bylaws or the Charter. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided, that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

(d) Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in this Section 1.10.

(e) Any person executing a consent may provide, whether through instruction to an agent or otherwise, that such a consent will be effective at a future time (including a time determined upon the happening of an event), no later than sixty days after such instruction is given or such provision is made, if evidence of such instruction or provision is provided to the Corporation. Unless otherwise provided, any such consent shall be revocable prior to its becoming effective.

ARTICLE II

Board of Directors

Section 2.1. Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by applicable law or the Charter. The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by the Board of Directors. Directors need not be stockholders of the Corporation.

Section 2.2. Election; Term of Office; Death; Resignation; Removal; Vacancies.

(a) Each director shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any director may resign at any time upon written notice to the Board of Directors or to the President or the Secretary. Such resignation shall be effective when it is delivered unless the resignation specifies a later effective date or an effectiveness determined upon the happening of an event or events, in which case it shall be effective at such later date or upon the happening of such event or events, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective.

(b) Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares of the Corporation then entitled to vote at an election of directors.

(c) Unless otherwise provided in the Charter or these Bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders of the Corporation having the right to vote as a single class or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director elected or appointed to fill a vacancy shall hold office until the next annual meeting of the stockholders of the Corporation and his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

Section 2.3. Regular Meetings. Subject to Section 2.5 of these Bylaws, regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine, and if so determined notice thereof need not be given.

Section 2.4. Special Meetings. Subject to Section 2.5 of these Bylaws, special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chair, if any, the Vice Chair, if any, the President or by any two directors. Reasonable notice thereof shall be given by the person or persons calling the meeting.

Section 2.5. Participation in Meetings by Conference Telephone Permitted. Unless otherwise restricted by the Charter or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or of such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.5 shall constitute presence in person at such meeting.

Section 2.6. Quorum; Vote Required for Action. Unless the Charter provides otherwise, at all meetings of the Board of Directors, one-third of the entire Board of Directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Charter or these Bylaws shall require a vote of a greater number. In case at any meeting of the Board of Directors a quorum shall not be present, the members of the Board of Directors present may adjourn the meeting from time to time until a quorum shall be present.

Section 2.7. Organization. Meetings of the Board of Directors shall be presided over by the Chair, if any, or, in the absence of the Chair or if the Chair is unable to act, by the Vice Chair, if any, or, in the absence of the Vice Chair or if the Vice Chair is unable to act, by the President or, in the absence of the President or if the President is unable to act, by a vice president of the Corporation or, in the absence of the foregoing persons or if the foregoing persons are unable to act, by a chairperson designated by the Board of Directors at the meeting. The Secretary or, in the absence of the Secretary or if the Secretary is unable to act, an assistant secretary of the Corporation, shall act as secretary of the meeting, but in the absence of the Secretary and any assistant secretary of the Corporation, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8. Action by Directors Without a Meeting. Unless otherwise restricted by the Charter or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing, or by electronic transmission and the writing or writings or electronic transmission or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than sixty days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 2.8 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

Section 2.9. Compensation of Directors. Unless otherwise restricted by the Charter or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors.

ARTICLE III

Committees

Section 3.1. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation (if any) to be affixed to all papers that may require it, but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders of the Corporation, any action or matter (other than the election or removal of directors) expressly required by applicable law to be submitted to stockholders of the Corporation for approval; (b) adopting, amending or repealing these Bylaws; or (c) removing or indemnifying directors.

Section 3.2. Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may adopt, amend or repeal rules for the conduct of its business. In the absence of a provision by the Board of Directors or a provision in the rules of such committee to the contrary, a majority of the directors then serving on such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.

ARTICLE IV

Officers

Section 4.1. Officers; Election. From time to time, the Board of Directors shall elect a President and a Secretary, and it may, if it so determines, elect from among its members a Chair and a Vice Chair. The Board of Directors may also elect one or more vice presidents, one or more assistant vice presidents, one or more assistant secretaries or such other officers of the Corporation as the Board of Directors may deem desirable or appropriate and may give any of them such further designations or alternate titles as it considers desirable. Any number of offices of the Corporation may be held by the same person unless the Charter or these Bylaws provide otherwise. The election of an officer of the Corporation shall not of itself create contractual rights.

Section 4.2. Term of Office; Death; Resignation; Removal; Vacancies. Unless otherwise provided in the resolution of the Board of Directors electing any officer of the Corporation, each officer of the Corporation shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any officer of the Corporation may resign at any time upon written notice to the Board of Directors or to the President or the Secretary of the Corporation. Such resignation shall be effective when it is delivered unless the resignation specifies a later effective date or an effectiveness determined upon the happening of an event or events, in which case it shall be effective at such later date or upon the happening of such event or events, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. The Board of Directors may remove any officer of the Corporation with or without cause at any time. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board of Directors at any regular or special meeting.

Section 4.3. Powers and Duties. The officers of the Corporation shall have such powers and duties in the management of the Corporation as shall be stated in these Bylaws or in a resolution of the Board of Directors that is not inconsistent with these bylaws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Secretary shall have the duty to record the proceedings of the meetings of the stockholders of the Corporation, the Board of Directors and any committees in a book to be kept for that purpose. Unless otherwise required by applicable law, all contracts or other agreements, understandings, arrangements or instruments of the Corporation shall be executed on behalf of the Corporation by the President or any vice president of the Corporation, such other employee of the Corporation authorized in writing by the President or any vice president of the Corporation, with such limitations or restrictions as may be authorized by the Board of Directors. In case any officer is absent, or for any other reason that the Board of Directors may deem necessary or desirable, the President or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director. The Board of Directors may require any employee of the Corporation (including, without limitation, any officer of the Corporation) or any agent of the Corporation to give security for the faithful performance of his or her duties.

ARTICLE V

Stock

Section 5.1. Stock Certificates. The shares of stock in the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares of the Corporation represented by a certificate theretofore issued until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution or resolutions by the Board of Directors, every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation, representing the number of shares of stock in the Corporation owned by such holder. If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile or other reliable reproduction. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. Except as otherwise expressly provided by applicable law, the rights and obligations of the holders of uncertificated shares of the Corporation and the rights and obligations of the holders of certificates representing stock of the same class and series of stock of the Corporation shall be identical.

Section 5.2. Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock or uncertificated shares of the Corporation in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

ARTICLE VI

Miscellaneous

Section 6.1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

Section 6.2. Seal. The Corporation may have a corporate seal that shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 6.3. Waiver of Notice of Meetings of Stockholders, Directors and Committees. Whenever notice is required to be given under applicable law or any provision of the Charter or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders of the Corporation, directors or members of a committee of directors of the Corporation need be specified in any written waiver of notice unless so required by the Charter or these Bylaws.

Section 6.4. Indemnification and Insurance.

(a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (b) of this Section 6.4 with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized in the first instance by the Board of Directors of the Corporation.

(b) If a claim under paragraph (a) of this Section 6.4 is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, or if a claim for any advancement of expenses under this Section 6.4 is not paid in full within thirty days after the Corporation has received a statement or statements requesting such amounts to be advanced, the claimant may at any time thereafter (but not before) bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim to the fullest extent permitted by law. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, any committee of the Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, any committee of the Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Bylaw shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

(d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

(e) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Bylaw with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(f) The right to indemnification conferred in this Bylaw on the persons entitled thereto shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware requires the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, such advancement shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Bylaw or otherwise.

(g) For the avoidance of doubt, claimant’s right to indemnification and advancement of expenses provided under this Article VI shall (i) vest at the time that such claimant becomes a director or officer of the Corporation or at the time such claimant becomes a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, at the request of the Corporation and (ii) continue as to the claimant even though such claimant may have ceased to be a director or officer of the Corporation.

(h) Any amendment or modification of these Bylaws affecting a claimant’s right to indemnification or the advancement of expenses provided under this Article VI shall not alter the claimant’s right to indemnification or the advancement of expenses with respect to such claimant’s conduct prior to the amendment or modification, without the express written consent of such claimant.

Section 6.5. Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or equivalents, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (a) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders of the Corporation entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders of the Corporation; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders of the Corporation. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.

Section 6.6. Form of Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger (as such term is defined in Section 219(c) of the DGCL), books of account, and minute books, may be kept on, or be in the form of, any information storage device or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible form within a reasonable time, and with respect to the stock ledger, that the records so kept satisfy clauses (i) through (iii) of Section 224 of the DGCL. The Corporation shall so convert any records so kept upon the request of any person entitled by law to inspect such records in accordance with law.

Section 6.7. Conflict with Applicable Law or Certificate of Incorporation. These Bylaws are adopted subject to any applicable law and the Charter. Whenever these Bylaws may conflict with any applicable law or the Charter, such conflict shall be resolved in favor of such law or the Charter, as applicable.

Section 6.8. Amendment of Bylaws. These Bylaws may be amended or repealed, and new bylaws adopted, by the Board of Directors, but the stockholders of the Corporation entitled to vote may adopt additional bylaws and may amend or repeal any bylaw whether or not adopted by them.

Schedule 1.6

DIRECTORS of Parent

Class I Directors (3 Total)		Class II Directors (3 Total)		Class III Directors (3 Total)
1.	Individual nominated by Stephen S. Burns	4.	Individual nominated by General Motors	7.	Individual nominated by Stephen S. Burns

2.	Individual nominated by Stephen S. Burns	5.	Individual nominated by Stephen S. Burns	8.	Individual nominated by DiamondPeak in consultation with Stephen S. Burns

3.	Individual nominated by Stephen S. Burns	6.	Individual nominated by Stephen S. Burns	9.	Individual nominated by DiamondPeak

Schedule 1.6-1